================================================================================


                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  Mizar, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $0.01 per share, of Mizar, Inc.
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
         8,440,982 shares of Common Stock (includes 599,494 shares underlying options to purchase shares of Common Stock)
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         The average of the high and low sale price for shares of Common Stock on March 6, 1998 on the Nasdaq National Market was $5.00 per share
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
         8,440,982 shares of Common Stock x $5.00 per share = $42,204,910
     -------------------------------------------------------------------------


     (5) Total fee due:
         $8,440.98.
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $15,827 - As part of this same transaction, a previous Schedule 14A was filed on November 25, 1997, together with a filing fee of $10,341. Subsequently, the Registrant filed a Registration Statement for the same securities on Form S-4, and paid an additional fee of $5,486, resulting in a total fee of $15,827 including the offset of the previous fee in accordance with Rule 427(b). The Form S-4 has been withdrawn, however, the parties still intend to consummate the transaction on the same terms except that the shares will be sold pursuant to an exemption under the Securities Act of 1933. Because this
         Schedule 14A is being filed in connection with the same transaction, in replacement of all prior filings, the fees from such filings are being applied in accordance with the first sentence of Rule 0-11(a)(2).
     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         Proxy Statement on Schedule 14A and Registration Statement on Form S-4 (File No. 333-42223)
     --------------------------------------------------------------------------


     (3) Filing Party:
         Mizar, Inc.
     --------------------------------------------------------------------------


     (4) Date Filed:
         Previous Schedule 14A (November 25, 1997); Form S-4 (December 15, 1997)

     --------------------------------------------------------------------------

Notes:

                                  MIZAR, INC.
                                2410 LUNA ROAD
                            CARROLLTON, TEXAS 75006

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD APRIL 27, 1998

                               ----------------

To the Stockholders of
Mizar, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Mizar, Inc., a Delaware corporation ("Mizar"), will be held at Mizar's executive offices located at 2410 Luna Road, Carrollton, Texas on April 27, 1998, at 10:00 a.m., Central Standard Time, for the following purposes:

    (1) to consider and vote upon a proposal to issue approximately 8,441,000 shares of Common Stock, $.01 par value, of Mizar ("Mizar Common Stock"), which includes approximately 599,000 shares underlying options, upon the consummation of the transactions contemplated by that certain Share Purchase Agreement, dated as of November 17, 1997 (the "Share Purchase Agreement"), between Mizar and Loughborough Sound Images Limited (formerly Loughborough Sound Images plc), a company registered in England and Wales ("LSI"), whereby Mizar will purchase (the "Share Exchange") the outstanding capital stock of LSI in exchange for shares of Mizar Common Stock and options exercisable therefor, as such Share Purchase Agreement and Share Exchange are more particularly described in the enclosed Proxy Statement;

    (2) to consider and vote upon a proposed amendment to the Mizar, Inc. Stock Option Plan to increase the number of shares of Mizar Common Stock issuable upon exercise of stock options under the plan from 2,177,500 shares to 2,427,500 shares;

    (3) to consider and vote upon an amendment to the Certificate of Incorporation of Mizar to change its name from "Mizar, Inc." to "Blue Wave Systems Inc.;"

    (4) to consider and vote upon an amendment to the Certificate of Incorporation of Mizar to increase the number of authorized shares of Mizar Common Stock from 25 million to 50 million;

    (5) to elect five directors to serve until the next Annual Meeting of Stockholders and until their successors are elected; and

    (6) to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

  Stockholders of record at the close of business on February 27, 1998 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, AND IF YOU ATTEND YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors

                                          John L. Rynearson
                                           Secretary

April 3, 1998
Carrollton, Texas

  THE BOARD OF DIRECTORS OF MIZAR RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ISSUANCE OF THE REQUISITE NUMBER OF SHARES OF MIZAR COMMON STOCK AS CONTEMPLATED BY THE SHARE PURCHASE AGREEMENT AND THE SHARE EXCHANGE, THE AMENDMENT TO THE MIZAR, INC. STOCK OPTION PLAN, THE AMENDMENTS TO MIZAR'S CERTIFICATE OF INCORPORATION TO CHANGE ITS CORPORATE NAME AND TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF MIZAR COMMON STOCK AND THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR SET FORTH IN THE ENCLOSED PROXY STATEMENT.

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF

                                  MIZAR, INC.

                               ----------------

  This Proxy Statement is being furnished to stockholders of Mizar, Inc., a Delaware corporation ("Mizar"), in connection with the solicitation of proxies by the Board of Directors of Mizar for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on April 27, 1998, at Mizar's executive offices located at 2410 Luna Road, Carrollton, Texas (together with any adjournment or postponement thereof, the "Annual Meeting").

  At the Annual Meeting, stockholders of Mizar of record as of the Record Date (as defined) (the "Mizar Stockholders") will consider matters relating to the acquisition by Mizar of the outstanding securities issued by Loughborough Sound Images Limited (formerly Loughborough Sound Images plc), a company registered in England and Wales ("LSI"). Shares of common stock, $.01 par value per share (the "Mizar Common Stock") and options exercisable for shares of Mizar Common Stock will be issued in exchange for all of the outstanding ordinary shares of LSI and all options issued by LSI (the "Share Exchange") in accordance with the Share Purchase Agreement, dated as of November 17, 1997 (the "Share Purchase Agreement"), between Mizar and LSI. In addition, certain of the outstanding preferred shares issued by LSI will be redeemed by LSI, and the rest of such preferred shares will be purchased by Mizar at the time of the Share Exchange. As a result of the Share Exchange, LSI will become a wholly owned subsidiary of Mizar, and the former holders of ordinary shares, warrants and options of LSI (the "LSI Shareholders") will own approximately 60% of the outstanding shares of Mizar Common Stock, on a fully diluted basis.

  The principal executive offices of Mizar are located at 2410 Luna Road, Carrollton, Texas 75006, and its telephone number is (972) 277-4600. The principal executive offices of LSI are located at Loughborough Park, Ashby Road, Loughborough, Leicestershire, LE11 3NE, England, and its telephone number is (44) 1509-634444.

     FOR A SUMMARY OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY MIZAR
          STOCKHOLDERS WITH RESPECT TO THE SHARE EXCHANGE, SEE "RISK
               FACTORS" BEGINNING ON PAGE 14.

  This Proxy Statement and the enclosed Proxy Card are first being mailed to the Mizar Stockholders on February 27, 1998, which is the record date of the Annual Meeting (the "Record Date"), on or about April 3, 1998.

                               ----------------

            THE DATE OF THIS PROXY STATEMENT IS APRIL 3, 1998.

                             AVAILABLE INFORMATION

  Mizar is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed with the Commission by Mizar under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission, which are located as follows: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information filed electronically by Mizar with the Commission, which can be accessed over the internet at http://www.sec.gov.

  LSI is not subject to the informational requirements of the Exchange Act.

  The Mizar Common Stock is listed and traded on the Nasdaq National Market System (the "NMS"). Reports and other information concerning Mizar may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MIZAR. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT, SINCE THE DATE OF THIS PROXY STATEMENT, THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MIZAR AND ITS AFFILIATES OR OF LSI AND ITS AFFILIATES.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information....................................................   ii
Summary of Proxy Statement . . . . . . . ................................    1
Risk Factors.............................................................   14
Annual Meeting...........................................................   17
The Share Exchange.......................................................   18
Summary Comparison of Mizar Common Stock and LSI Stock...................   34
Pro Forma Financial Information..........................................   40
Description of Mizar Capital Stock.......................................   49
Business of Mizar........................................................   51
Market for and Dividends on Mizar Common Stock...........................   55
Mizar Selected Financial Data............................................   56
Mizar Management's Discussion and Analysis of Financial Condition and Re-
 sults of Operations.....................................................   57
Business of LSI..........................................................   60
Absence of Market for and Dividends on LSI's Shares......................   64
LSI Selected Consolidated Financial Data.................................   65
LSI Management's Discussion and Analysis of Financial Condition and Re-
 sults of Operations.....................................................   66
Amendment to Mizar Stock Option Plan.....................................   69
Amendments to Mizar's Certificate of Incorporation.......................   73
Election of Directors....................................................   74
Management...............................................................   75
Security Ownership of Certain Beneficial Owners and Management...........   82
Certain Transactions.....................................................   85
Legal Opinions...........................................................   85
Experts..................................................................   85
Stockholders' Proposals for 1998 Annual Meeting..........................   85
Index to Financial Statements............................................  F-1
Appendix A--Share Purchase Agreement.....................................  A-1
Appendix B--Opinion of Cowen & Company...................................  B-1

                           SUMMARY OF PROXY STATEMENT

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement, including the appendices hereto. The term "Mizar" refers to Mizar, Inc., and the term "LSI" refers to Loughborough Sound Images Limited and its subsidiaries, unless the context otherwise requires. The information contained herein regarding Mizar and its affiliates has been provided by Mizar, and the information contained herein regarding LSI and its affiliates has been provided by LSI.

  This Proxy Statement contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mizar or LSI to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Among the material factors known to Mizar and LSI are general economic and business conditions, competition with other companies and the other factors set forth in "Risk Factors."

RISK FACTORS

  The Mizar Stockholders should carefully evaluate certain risk factors relating to Mizar and the Share Exchange. See "Risk Factors."

PARTIES TO THE SHARE PURCHASE AGREEMENT

  Mizar. Mizar designs, develops and markets multi-processor digital signal processing ("DSP") computing sub-systems, which are used primarily for real-time image and signal processing. Mizar's products are typically sold to original equipment manufacturers in a variety of industries. Many of Mizar's DSP-based product line are ruggedized products, capable of withstanding extremes of temperature, shock, humidity and vibration. Mizar continues to sell its prior generation of non-DSP computing sub-systems primarily to existing commercial customers for industrial automation applications.

  The principal executive offices of Mizar are located at 2410 Luna Road, Carrollton, Texas 75006, and its telephone number is (972) 277-4600.

  LSI. LSI designs, manufactures and markets a broad range of DSP products targeted at the embedded computing market. These products are used by a wide variety of commercial and industrial customers in application markets that include telecommunications, test and measurement, industrial inspection and medical imaging. LSI has offices in the United Kingdom (Loughborough, England), France (Paris), Germany (Munich) and in the United States (Lexington, Massachusetts).

  The principal executive offices of LSI are located at Loughborough Park, Ashby Road, Loughborough, Leicestershire, England, LE11 3NE, and its telephone number is (44) 1509-634444.

SHARE EXCHANGE

  Under the terms of the Share Purchase Agreement and the related Exchange Agreements (as defined below), (i) holders of shares of LSI Stock (as defined below) will receive 94.632 shares (the "Exchange Ratio") of Mizar Common Stock for each share of LSI Stock sold to Mizar, (ii) holders of currently outstanding options (the "LSI Options") granted by LSI under its option plans (the "LSI Option Plans") have the choice of exercising their LSI Options for shares of LSI Stock, which will then be exchanged for shares of Mizar Common Stock, or exchanging their LSI Options for options issued by Mizar that are exercisable for Mizar Common Stock (the "Mizar Options"), and (iii) the holder of the Preferred Shares (as defined below) and the LSI Warrants (as defined below) will exercise the LSI Warrants for shares of LSI Stock, which will then be exchanged for shares of Mizar Common Stock in accordance with the Exchange Ratio. The proceeds received by LSI upon exercise of the LSI Warrants will be used to redeem a portion of the Preferred Shares, and any Preferred Shares not so redeemed will be purchased by Mizar for a price per share equal to the redemption price of such shares. The Share Purchase Agreement provides that the foregoing exchanges of the outstanding securities of LSI will occur under separate security exchange agreements (the "Exchange Agreements") which will be entered into between Mizar and the LSI security holders. The offer by Mizar to enter into the Exchange Agreements will be made by a separate offering circular drafted in accordance with United Kingdom securities laws. The offer and sale by Mizar of the shares of Mizar Common Stock and the Mizar Options will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). Instead, Mizar will issue the shares of Mizar Common Stock and Mizar Options pursuant to an applicable exemption under Regulation S ("Regulation S") of the Securities Act. No securities issued by Mizar in the Share Exchange may be offered or sold in the United States or to any "U.S. person" (as defined in Regulation S) absent an exemption from or registration under the Securities Act. In connection with the Share Exchange, Mizar has granted certain demand registration rights to the LSI security holders providing for the registration of the Mizar Common Stock and the Mizar Options under the Securities Act. As a result of the Share Exchange, LSI will become a wholly owned subsidiary of Mizar, and the LSI Shareholders will receive approximately 7,842,000 shares of Mizar Common Stock and Mizar Options exercisable for approximately 599,000 shares of Mizar Common Stock in exchange for their LSI Stock and LSI Options, which will represent approximately 60% of the outstanding shares of Mizar Common Stock after the Share Exchange, on a fully diluted basis.

  LSI Ordinary Shares. LSI has issued and outstanding 62,747 "A" ordinary shares, (Pounds)1 par value ("A Shares"), and 1 "B" ordinary share, (Pounds)1 par value ("B Shares") (all of the outstanding and issued A Shares and B Shares are referred to as the "LSI Stock"). In addition, 6,335 A Shares are reserved for issuance upon the exercise of the LSI Options. Under the terms of the Share Purchase Agreement and the Exchange Agreements, each LSI Shareholder will receive shares of Mizar Common Stock for each share of LSI Stock tendered to Mizar in the Share Exchange on the basis of the Exchange Ratio.

  LSI Warrants and Preference Shares. LSI has issued and outstanding 5,708,548 preference shares, (Pounds)0.75 par value (the "Preferred Shares"), all of which are owned by Boston Holdings Limited ("Bank Holdings"). In addition, Bank Holdings owns 1 outstanding B Share and warrants (the "LSI Warrants") to subscribe for up to 20,115 B Shares. Mizar and Bank Holdings intend to enter into an Exchange Agreement pursuant to which Bank Holdings will exercise the LSI Warrants for shares of LSI Stock, which, together with its outstanding B Share, will then be exchanged for shares of Mizar Common Stock pursuant to the Share Exchange. All of the proceeds received by LSI upon exercise of the LSI Warrants will be used to redeem Preferred Shares, and any Preferred Shares outstanding after such redemption will be purchased by Mizar for a price per share equal to the redemption price of such shares (which shall include accrued and unpaid dividends thereon).

  LSI Options. Mizar intends to enter into Exchange Agreements with the holders of the LSI Options. Under the terms of these Exchange Agreements, holders of LSI Options may either (i) exercise their LSI Options for shares of LSI Stock immediately prior to the Share Exchange, which will then be exchanged for Mizar Common Stock in accordance with the Exchange Ratio, or (ii) exchange their LSI Options for options issued by Mizar (the "Mizar Options"). The Mizar Options will be on substantially the same terms as the LSI Options, except that (i) the holder of each Mizar Option, upon its exercise in accordance with its terms, will be entitled to receive that whole number of shares of Mizar Common Stock (rounded to the nearest whole share) into which the number of shares of LSI Stock subject to the LSI Option exchanged for such Mizar Option would be exchanged for based upon the Exchange Ratio, and (ii) the exercise price per share of Mizar Common Stock under the Mizar Options shall be equal to the exercise price per share of LSI Stock applicable to such LSI Option immediately prior to the Share Exchange, divided by the Exchange Ratio, and converted into U.S. dollars. The Mizar Options will reflect the fact that a triggering event has occurred under the LSI Options as a result of the Share Exchange.

  Mizar's Rights to Purchase Remaining Minority Shares. In the event that more than 90%, but less than 100%, of LSI's ordinary shares (including shares issuable under the LSI Options) are tendered to Mizar in the

Share Exchange, Mizar intends to purchase compulsorily any such remaining shares held by minority shareholders in accordance with the provisions of section 428-430F of the Companies Act 1985 (as amended by the Companies Act
1989). In respect of any class of shares to which the Share Exchange relates and for which Mizar has received acceptance in respect of not less than 90% of such shares within the four months beginning with the date of Mizar's offer to the LSI Shareholders (which is estimated to begin on April 7, 1998, at the time of the posting of the United Kingdom offering circular describing such offer), Mizar may give notice under section 429 to the holders of the remaining shares of that class that it desires to acquire the remaining shares. Serving such notice under section 429 entitles and binds Mizar to acquire any outstanding shares of LSI that are subject of the notice on the same conditions on which the other LSI Shareholders were offered under the terms of the Share Exchange. At the end of six weeks from the date of service of such Notice, Mizar is required to (i) send a copy of the notice to LSI, (ii) allot the shares of Mizar Common Stock which are the consideration for the acquisition of the shares subject to the notice to LSI, which shall be held by LSI in trust for the minority shareholders entitled to them, and (iii) send to LSI instruments of transfer in respect of the shares that are the subject of the notice. Upon receipt of the foregoing, LSI will then register Mizar as the holder of the shares that are subject of the notice. See "The Share Exchange--Share Exchange--Mizar's Rights to Purchase Remaining Minority Shares."

ANNUAL MEETING

  Date, Time and Place. The Annual Meeting will be held at Mizar's executive offices located at 2410 Luna Road, Carrollton, Texas, on April 27, 1998, at 10:00 a.m., local time.

  Record Date; Quorum. Only Mizar Stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 5,135,976 shares of the Mizar Common Stock outstanding and entitled to vote at the Annual Meeting. Each Mizar Stockholder is entitled to one vote for each share of Mizar Common Stock owned by such Mizar Stockholder, exercisable in person or by properly executed and delivered proxy, at the Annual Meeting. The presence of the holders of at least a majority of the shares of the Mizar Common Stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Annual Meeting.

  Matters to be Voted Upon. At the Annual Meeting, the Mizar Stockholders will be asked to approve a proposal which authorizes the issuance of approximately 8,441,000 shares of Mizar Common Stock pursuant to the Share Exchange, including approximately 599,000 shares reserved for issuance under Mizar Options issued in the Share Exchange and to elect five directors to serve until the next Annual Meeting of Stockholders and until their successors are elected. In addition, the Mizar Stockholders will be asked to approve and adopt (i) an amendment to the Mizar, Inc. Stock Option Plan (the "Mizar Option Plan") to increase the number of shares of Mizar Common Stock subject to such plan from 2,177,500 shares to 2,427,500 shares and (ii) two amendments to Mizar's Certificate of Incorporation, one to change Mizar's corporate name to "Blue Wave Systems Inc." and the other to increase the number of authorized shares of Mizar Common Stock from 25 million to 50 million.

  Votes Required. At the Annual Meeting, the affirmative vote of the holders of at least a majority of the shares of Mizar Common Stock represented in person or by proxy at the Annual Meeting is required to elect the director nominees, to approve the issuance of the shares of Mizar Common Stock pursuant to the transactions contemplated by the Share Exchange and related Share Purchase Agreement and to approve and adopt the amendment to the Mizar Option Plan. The affirmative vote of the holders of at least a majority of the shares of Mizar Common Stock outstanding on the Record Date is required to approve the amendments to Mizar's Certificate of Incorporation to change its name to "Blue Wave Systems Inc." and to increase the number of authorized shares of Mizar Common Stock to 50 million. The directors and executive officers of Mizar and their affiliates (who in the aggregate beneficially owned approximately 29% of the outstanding shares of Mizar Common Stock as of January 31, 1998) have advised Mizar that they will vote their shares in favor of the proposals being presented to the Mizar Stockholders at the Annual Meeting. See "Annual Meeting."

RECOMMENDATION OF BOARD OF DIRECTORS OF MIZAR

  THE BOARD OF DIRECTORS OF MIZAR BELIEVES THAT THE SHARE EXCHANGE IS IN THE BEST INTERESTS OF THE MIZAR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ISSUANCE OF THE SHARES OF MIZAR COMMON STOCK AS CONTEMPLATED BY THE SHARE PURCHASE AGREEMENT. See "The Share Exchange-- Background of the Share Exchange" and "The Share Exchange--Mizar's Reasons for the Share Exchange." THE BOARD OF DIRECTORS OF MIZAR ALSO UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, THE AMENDMENT TO THE MIZAR OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN AND FOR THE AMENDMENTS TO MIZAR'S CERTIFICATE OF INCORPORATION TO CHANGE ITS CORPORATE NAME AND INCREASE THE NUMBER OF AUTHORIZED SHARES OF MIZAR COMMON STOCK.

OPINION OF FINANCIAL ADVISOR OF MIZAR

  Cowen & Company ("Cowen") has delivered its written opinion, dated as of November 10, 1997, to the Board of Directors of Mizar to the effect that, as of the date of its opinion, the financial terms of the Share Exchange are fair to Mizar from a financial point of view. A copy of the opinion of Cowen, which sets forth the assumptions made, procedures followed, other matters considered and limits of Cowen's review, is attached to this Proxy Statement as Appendix B and should be read in its entirety. See "The Share Exchange--Fairness Opinion of Cowen & Company."

CHANGE OF CONTROL; MIZAR BOARD OF DIRECTORS

  As a result of the Share Exchange and related Share Purchase Agreement, the former LSI Shareholders will beneficially own approximately 60% of the outstanding shares of Mizar Common Stock on a fully diluted basis.

  LSI and Mizar agreed in the Share Purchase Agreement to use their reasonable best efforts to choose a mutually acceptable slate of nominees to the Mizar Board of Directors and mutually acceptable Board of Directors for LSI and to cause both current Boards of Directors to take all action necessary to cause the Board of Directors of Mizar and LSI, as applicable, to be increased or decreased as necessary, and take all such other actions as they deem necessary, to cause the persons so chosen to be nominated for the Mizar and LSI Boards of Directors. Mizar and LSI have agreed to nominate the following persons for election to the Mizar Board of Directors: Simon Yates, Sam Smith, John Forrest, Rob Shaddock and John Rynearson.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Mizar Stockholders are not entitled to dissenters' rights or an appraisal of their shares in connection with the issuance of shares under the Share Exchange and related Share Purchase Agreement because, among other things, the Mizar Stockholders will not exchange or otherwise relinquish any shares of Mizar Common Stock as a result of the Share Exchange.

FEDERAL INCOME TAX CONSEQUENCES

  LSI security holders who are not U.S. citizens will not be subject to taxation under the U.S. income tax laws. Mizar Stockholders will not recognize any taxable gains as a result of the Share Exchange. See "The Share Exchange-- Federal Income Tax Consequences."

EFFECTIVE TIME OF THE SHARE EXCHANGE

  It is currently contemplated that the Share Exchange will be consummated as soon as practicable after the Annual Meeting (the time of consummation of the Share Exchange being referred to herein as the "Effective Time").

CONDITIONS TO THE SHARE EXCHANGE

  Each party's obligation to effect the Share Exchange is subject to the satisfaction of a number of conditions in accordance with the terms of the Share Purchase Agreement, most of which may be waived by a specified party or parties. The most significant conditions to consummate the Share Exchange under the Share Purchase Agreement include (i) no material adverse effect having occurred to Mizar's or LSI's business, operations, assets or financial condition or to either party's ability to consummate the transactions contemplated by the Share Purchase Agreement, (ii) Mizar and LSI obtaining all required consents and approvals, (iii) holders of at least 90% of the outstanding LSI Stock (after giving effect to the exercise of the LSI Warrants and the LSI Options prior to the Effective Time) validly tendering their shares to Mizar pursuant to validly executed Exchange Agreements, (iv) the Mizar Stockholders approving the issuance of the shares of Mizar Common Stock to be issued in the Share Exchange, (v) the representations and warranties of each party being true and correct in all material respects as of the Effective Time, except for certain changes that are specifically permitted by the Share Purchase Agreement, (vi) Mr. Simon Yates, the Managing Director of LSI, being elected as the Chief Executive Officer of Mizar, (vii) Bank Holdings exercising the LSI Warrants and tendering any unredeemed Preferred Shares to Mizar in accordance with the applicable Exchange Agreement, (viii) the Board of Directors of Mizar being set as described in "--Board of Directors" above, and
(ix) certain pooling related letters being issued by each of Arthur Andersen LLP, independent accountants for Mizar, and Price Waterhouse, independent accountants for LSI; provided, that Mizar has agreed that if those letters are not delivered by the accountants, Mizar will seek an opinion of a financial advisor that the financial terms of the Share Exchange would be fair to Mizar if the Share Exchange is accounted for as a purchase rather than a pooling of interests. The Share Purchase Agreement also provides that the shares of the Mizar Common Stock to be issued in the Share Exchange were to be registered under the Securities Act and approved for listing on the NMS as a condition to closing of the Share Exchange. LSI has waived those conditions in exchange for Mizar granting certain registration rights to the LSI Shareholders, as described under "Share Exchange--Potential Resales of Shares of Mizar Common Stock Issued in the Share Exchange; Registration Rights; Restrictions on Affiliates."

  Even if the Mizar Stockholders approve the proposals related to the Share Exchange, there can be no assurance that the Share Exchange will be consummated.

MARKET, DIVIDEND AND SHARE PRICE INFORMATION

  The Mizar Common Stock is traded on the NMS (symbol: MIZR). The following table sets forth the high and low sales prices for the periods indicated since Mizar's initial public offering of Mizar Common Stock on September 28, 1995.

   FISCAL YEAR                                                       HIGH   LOW
   -----------                                                       ----- -----
   1996
   First Quarter (9/28/95 to 9/30/95)............................... 9 1/2 9
   Second Quarter................................................... 9 1/2 8 1/8
   Third Quarter.................................................... 8 3/4 5
   Fourth Quarter................................................... 8     5
   1997
   First Quarter.................................................... 7     3 3/4
   Second Quarter................................................... 5 7/8 4
   Third Quarter.................................................... 5 1/8 3 3/4
   Fourth Quarter................................................... 3 7/8 2 3/4
   1998
   First Quarter.................................................... 7 3/8 3 3/8
   Second Quarter................................................... 7 1/4 5 1/2
   Third Quarter ................................................... 6     4 1/8

  On November 19, 1997, the last trading day prior to the issuance of a press release by Mizar stating that it had executed the Share Purchase Agreement, the closing price per share of the Mizar Common Stock as reported on the NMS was $6.125. On March 31, 1998, the last trading day prior to printing of this Proxy Statement, the closing price per share of the Mizar Common Stock as reported on the NMS was $5 1/4.

  On the Record Date, there were approximately 1,500 beneficial holders of the Mizar common stock, of which approximately 65 were record holders. No dividends have been paid to date on the shares of Mizar Common Stock.

  No active trading market exists for any of the shares of any class of capital stock of LSI.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following tables set forth certain unaudited pro forma combined condensed and historical financial data for Mizar and LSI. The following data gives effect to the Share Exchange under the pooling-of-interests method of accounting as if those events had occurred on July 1, 1994 with respect to the statement of operations data, and on December 31, 1997 with respect to the balance sheet data. For further information on the manner in which the summary pro forma financial information was derived, see "Pro Forma Financial Statements." The following data should be read in conjunction with the respective financial statements and notes thereto of Mizar (which have been incorporated by reference) and LSI and with the pro forma financial statements and notes thereto appearing elsewhere in this Proxy Statement.

  The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that could have occurred if the Share Exchange had been consummated on such dates, nor is it necessarily indicative of future operating results or financial position.
                                  MIZAR, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997AND THE SIX MONTHS
                        ENDED DECEMBER 31, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SIX MONTHS
                                                                   ENDED
                                     YEAR ENDED JUNE 30,       DECEMBER 31,
                                   -------------------------  ----------------
                                    1995     1996     1997     1996     1997
                                   -------  -------  -------  -------  -------
STATEMENTS OF OPERATIONS DATA:
Net sales........................  $32,043  $35,194  $34,388  $17,116  $17,657
Cost of sales....................   14,110   15,778   15,295    7,724    7,602
                                   -------  -------  -------  -------  -------
Gross margin.....................   17,933   19,416   19,093    9,392   10,055
Operating expenses:
  Product development &
   engineering...................    5,414    4,980    6,451    3,018    3,361
  Sales and marketing............    4,728    5,040    5,740    2,466    3,761
  General and administrative.....    3,230    4,281    6,696    2,742    2,988
  Loss on assets held for sale...      204      --       --       --       --
                                   -------  -------  -------  -------  -------
    Total operating expenses.....   13,576   14,301   18,887    8,226   10,110
                                   -------  -------  -------  -------  -------
Operating income (loss)..........    4,357    5,115      206    1,166      (55)
Interest and other income........      117      491      611      287      292
Interest expense.................     (447)    (419)    (205)    (162)     (30)
Other, net.......................      539       68       77       39       70
                                   -------  -------  -------  -------  -------
Income from continuing operations
 before provision (benefit) for
 income taxes....................    4,566    5,255      689    1,330      277
Provision (benefit) for income
 taxes...........................      899      291      397      410      (41)
                                   -------  -------  -------  -------  -------
Income from continuing
 operations......................  $ 3,667  $ 4,964  $   292  $   920  $   318
                                   =======  =======  =======  =======  =======
Net income per share from
 continuing operations:
  Basic..........................  $  0.40  $  0.47  $  0.03  $  0.08  $  0.03
                                   =======  =======  =======  =======  =======
  Diluted........................  $  0.34  $  0.41  $  0.02  $  0.07  $  0.03
                                   =======  =======  =======  =======  =======

                                  MIZAR, INC.

          SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash and cash equivalents.............................................. $ 4,489
Marketable securities, at fair value...................................   2,478
Total current assets...................................................  21,124
Total assets...........................................................  25,570
Total liabilities......................................................  10,767
Total stockholders' equity.............................................  14,803

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The unaudited pro forma combined financial statements give effect to the business combination between Mizar and LSI accounted for on a pooling-of-interests basis. The pro forma combined financial statements are based on the respective historical financial statements and the notes thereto. The pro forma combined balance sheet combines Mizar's and LSI's balance sheet as of December 31, 1997. The pro forma combined statements of operations combine Mizar's and LSI's historical statements of operations for each of the three years in the period ended June 30, 1997 and September 30, 1997, respectively, and the unaudited statements of operations for the six months ended December 31, 1997 and December 31, 1996. LSI's historical statements of operations for the years ended September 30, 1997 and 1996 include the same unaudited statement of operations information for the quarter ended September 30, 1997 and 1996, which is included in the six months ended December 31, 1997 and 1996.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented nor is it necessarily indicative of future operating results or financial position.

  These pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Mizar and LSI included or incorporated elsewhere herein. See "Index to Financial Statements."

  Adjustments to the pro forma statements of operations assume the business combination of Mizar and LSI was consummated on July 1, 1994, and the pro forma combined balance sheet assumes the business combination was consummated as of December 31, 1997. The business combination has been accounted for using the pooling-of-interests method of accounting. The following adjustments have been provided in connection with the business combination in accordance with Accounting Principles Board Opinion No. 16:

    1) Reflecting the redemption of Preferred Shares held by Bank Holdings and the elimination of related interest expense. The amount of the redemption is $9,441,000 and is reflected as a reduction in marketable securities and as a reduction in the number of outstanding Preferred Shares, retained earnings, and accrued liabilities.

    2) The exercise of warrants for ordinary shares in LSI held by Bank Holdings. This adjustment is reflected as a $19,000 increase in common stock, a $5,360,000 increase in paid-in-capital and a $5,379,000 increase in marketable securities. The issuance of shares of Mizar Common Stock in exchange for the outstanding shares of LSI is reflected as a $59,000 increase in common stock and a decrease in paid-in-capital.

    3) The accrual of expenses related to the business combination of $2,500,000. This accrual is reflected as an increase in accounts payable and a reduction in retained earnings. This charge will be reflected as an expense in the first accounting period immediately following the consummation of the business combination.

    4) Retained earnings has been decreased and paid in capital has been increased for a $3,500,000 compensation expense entry related to certain variable options of LSI. This non-cash charge will be reflected as an expense in the first accounting period immediately following the consummation of the combination.

                              PROFORMA ADJUSTMENTS

                             MARKETABLE       ACCRUED
                             SECURITIES     LIABILITIES     PREFERENCE SHARES
                            ------------  ----------------  -------------------
                            DEBIT CREDIT   DEBIT   CREDIT    DEBIT     CREDIT
                            ----- ------  ------- --------  --------- ---------
   Adjustment 1............   --  (9,441)    191       --       9,250      (505)
                                                                           (295)
   Adjustment 2............ 5,379    --      --        --         --        --
   Adjustment 3............   --     --      --     (2,500)       --        --
   Adjustment 4............   --     --      --        --         --        --
                            ----- ------  ------  --------  ---------  --------
   Total................... 5,379 (9,441)    191    (2,500)     9,250      (800)
                            ===== ======  ======  ========  =========  ========
   Net Adjustment..........   --  (4,062)    --     (2,309)     8,450       --
                            ===== ======  ======  ========  =========  ========
                                             ADDITIONAL
                            COMMON STOCK  PAID-IN CAPITAL   RETAINED EARNINGS
                            ------------  ----------------  -------------------
                            DEBIT CREDIT   DEBIT   CREDIT    DEBIT     CREDIT
                            ----- ------  ------- --------  --------- ---------
   Adjustment 1............   --     --      --        --         505       --
                                                                  295       --
   Adjustment 2............   --     (19)     59    (5,360)
                                     (59)
   Adjustment 3............   --     --      --        --       2,500       --
   Adjustment 4............   --     --      --     (3,500)     3,500       --
                            ----- ------  ------  --------  ---------  --------
   Total...................   --     (78)     59    (8,860)     6,800       --
                            ===== ======  ======  ========  =========  ========
   Net Adjustment..........   --     (78)    --     (8,801)     6,800       --
                            ===== ======  ======  ========  =========  ========

                                  MIZAR, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents selected historical financial data for Mizar for each of the three fiscal years ended June 30, 1997, and for the six months ended December 31, 1996 and 1997. The data presented is derived from the financial statements of Mizar and should be read in conjunction with the more detailed information and financial statements and notes thereto, of Mizar, which are included elsewhere in this Proxy Statement. In the opinion of the management of Mizar, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year.

                                                                  SIX MONTHS
                                                                     ENDED
                                        YEAR ENDED JUNE 30,      DECEMBER 31,
                                      -------------------------  -------------
                                       1995     1996     1997     1996   1997
                                      -------  -------  -------  ------ ------
STATEMENTS OF OPERATIONS DATA:
Net sales...........................  $14,018  $14,052  $11,507  $6,414 $5,731
Cost of sales.......................    6,330    6,680    5,929   3,144  2,933
                                      -------  -------  -------  ------ ------
Gross margin........................    7,688    7,372    5,578   3,270  2,798
Operating expenses:
  Product development &
   engineering......................    1,577    1,652    2,660   1,133  1,191
  Sales and marketing...............    2,352    2,385    1,780     912  1,033
  General and administrative........      872      968    1,522     634    712
                                      -------  -------  -------  ------ ------
    Total operating expenses........    4,801    5,005    5,962   2,679  2,936
                                      -------  -------  -------  ------ ------
Operating income (loss).............    2,887    2,367     (384)    591   (138)
Interest and other income
 (expense)..........................     (102)     400      595     284    280
                                      -------  -------  -------  ------ ------
Income before provision (benefit)
 for income taxes...................    2,785    2,767      211     875    142
Provision (benefit) for income
 taxes..............................      131     (507)      32      92     25
                                      -------  -------  -------  ------ ------
Net income..........................  $ 2,654  $ 3,274  $   179  $  783 $  117
                                      =======  =======  =======  ====== ======
Net income per share:
  Basic.............................  $  0.83  $  0.72  $  0.04  $ 0.16 $ 0.02
                                      =======  =======  =======  ====== ======
  Diluted...........................  $  0.57  $  0.60  $  0.03  $ 0.14 $ 0.02
                                      =======  =======  =======  ====== ======
Weighted average shares outstanding:
  Basic.............................    3,203    4,543    4,950   4,966  5,078
                                      =======  =======  =======  ====== ======
  Diluted...........................    4,803    5,532    5,475   5,575  5,398
                                      =======  =======  =======  ====== ======

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
BALANCE SHEET DATA:
Cash and cash equivalents..........................................   $ 3,664
Marketable securities..............................................     6,540
Working capital....................................................    13,756
Total assets.......................................................    16,538
Total debt and capital leases......................................       --
Stockholders' equity...............................................    14,581

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The following table presents selected historical consolidated financial data for LSI for each of the three fiscal years ended September 30, 1997, and the six months ended December 31, 1996 and 1997. The data presented for each of the three fiscal years in the period ended September 30, 1997 is derived from the consolidated financial statements of LSI and should be read in conjunction with the more detailed information and consolidated financial statements and notes thereto, of LSI, which are included elsewhere in this Proxy Statement. In the opinion of the management of LSI, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year. LSI's consolidated financial statements have been translated from British pound sterling to United States dollars ($), in accordance with the provisions of FAS 52. The consolidated statement of operations have been translated at an average exchange rate for each period presented and the consolidated balance sheets have been translated at a year-end rate for the date presented.

                                                                 SIX MONTHS
                                          YEAR ENDED                ENDED
                                         SEPTEMBER 30,          DECEMBER 31,
                                    -------------------------  ----------------
                                     1995     1996     1997     1996     1997
                                    -------  -------  -------  -------  -------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales.........................  $18,025  $21,142  $22,881  $10,702  $11,926
Cost of sales.....................    7,780    9,098    9,366    4,580    4,669
                                    -------  -------  -------  -------  -------
Gross margin......................   10,245   12,044   13,515    6,122    7,257
Operating expenses:
 Product development &
  engineering.....................    3,837    3,328    3,791    1,885    2,170
 Sales and marketing..............    2,376    2,655    3,960    1,554    2,728
 General and administrative.......    2,358    3,313    5,174    2,108    2,276
 Loss on disposal of asset........      204      --       --       --       --
                                    -------  -------  -------  -------  -------
 Total operating expenses.........    8,775    9,296   12,925    5,547    7,174
                                    -------  -------  -------  -------  -------
Operating income..................    1,470    2,748      590      575       83
Interest and other income
 (expense):
 Interest expense.................     (238)    (339)    (205)    (162)     (30)
 Interest income..................        5        6       16        3       12
 Other, net.......................      544       73       77       39       70
                                    -------  -------  -------  -------  -------
Total other income (expense)......      311     (260)    (112)   (120)       52
                                    -------  -------  -------  -------  -------
Income before provision for income
 taxes............................    1,781    2,488      478      455      135
Provision (benefit) for income
 taxes............................      768      798      365      318      (66)
                                    -------  -------  -------  -------  -------
Income from continuing
 operations.......................    1,013    1,690      113      137      201
Loss for discontinued operations..   (1,179)  (1,341)  (1,248)   (518)     (137)
                                    -------  -------  -------  -------  -------
Net income (loss).................  $  (166) $   349  $(1,135) $  (381) $    64
                                    =======  =======  =======  =======  =======
Net income (loss).................  $  (166) $   349  $(1,135) $  (381) $    64
Preference share dividends,
 accretion and amortization of
 issuance costs of preference
 shares...........................      --       --      (874)     --      (905)
                                    -------  -------  -------  -------  -------
Net income (loss) available to
 ordinary shareholders............  $  (166) $   349  $(2,009) $  (381) $  (841)
                                    =======  =======  =======  =======  =======
Net income (loss) per share (basic
 and diluted):
 Continuing operations............  $ 16.21  $ 27.04  $(12.79) $  2.19  $(11.81)
 Discontinued operations..........   (18.86)  (21.46)  (20.98)   (8.29)   (2.30)
                                    -------  -------  -------  -------  -------
                                    $ (2.65) $  5.58  $(33.77) $ (6.10) $(14.11)
                                    =======  =======  =======  =======  =======
Weighted average shares
 outstanding......................   62,500   62,500   59,499   62,500   59,622
                                    =======  =======  =======  =======  =======

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................................   $   825
Working capital....................................................     4,414
Total assets.......................................................    13,094
Total debt and capital leases......................................     1,395
Mandatorily redeemable preference shares...........................     8,450
Stockholders' equity...............................................    (1,857)

                           COMPARATIVE PER SHARE DATA

  The following tables set forth unaudited data concerning the net income
(loss) per share and book value per common share for Mizar and LSI (i) on a combined pro forma basis after giving effect to the Share Exchange, (ii) on a historical basis for Mizar, (iii) on a historical basis for LSI per equivalent share of Mizar Common Stock to be issued in the Share Exchange for the capital stock of LSI (as though such shares had been issued at the beginning of the period), and (iv) on a historical basis for LSI. The following comparative per share data should be read in conjunction with the historical financial statements of Mizar, the historical consolidated financial statements of LSI and the Pro Forma Financial Statements, appearing elsewhere in this Proxy Statement.

                                                          YEAR ENDED JUNE 30
                                                                (MIZAR)
                                                           AND SEPTEMBER 30
                                                                 (LSI)
                                       SIX MONTHS ENDED  ---------------------
                                       DECEMBER 31, 1997  1995   1996   1997
                                       ----------------- ------ ------ -------
Net Income (Loss) Per Share:
  Mizar--Basic........................      $ 0.02       $ 0.83 $ 0.72 $  0.04
  --Diluted...........................        0.02         0.57   0.60    0.03
  LSI--From Continuing Operations
   (Basic and Diluted)................      (11.81)       16.21  27.04  (12.79)
  LSI Equivalent Pro Forma............        2.84        32.17  38.80    1.89
  Pro Forma Combined..................        0.03         0.34   0.41    0.02
Book Value Per Share:
  Mizar...............................       $2.84          --     --  $  3.05
  LSI.................................      (29.59)         --     --   (22.76)
  LSI Equivalent Pro Forma............      107.88          --     --   114.50
  Pro Forma Combined..................        1.14          --     --     1.21

                                 RISK FACTORS

  The Mizar Stockholders and LSI Shareholders should carefully evaluate all of the information contained and incorporated by reference in this Proxy Statement, and in addition, should carefully consider the following factors relating to Mizar, LSI and the Share Exchange:

  Technological Change. The market for high performance computer sub-systems and components has traditionally experienced short product life cycles and rapid technological change, requiring high levels of expenditures for research and development. Although Mizar has been engaged in serving the real-time image processing market for several years, it has incorporated multi processor DSP architecture into its product line only since fiscal 1993. Mizar has introduced several DSP products during the past five years and, in order to retain its competitive position, must continue after the Share Exchange to enhance its existing products and LSI's products and must successfully develop and introduce new products. In the event Mizar does not continue to incorporate new advances in DSP technology into its products, Mizar's business will be adversely affected.

  Quarterly Fluctuations. Mizar's and LSI's quarterly financial results may vary significantly depending upon factors such as the timing of significant orders and the timing and success of new product introductions by Mizar and LSI and their competitors. In the most recent fiscal year, Mizar's business has been increasingly dominated by longer customer contracts, and LSI is increasingly entering into larger volume customer contracts. Therefore, the loss of a single contract, or the change in delivery schedules thereunder, can significantly affect quarterly financial results. Factors such as quarterly variations in financial results could cause the market price of the Mizar Common Stock to fluctuate substantially.

  Integration of Mizar and LSI Operations. Mizar and LSI may not be able to successfully integrate their operations, facilities and management following the completion of the Share Exchange. Such integration could also have an adverse effect upon Mizar and LSI's respective relationships with customers and suppliers. The diversion of management time towards such integration may also adversely affect customer support of existing products and the development of new products.

  Defense Industry Customer Concentration. Mizar's DSP products have been sold primarily for defense electronics applications. The federal government has reduced overall defense spending and, in certain cases, delayed or deferred funding for defense applications, which in turn has, in certain occasions, adversely affected Mizar's revenues. Mizar believes, however, that reduced defense spending has increased the demand for efficiency and for upgraded electronics in new and existing defense electronics systems. There can be no assurance that continued defense cutbacks would not adversely affect Mizar's customers and its business. Additionally, there has been extensive consolidation of companies in the defense industry, and further consolidation is possible in the future. There can be no assurance that such consolidation will not adversely affect Mizar. The completion of the Share Exchange will lessen this customer concentration.

  Relationship with TI DSEG/Raytheon Company. Several of Mizar's current DSP products are marketed pursuant to licenses granted by Texas Instrument's Defense Systems and Electronics Group ("TI DSEG"), which is now a subsidiary of Raytheon Company. Mizar has entered into a series of license agreements with TI DSEG relating to the design of several DSP products. These licenses are exclusive, perpetual and world wide, subject to Mizar's payment of required royalties and performance of its other obligations under the licenses. In fiscal 1997, the royalty expense related to these licenses was approximately $225,000. The royalties due pursuant to the majority of these licensing agreements were fully paid up in fiscal 1997. None of the licenses restrict Mizar from developing independently non-licensed designs on a non-royalty basis or allowing the development of designs based on DSP microprocessors from other suppliers. The licensing agreements with TI DSEG have been very beneficial to Mizar and were instrumental to Mizar's entry into the DSP computing sub-system business. These licenses are subject to several restrictions and requirements, and the termination of one or more of these licenses could adversely affect Mizar's business. Additionally, TI DSEG is under no obligation to offer licenses to Mizar with respect to new products developed by TI DSEG. LSI does not operate under product design licenses from TI DSEG, but has entered into commercially available, non-exclusive software user license agreements with Texas Instruments and its affiliates, none of which would materially adversely affect LSI if terminated.

  Commercial Market Uncertainties. Although Mizar has historically served commercial accounts in its non-DSP business, Mizar has limited experience in the marketing and sales of DSP products to commercial customers. Because Mizar's product line is focused towards highly complex and ruggedized products, these products may not be cost competitive for many emerging commercial applications. Many of the commercial applications may require product volumes which are higher than those required by Mizar's defense customers. LSI's experience with commercial customers is expected to benefit Mizar if the Share Exchange is consummated.

  Dependence upon Suppliers and Subcontractors. All of Mizar's products incorporate electronic components available from a limited number of sources. In the event of shortages of any of the single source components, Mizar would be severely impacted. The vendors of these single source components include Texas Instruments, Cypress Semiconductor, Linear Technology, Matsushita, Motorola, Philips, Quality Semiconductor, Quick Logic, Advanced Interconnection Technology and Xilinx. In addition, neither Mizar nor LSI has internal manufacturing capability. In the event that one or more of the several qualified subcontractors currently used by Mizar should cease operations or become unable or unwilling to handle Mizar's requirements, Mizar may be adversely affected. In addition, approximately 60% of LSI's products are based on processors supplied by Texas Instruments or software licensed from them. Other semiconductor manufacturers produce DSP processors with similar functionality to those manufactured by Texas Instruments. Because of LSI's relationships with other DSP processor vendors, substitute products are generally available for most applications. However, because LSI's products are designed specifically to utilize a particular device, the ability to switch manufacturers would be limited by the necessity and expense of modification of each product.

  Dependence on Key Personnel. Mizar and LSI are dependent on their key sales and technical personnel. Mizar's future success will also depend, in part, on its ability to attract and retain highly qualified personnel, which are in high demand in the job marketplace. There can be no assurance that Mizar will be successful in hiring or retaining qualified personnel. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on Mizar's business, financial condition and results of operations. Mizar does not have key-person life insurance on any of its personnel.

  Competition. Mizar participates in a highly competitive industry, which is subject to rapid and innovative technological change. There can be no assurance that future technological changes or the development of new or competitive products by others will not render Mizar's or LSI's current or planned products less competitive or obsolete. Additionally, many of the companies with which Mizar competes have significantly greater financial and other resources than Mizar.

  Year 2000 Compliance. Currently, there is significant uncertainty in the software industry and among software users regarding the impact of the year 2000 on installed software. Software database modifications, and/or implementation modifications, will be required to enable such software to distinguish between 21st and 20th century dates. Mizar uses third-party system software which will need to be modified or replaced in order to address Year 2000 compliance. Mizar considers the cost to become Year 2000 compliant to be a normal operating cost necessary to periodically upgrade system software.

  Limitations of Fairness Opinion. In approving the Share Exchange, the Mizar Board of Directors relied in part upon the fairness opinion of Cowen (as defined), dated November 10, 1997. Such opinion contains several material assumptions and limitations. Further, such opinion has not been updated since such date, nor will it be updated at the date of the closing of the Share Exchange. See "The Share Exchange- Mizar's Reasons for the Share Exchange" and "--Fairness Opinion of Cowen & Company."

                                ANNUAL MEETING

  The Annual Meeting will be held at Mizar's executive offices located at 2410 Luna Road, Carrollton, Texas, at 10:00 a.m., local time, on April 27, 1998. The enclosed proxy being sent to the Mizar Stockholders is being solicited on behalf of the Board of Directors of Mizar for use at the Annual Meeting and any adjournment thereof.

  Matters To Be Voted On. At the Annual Meeting the Mizar Stockholders will be asked to approve the issuance of approximately 8,441,000 shares of Mizar Common Stock (includes approximately 599,000 shares issuable under Mizar Options) in accordance with the Share Exchange and the related Share Purchase Agreement. In addition, the Mizar Stockholders will be asked (i) to approve and adopt an amendment to the Mizar Option Plan to increase the number of shares subject to such plan from 2,177,500 shares to 2,427,500 shares and (ii) to approve two amendments to the Certificate of Incorporation of Mizar, one to change its corporate name to "Blue Wave Systems Inc." and a second to increase the authorized shares of Mizar Common Stock to 50 million. Finally, the Mizar Stockholders will be asked to elect five directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified. In addition, any other business as may properly come before the Annual Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of Mizar knows of no such other business that will be brought before the Annual Meeting as of the date of this Proxy Statement.

  Record Date. Mizar has set the Record Date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting as the close of business on February 27, 1998. As of the Record Date, 5,135,976 shares of the Mizar Common Stock were outstanding and entitled to vote at the Annual Meeting.

  Required Vote. A majority of the Mizar Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Mizar Common Stock outstanding on the Record Date is entitled to one vote. The affirmative votes of a majority of the shares of Mizar Common Stock represented in person or by proxy at the Annual Meeting will be required to approve (i) the issuance of the shares of Mizar Common Stock pursuant to the Share Exchange and related Share Purchase Agreement, (ii) the amendment to the Mizar Option Plan to increase the number of available shares thereunder to 2,427,500 and (iii) the election of the nominees for the Board of Directors of Mizar. The affirmative votes of a majority of outstanding shares of Mizar Common Stock will be required (i) to approve the amendment to the Certificate of Incorporation to change Mizar's corporate name and (ii) to approve the amendment to the Certificate of Incorporation to increase the authorized number of shares of common stock to 50 million shares. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Annual Meeting, but will not be counted for or against the election of director nominees or the proposals to approve the issuance of shares of Mizar Common Stock in accordance with the Share Exchange, the amendments to Mizar's Certificate of Incorporation and the amendment to the Mizar Option Plan. However, because the approval of a majority of the shares present at the Annual Meeting is required to approve the election of director nominees, the issuance of shares of Mizar Common Stock in the Share Exchange and the amendment to the Mizar Option Plan, abstentions will have the same effect as a vote against such proposals. In addition, because the approval of the amendments to Mizar's Certificate of Incorporation requires the approval of a majority of the outstanding shares of Mizar Common Stock, abstention and broker non-votes will also have the same effect as a vote against such proposals. An automated system administered by Mizar's transfer agent will tabulate the votes at the Annual Meeting.

  Proxies. All the shares of Mizar Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions in such proxies. If no contrary instructions are given, the shares of Mizar Common Stock represented thereby will be voted for (i) the issuance of the shares of Mizar Common Stock as contemplated under the Share Purchase Agreement, (ii) the amendment to the Mizar Option Plan, (iii) the amendment to the Mizar Certificate of Incorporation to change its corporate name to "Blue Wave Systems Inc.," (iv) the amendment to the Mizar Certificate of Incorporation to increase the number of authorized shares of Mizar Common Stock to 50 million shares and (v) the election of the nominees named in this Proxy

Statement. Any person executing a proxy may revoke it at any time prior to its exercise. A proxy may be revoked by delivery of written notice of such revocation to the Secretary of Mizar, by a subsequent proxy executed by the person executing the prior proxy and presented before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person by the person executing the proxy.

  Solicitation of Proxies. The cost of the solicitation of proxies for the management of Mizar will be borne by Mizar. In addition to solicitation by mail, some of Mizar's directors, officers and regular employees, without extra compensation, may conduct additional solicitation by facsimile, telephone and personal interview. Mizar may also enlist the assistance of banks, brokerage houses and nominees in additional solicitation of proxies, particularly from persons whose shares of Mizar Common Stock are not registered in the beneficial owners' names.

  Previously Called Special Meeting. In December 1997, Mizar called a special meeting of stockholders to be held on December 30, 1997; however, this special meeting was canceled. Proxies previously solicited for the special meeting were not used and will not be voted at the Annual Meeting.

                              THE SHARE EXCHANGE

INTRODUCTION

  The terms and conditions of the Share Exchange are set forth in the Share Purchase Agreement, the text of which is attached to this Proxy Statement as Appendix A. The summary of the material terms of the Share Purchase Agreement contained in this Proxy Statement is qualified by reference to the complete text of the document.

  Under the terms of the Share Exchange Agreement, the LSI Shareholders will acquire approximately 8,441,000 million shares of Mizar Common Stock (including shares issuable under Mizar Options) or approximately 60% of the outstanding shares of Mizar Common Stock on a fully diluted basis. As a result of the Share Exchange, LSI will become a wholly owned subsidiary of Mizar.

  The Mizar Stockholders will not receive any consideration in the Share Exchange nor will the Share Exchange affect the number of shares held by any stockholder of Mizar.

  Mizar intends to treat the Share Exchange as a pooling-of-interests for financial reporting purposes. See "The Share Exchange--Accounting Treatment."

BACKGROUND OF SHARE EXCHANGE

  The terms of the Share Exchange and related Share Purchase Agreement resulted from arm's length negotiations between representatives of Mizar and LSI. The following is a brief discussion of the background of these negotiations.

  In 1987, LSI entered into a 10-year exclusive distribution agreement with Spectrum Signal Processing Inc., a Canadian company ("Spectrum"), whereby Spectrum became LSI's sole distributor for all of North America. As a result, until July 1997, LSI was contractually prohibited from selling directly into the United States and Canada. In partial exchange for these exclusive distribution rights, LSI obtained an equity stake in Spectrum, which LSI disposed of in 1993. Pursuant to the distribution agreement, Spectrum also had limited rights to manufacture certain LSI products under a license from LSI. See "Business of LSI--Intellectual Property."

  In the ensuing years, Spectrum increased sales of LSI products in North America, supplying both distributed products produced by LSI and licensed products produced by Spectrum. In January 1997, the distribution and licensing agreements were re-negotiated granting Spectrum certain non-exclusive distribution rights through December 1998 and certain licensing rights until December 2003.

  At the same time, LSI began to develop plans for direct sales channels into the North American market. In June 1997, LSI opened a sales office in Lexington, Massachusetts and announced plans to open a second office in the State of California. During the same period, LSI began exploring the option of acquiring a company in the United States, which would give LSI direct sales capability in the U.S. market. In April 1997, LSI entered into an agreement with Bank Boston Capital whereby its subsidiary, Bank Holdings, invested (Pounds)5.5 million in the form of the Preferred Shares, the LSI Warrants and 1 B Share to be used in part to facilitate such an acquisition. Thereafter, LSI began the effort of identifying possible acquisition candidates in order to gain direct sales channels in the U.S. market.

  Since 1993, Mizar's Board has had discussions relating to consolidation of smaller companies in the embedded computing industry. In December 1993, Mr. David Irwin, who was serving as the Chief Executive Officer of Mizar, and Mr. John Marshall, who was serving as Mizar's Senior Vice President of Sales and Marketing, met in Dallas with Mr. Rob Shaddock, a director of LSI, in part to discuss future opportunities for the companies to work together. However, due to the distribution and licensing agreements with Spectrum, further opportunities for the companies to work together were not pursued.

  In September 1995, Mizar completed its initial public offering with a stated goal of participating through acquisitions in the continuing consolidation of the embedded computing industry. After its initial public offering, Mizar evaluated several potential acquisition candidates; however, no recommendations were made to the Mizar Board of Directors with respect to any specific candidates, and no acquisition offers were made.

  In July 1997, several members of Mizar's Board of Directors became aware, through industry contacts, of the possibility that LSI might be interested in exploring merger options with companies such as Mizar. Mr. Irwin contacted Mr. Shaddock in late July, and it was agreed that a preliminary meeting to discuss a merger of LSI and Mizar was of interest to both parties. The parties agreed that Mr. Yates, LSI's Managing Director, would meet Mr. Irwin to discuss the possibility of pursuing such a transaction.

  On August 21, 1997, Mr. Yates and Mr. Irwin met at Schipol Airport, Amsterdam, Netherlands. In the course of their discussion, the concept of a merger of LSI and Mizar was discussed at some length and was deemed to be potentially beneficial to both companies. On August 22, 1997, Mr. Irwin sent a report to the other directors of Mizar suggesting that a merger be further explored and that the issue be discussed at a previously scheduled Board meeting on August 26, 1997. At the August 26 meeting, the Mizar Board of Directors unanimously agreed to explore the opportunity of merging with or otherwise acquiring LSI. The directors also authorized Mr. Irwin to contact the London Managing Director of Cowen to explore their potential involvement as Mizar's financial advisors for such transaction.

  After the meeting of Mizar's Board of Directors, Mr. Irwin communicated their decision to pursue discussions with LSI to Mr. Yates. Messrs. Yates and Irwin agreed that three of Mizar's directors, Mr. Irwin, Mr. Sam Smith and Mr. Robert Smith, would visit LSI the next week for face-to-face discussions with management of LSI. In addition to the foregoing directors of Mizar, Mr. Yates, Mr. Shaddock, Mr. Julian Jenkins, LSI's Finance Director, and Dr. Kevin Parslow, LSI's Sales Director, participated in the discussions of a possible merger of the two companies.

  On September 10, 1997, Messrs. Yates and Shaddock visited Mizar's facilities in Carrollton, Texas to further ascertain their interest in combining with Mizar. Members of Mizar's Board of Directors and other members of Mizar's management team also attended this meeting.

  In September 1997, the Mizar Board of Directors authorized Mr. Irwin to negotiate an engagement letter with Cowen and to act as Mizar's primary negotiator with LSI. The final engagement letter was executed by Mr.

Irwin and a representative of Cowen on September 10, 1997. On September 19, 1997, a mutual Non-Disclosure Agreement was entered into by the two companies to further discussions of a possible merger transaction.

  During the next week, financial information regarding LSI was communicated by Mr. Irwin to Cowen. On September 23, 1997, Mr. Charles Brockenbush, Mizar's Chief Financial Officer, met with Mr. Jenkins at LSI's offices in Loughborough to familiarize each other with the financial aspects of the two companies, and Mr. Sam Smith and Mr. Yates met to discuss management and board governance issues for the surviving companies. On September 24, 1997, Messrs. Irwin, Robert Smith and Brockenbush of Mizar met with Messrs. Jenkins and Yates of LSI and several representatives of Cowen to discuss the finances of each company on a stand-alone basis and on a combined basis.

  On September 25, 1997, Cowen discussed with the parties possible valuation ranges of LSI. A general structure for a combination of Mizar and LSI was agreed upon, whereby Mizar would acquire the outstanding shares of LSI, and Mr. Yates would assume the position as Chief Executive Officer of the combined entity. It was also agreed that Mizar would change its name. After further negotiations, it was agreed that the holders of LSI's outstanding shares, warrants and options would obtain approximately 60% of the stock of Mizar on a fully diluted basis.

  Further meetings were held among the principals of Mizar and LSI in early October 1997, to ascertain mutual business strategies and to negotiate the general terms of the Share Exchange. On October 10, 1997, the parties signed a letter of intent (the "Letter of Intent") providing for the acquisition of LSI by Mizar. The letter of intent stated that an actual transaction would be subject to a number of conditions, including the completion of due diligence, the formal approval of both boards of directors and the negotiation of a definitive purchase agreement.

  During the time period between the execution of the Letter of Intent and the execution of the Share Purchase Agreement, both companies and their respective attorneys, accountants and agents performed due diligence functions and negotiated the terms of the Share Purchase Agreement and related documents. On November 7 and 10, 1997, respectively, the Board of Directors of LSI and the Board of Directors of Mizar met to authorize the execution and delivery of the Share Purchase Agreement. Due to regulatory issues relating to the effect of the Share Exchange on the LSI Warrants and the Preferred Shares, Mizar and LSI delayed the execution of the Share Purchase Agreement until the structure of that exchange was determined to be acceptable with respect to applicable regulations and the pooling-of-interests treatment sought for the Share Exchange. These issues were resolved by the parties on November 17, 1997. Mizar and LSI executed the Share Purchase Agreement on November 17, 1997. The public announcement of the Share Purchase Agreement was delayed until November 20, 1997, the day on which LSI became re-registered as a private company, because of certain United Kingdom regulatory issues relating to the Share Exchange.

MIZAR'S REASONS FOR THE SHARE EXCHANGE

  At its meeting on November 10, 1997, the Mizar Board of Directors received and considered the presentations of the management of Mizar and its legal and financial advisors regarding the Share Exchange. The Mizar Board of Directors concluded that the terms of the Share Purchase Agreement were established through arms' length negotiations with LSI and that the transactions contemplated thereby are fair to, and in the best interest of, Mizar and its stockholders.

  In reaching its determination to approve the Share Exchange, the Mizar Board of Directors considered a number of factors. Listed below are the factors considered by the Mizar Board of Directors. In view of the importance of each factor considered in connection with its evaluation of the Share Exchange, the Mizar Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

  Strategic Factors. The Mizar Board of Directors considered that the Share Exchange would result in Mizar becoming a larger, more diverse technology company with offices worldwide. Specifically, the addition of LSI's sales personnel in European markets and LSI's presence in the telecommunications industry were considered particularly advantageous, since Mizar believes they will expand Mizar's access to the telecommunications market and to the European and Israeli defense industries. Furthermore, the addition of Simon Yates as Chief Executive Officer of Mizar, as the resulting corporate parent company, fills management needs for the Mizar management team. Finally, the Mizar Board of Directors noted Mizar's current dependence on large defense contracts, which have introduced significant quarterly fluctuations into its business. Mizar's Board of Directors believes that the acquisition of LSI through the Share Exchange will enhance the financial stability of Mizar and LSI by reducing the dependence on large defense contracts.

  Analysis of Key Provisions of the Share Purchase Agreement. The Mizar Board of Directors analyzed in particular the following aspects of the Share Purchase Agreement:

    (a) the right of Mizar to negotiate with third parties and terminate the Share Purchase Agreement in the event of an unsolicited alternative proposal, if such action were required in the exercise of the fiduciary duties of the Mizar Board of Directors. If such fiduciary duty termination provision is exercised, Mizar would be obligated to pay LSI $1.0 million (as well as LSI's expenses up to $300,000). The Mizar Board of Directors did not believe the existence of these obligations would preclude any third party from proposing an alternative transaction;

    (b) the fact that the Share Purchase Agreement contains a fixed share exchange ratio and has no provisions that permit adjustments in the value of the consideration to be issued by Mizar to the stockholders of LSI, which provide reasonable assurance to the Mizar stockholders as to the percentage of Mizar that will be owned by them upon completion of the Share Exchange, regardless of changes in the trading price of the Mizar Common Stock; and

    (c) the fact that the Share Purchase Agreement does not contain any termination provision in the event of a decline in the market price of Mizar Common Stock, which insulates the transaction from general market fluctuations.

  Opinion of Cowen. The Mizar Board of Directors considered the presentation of its financial advisor and its written opinion to the effect that, as of November 10, 1997, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Share Exchange is fair to Mizar from a financial point of view. For a summary of such opinion, the assumptions made, the matters considered and the limitations thereon, see "Fairness Opinion of Cowen & Company." The Mizar Board of Directors noted that the opinion of fairness was "from a financial point of view" rather than an opinion as to the fairness generally of the merits of the Share Exchange. The Mizar Board of Directors believed that such qualification meant that the financial advisor was focused solely on the economic terms of the transaction and did not consider the strategic, business, legal or other non-financial aspects of the Share Exchange. Given that the Mizar Board of Directors did not rely upon its financial advisor for strategic, business, legal or other non-financial advice, it did not believe that the limitation of the opinion to a financial point of view constituted a deficiency. The Mizar Board of Directors noted that the opinion contained several factual assumptions, including assumptions relating to the treatment of the LSI stock options, warrants and preferred shares in the Share Exchange. The Mizar Board of Directors did not view these assumptions as material or even necessary, in that it believed that all of the factual assumptions were certain to occur as a result of the structure of the Share Exchange. The Mizar Board of Directors also noted that the fairness opinion would not be updated at any point subsequent to November 10, 1997. The Mizar Board of Directors believed that, in a stock-for-stock transaction, the most relevant financial analysis was of information prior to the announcement of the transaction, since post-announcement trading activity in the Mizar Common Stock would reflect expectations of post-combination results of operations. The Mizar Board of Directors also noted the substantial number of similar transactions in which fairness opinions were not updated after being rendered. Accordingly, the Mizar Board of Directors did not consider the fairness opinion of Cowen to have any material deficiencies or limitations.

  Management's Recommendation. The Mizar Board of Directors received and reviewed presentations from, and discussed the terms and conditions of the Share Purchase Agreement with, executive officers of Mizar and its financial and legal advisors. The Mizar Board of Directors considered management's views of trends in the embedded computing industry, including recent acquisitions and business combinations.

  THE BOARD OF DIRECTORS OF MIZAR BELIEVES THAT THE SHARE EXCHANGE IS IN THE BEST INTERESTS OF THE MIZAR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ISSUANCE OF THE SHARES OF MIZAR COMMON STOCK TO BE ISSUED PURSUANT TO THE SHARE EXCHANGE.

LSI'S REASONS FOR THE SHARE EXCHANGE

  The Board of Directors of LSI believes that the Share Exchange represents an opportunity for holders of LSI Stock to exchange their shares for a security with much greater market liquidity. The Share Exchange also provides LSI Shareholders the ability to participate as a shareholder in a larger, more diverse technology company with offices worldwide. Specifically, the addition of sales personnel in North America, together with an increased presence in the defense industry, were considered advantageous. The Share Exchange will enable LSI to provide greater global support for its products and more rapid development of its direct route to the North American market. Among the other factors considered by the LSI Board of Directors in deciding to proceed with the Share Exchange were the terms and conditions of the Share Purchase Agreement, the recent market prices of Mizar Common Stock, the lack of a public trading market for the LSI Stock, the competitive position of LSI and Mizar and the changing nature of the embedded computing industry, the consideration to be received in the Share Exchange, the tax-free nature of the Share Exchange to the shareholders of LSI and the compatibility of the business philosophies of the two companies. The Board of Directors of LSI also considered that the Share Exchange presents an opportunity to alleviate certain constraints on LSI caused by limited capital and represents a strategic alliance with a company whose experience in closely related markets and products would enhance LSI's technical base and market position. While the Board of Directors did not assign any specific or relative weights in considering the foregoing factors, the Board considered the Share Exchange to be advantageous to the shareholders of LSI.

FAIRNESS OPINION OF COWEN & COMPANY

  Cowen has acted as exclusive financial advisor to the Board of Directors of Mizar in connection with the Share Exchange. Pursuant to an engagement letter dated September 10, 1997 (the "Cowen Engagement Letter"), Mizar retained Cowen to serve as its exclusive financial advisor in connection with the Share Exchange. As part of this assignment, Cowen was asked to render an opinion as to whether the financial terms of the Share Exchange are fair, from a financial point of view, to Mizar. The amount of consideration was determined through negotiations between Mizar and LSI and not pursuant to recommendations of Cowen.

  On November 10, 1997, Cowen delivered certain of its written analyses and its oral opinion to the Mizar Board of Directors and confirmed in writing as of the same date to the effect that, as of such date, the Share Exchange as contemplated in the Share Exchange Agreement is fair, from a financial point of view, to the Company. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED NOVEMBER 10, 1997, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED BY REFERENCE. HOLDERS OF MIZAR COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THIS SUMMARY OF THE MATERIAL TERMS OF THE WRITTEN OPINION OF COWEN SET FORTH HEREIN IS QUALIFIED BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE FULL TEXT OF SUCH OPINION. COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE MIZAR BOARD OF DIRECTORS AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE SHARE EXCHANGE AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE SHARE EXCHANGE CONTEMPLATED BY THE AGREEMENT OR A RECOMMENDATION TO ANY HOLDERS OF MIZAR COMMON STOCK AS TO HOW TO VOTE AT THE ANNUAL MEETING.

  Cowen was selected by the Mizar Board of Directors as its financial advisor, and to render an opinion to the Mizar Board of Directors, because Cowen is a nationally recognized investment banking firm and because the principals of Cowen have substantial experience in transactions similar to the Share Exchange and are familiar with Mizar and its businesses. As part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Mizar for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

  In arriving at its opinion, Cowen (i) reviewed Mizar's financial statements for the fiscal years ended June 30, 1995 through June 30, 1997, and certain publicly available filings with the Commission; (ii) reviewed LSI's financial statements for the fiscal years ended September 30, 1993 through September 30, 1997 and certain other relevant operating data of LSI; (iii) reviewed the November 3, 1997 draft of the Share Purchase Agreement provided to Cowen by management of Mizar; (iv) held meetings and discussions with management and senior personnel of Mizar and LSI to discuss the business, operations, historical financial results and future prospects of Mizar, LSI and the combined company; (v) reviewed financial projections for both Mizar and LSI prepared by Mizar and LSI, respectively, and pro forma combined financial projections (based on each of Mizar's and LSI's own projections) prepared by Mizar, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data that Cowen deemed relevant; (vi) analyzed the respective contributions of actual revenues, operating income and net income of Mizar and LSI to the combined company based upon the historical and projected financial results of Mizar and LSI provided by managements of Mizar and LSI, respectively, excluding the possible effects of cost savings and synergies in the Share Exchange; (vii) reviewed the valuation of LSI in comparison to other similar publicly traded companies;
(viii) reviewed the historical prices and trading activity of Mizar Common Stock since Mizar's initial public offering, over the last twelve months, and during the last 45 trading days (each period ended October 31, 1997); (ix) analyzed the potential dilutive effects of the Share Exchange; (x) compared the Share Exchange with other similar transactions, including a comparison of the multiples paid in the Share Exchange with the multiples paid in those similar transactions; and (xi) conducted such other studies, analyses, inquiries and investigations as Cowen deemed appropriate.

  In rendering its opinion, Cowen relied upon Mizar's management with respect to the accuracy and completeness of the financial and other information furnished to it as described above. Cowen assumed that financial forecasts, projections and estimates of operating efficiencies and potential synergies reflected the best currently available estimates and judgments of Mizar's management and LSI as to the expected future financial performance of their respective entities. Cowen has not assumed any responsibility for independent verification of such information, including financial information, nor has it made an independent evaluation or appraisal of any of the properties or assets of LSI. With respect to all legal matters relating to Mizar and LSI, Cowen has relied on the advice of legal counsel to Mizar.

  Cowen's opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to it. It should be understood that, although subsequent developments may affect Cowen's opinion, it does not have any obligation to update, revise or reaffirm its opinion. Cowen's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Share Exchange. Cowen's opinion does not imply any conclusion as to the likely trading range for the Mizar Common Stock following consummation of the Share Exchange or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Cowen's opinion is limited to the fairness, from a financial point of view, of the terms of the Share Exchange. Cowen expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Board of Directors of Mizar to approve, or Mizar's decision to consummate, the Share Exchange.

  For purposes of rendering its opinion Cowen assumed in all respects material to its analysis, that the representations and warranties of each party contained in the Share Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Share Purchase Agreement and that all conditions to the consummation of the Share Exchange will be satisfied without waiver thereof. In addition, Cowen has assumed that all governmental, regulatory or other consents and approvals contemplated by the Share Purchase Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Share Exchange.

  Cowen has also assumed, with Mizar's permission, that (i) the Share Exchange will be treated as "pooling of interests" for accounting purposes, (ii) Mizar will purchase all issued and outstanding LSI Stock, (iii) all options outstanding under LSI Option Plans would be exchanged for Mizar Options as contemplated in the Share Purchase Agreement, (iv) Bank Holdings will exercise all of the LSI Warrants as contemplated in the Share Purchase Agreement (the "Warrant Exercise") and (v) LSI will use the proceeds of the Warrant Exercise to redeem LSI's Preferred Shares and Bank Holdings will sell to Mizar any of such Preferred Shares not so redeemed. Cowen expresses no opinion, nor has it conducted any analysis, with respect to a transaction that does not contemplate the aforementioned accounting treatment, purchase of LSI Stock, exchange of options, exercise of warrants and redemption and purchase of LSI's Preferred Shares.

  The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Mizar the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Mizar and LSI. No limitations were imposed by Mizar with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

  Contribution Analysis. Cowen analyzed the respective contributions of actual revenues, operating income and net income of Mizar and LSI to the combined company based upon the historical financial results of Mizar (based on a June 30 fiscal year end) and LSI (based on a September 30 fiscal year end) provided by managements of Mizar and LSI, respectively, excluding the possible effect of cost savings and synergies in the Share Exchange. This analysis showed that for each case for fiscal years June 30, 1995, June 30, 1996 and June 30, 1997 Mizar would have contributed to the combined company 44.0%, 40.0% and 34.0% of revenues, 56.4%, 45.4% and -13.4% of operating income, and 66.5%, 65.7% and 8.4% of net income, respectively.

  Cowen also analyzed the respective contributions of estimated revenues, operating income and net income of Mizar and LSI to the combined company based upon the projected financial results of Mizar and LSI (based on a June 30 fiscal year end for both Mizar and LSI) provided by managements of Mizar and LSI, respectively, excluding the possible effect of cost savings and synergies in the Share Exchange. This analysis showed that Mizar would contribute to the combined company 35.4% and 34.9% of revenues, 24.6% and 29.3% of operating income, and 34.8% and 40.0% of net income, in each case for fiscal years June 30, 1998 and June 30, 1999, respectively. Cowen analyzed the respective contribution to estimated revenues, operating income and net income based on:
(i) projections for LSI prepared by Mizar's management (for the years ended June 30, 1998 and 1999) using LSI management projections that were prepared by LSI; (ii) Mizar's projections provided by Mizar's management; and (iii) Mizar's prevailing market price of $6.00 per share as of October 31, 1997.

  Pro Forma Ownership Analysis of the Combined Company. Cowen analyzed pro forma ownership in the combined company by holders of Mizar Common Stock. Cowen's analysis concluded that current holders of Mizar Common Stock would own approximately 40% of the combined company.

  Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for LSI to the corresponding data and ratios of certain other companies (the "Selected Companies") whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of LSI. These companies included Ariel Corp., Mizar, RadiSys Corp., SBS Technologies, Inc. and Spectrum Signal Processing, Inc. Such data and ratios include the Enterprise Value of such Selected Companies as multiples of revenues, EBITDA and EBIT for the LTM period, and the market capitalization of common stock of such Selected Companies as a multiple of the book value of common shareholders' equity. Cowen also examined the ratios of the current prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated current 1997 calendar year EPS (as estimated by Institutional Brokers Estimating System ("IBES") and First Call) and estimated EPS for the following (1998) calendar year (as estimated by IBES and First Call) for these companies. In conducting its analysis, Cowen noted that LSI's (in US$ assuming an average exchange rate of 1.6357 for LTM financials and an exchange rate of 1.6142 for balance sheet data as of September 30, 1997) last twelve month revenues, EBIT, book value, pro-forma LTM earnings (applies a 40% tax rate to LSI's LTM operating income), and projected 1998 calendar year earnings were $22.3 million, $3.3 million, $8.4 million, $2.0 million and $2.4 million, respectively.

  Such analyses indicated that, the Enterprise Value as a multiple of LTM sales for the Selected Companies ranged from 1.99x to 4.18x, with a median of 2.40x and a mean of 2.70x; and from 10.7x to 23.7x LTM EBIT with a median of 15.6x and a mean of 16.7x. The corresponding multiples implied by Mizar's offer, calculated on the basis of the closing price of Mizar Common Stock as of October 31, 1997, are 2.41x LTM Revenues and 16.5x LTM EBIT. The corresponding multiples implied by Mizar's offer, calculated on the basis of the average closing price of Mizar Common Stock over the period August 29, 1997 to October 31, 1997 (the "Period"), are 2.51x LTM Revenues and 17.2x LTM EBIT.

  The same analysis indicated that, the equity value as a multiple of book value for the Selected Companies ranged from 2.30x to 5.86x book value, with a median of 5.04x and a mean of 4.39x; from 21.2x to 57.1x LTM earnings, with a median of 25.3x and a mean of 34.5x (excluding two of the Selected Companies, one of which had a net loss over the LTM period and another which had an LTM earnings multiple that was not meaningful); from 19.9x to 24.5x estimated current calendar year (1997) earnings with a median of 20.6x and a mean of 21.6x (excluding two of the Selected Companies which had negative calendar year 1997 net income); and, from 14.9x to 20.2x estimated 1998 calendar year earnings with a median of 17.8x and a mean of 17.7x (excluding one of the Selected Companies for which there was no estimated 1998 calendar year earnings available). The corresponding multiples implied by Mizar's offer, calculated on the basis of the closing price of Mizar Common Stock as of October 31, 1997, are 6.06x book value, 26.0x LTM earnings, 33.1x estimated 1997 calendar year earnings and 20.8x estimated 1998 calendar year earnings. The corresponding multiples implied by Mizar's offer, calculated on the basis of the average closing price of the Mizar Common Stock over the period August 29, 1997 to October 31, 1997 (the "Period"), are 27.1x LTM earnings and 21.7x estimated 1998 calendar year earnings.

  Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to LSI. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or LSI to which they are being compared.

  Analysis of Certain Transactions. Cowen reviewed the financial terms, to the extent publicly available, of seven selected related transactions (collectively, the "Selected Transactions") involving the acquisition of companies in the Embedded Systems/DSP industry, which were announced or completed since March 31, 1995. The Selected Transactions consisted of the following (listed as acquiror/target): SBS Technologies, Inc./Bit 3 Computer Corporation, Radisys Corporation/Intel Corporation--Multibus products unit, Adaptec, Inc./Western Digital--Connectivity Solutions Group, Mylex Corporation/BusLogic Inc., EMC Corporation/McDATA Corporation, Adaptec, Inc./Future Domain Corporation and Sequoia Systems, Inc./Texas Microsystems, Inc.

  Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of latest reported twelve month ("LTM") revenues, earnings before interest expense, income, taxes, depreciation, and amortization ("EBIDTA") and earnings before interest expense and income taxes ("EBIT") and also examined the multiples of equity value paid in the Selected Transactions to book value, LTM earnings and tangible assets. In conducting its analysis, Cowen noted that LSI's (in US$ assuming an average exchange rate of 1.6357 for LTM financials and an exchange rate of 1.6142 for balance sheet data as of September 30, 1997) last twelve month revenues, EBIT, book value, pro-forma LTM earnings (applies a 40% tax rate to LSI's LTM operating income) and tangible assets were $22.3 million, $3.3 million, $8.4 million, $2.0 million and $14.1 million, respectively.

  Such analyses indicated that, the Enterprise Value paid in each of the Selected Transactions ranged from 0.50x to 2.31x LTM revenues, with a median of 1.39x and a mean of 1.25x (excluding two of the Selected Transactions, for which information was not available); and from 1.0x to 39.3x LTM EBIT with a median of 3.7x and a mean of 11.1x. The corresponding multiples implied by Mizar's offer, calculated on the basis of the closing price of Mizar Common Stock as of October 31, 1997, are 2.41x LTM Revenues and 16.5x LTM EBIT. The corresponding multiples implied by Mizar's offer, calculated on the basis of the average closing price of Mizar Common Stock over the period August 29, 1997 to October 31, 1997 (the "Period"), are 2.51x LTM Revenues and 17.2x LTM EBIT.

  Such analyses indicated that, the equity value paid in each of the Selected Transactions ranged from 2.98x to 7.22x book value, with a median of 5.14x and a mean of 4.98x (excluding two of the Selected Transactions, for which information was not available); from 1.7x to 10.1x LTM earnings, with a median of 4.3x and a mean of 5.1x (excluding two of the Selected Transactions, for which information was not available); and from 1.12x to 5.28x tangible assets with a median of 4.96x and a mean of 4.02x (excluding two of the Selected Transactions, for which information was not available). The corresponding multiples implied by Mizar's offer, calculated on the basis of the closing price of Mizar Common Stock as of October 31, 1997, are 6.06x book value, 26.0x LTM earnings and 3.61x tangible assets. The corresponding multiples implied by Mizar's offer, calculated on the basis of the average closing price of Mizar Common Stock over the period August 29, 1997 to October 31, 1997, are 6.33x book value, 27.1x LTM earnings and 3.76x tangible assets.

  Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Transaction, and none of the companies in such transactions are directly comparable to Mizar or LSI. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or LSI to which they are being compared.

  Pro Forma Earnings Analysis. Cowen analyzed the potential effect of the Share Exchange on the projected combined income statement of Mizar and LSI for Mizar's fiscal years ended June 30, 1998 and June 30, 1999. This analysis was based on: a) projections for LSI prepared by Mizar's management (for the fiscal years ended June 30, 1998 and June 30, 1999) using LSI management projections prepared by LSI; b) Mizar's projections provided by Mizar's management; and c) Mizar's prevailing market price of $6.00 per share as of October 31, 1997. This analysis concluded that the Share Exchange would be approximately 12.0% accretive to Mizar's projected EPS for the year ending June 30, 1998 and would be approximately 0.9% accretive to Mizar's projected EPS for the fiscal year ending June 30, 1999.

  Stock Trading History. Cowen reviewed the historical market prices and trading volumes of Mizar Common Stock from its initial public offering date of September 28, 1995 to October 31, 1997 and over the last twelve months ended October 31, 1997. Cowen also compared Mizar's closing stock price over the last twelve months with a 45-day moving average of its stock price. This information was presented solely to provide Mizar with background information regarding the price of Mizar Common Stock over the period since Mizar's initial public offering and over the last twelve month (LTM) period (each period ended October 31, 1997). Cowen noted that Mizar Common Stock has closed at an LTM high of $7.125 and an LTM low of $2.75; since Mizar's initial public offering, Mizar Common Stock has closed at a high of $9.50 and a low of $2.75. As of October 31, 1997, the closing price of Mizar Common Stock was $6.00 and the 45 day average closing price for the 45 day period ended October 31, 1997 was $6.26.

  Cowen also reviewed the volume of shares traded at various price ranges over both the last 45 days and the last twelve months ended October 31, 1997. For the 45-day period ended October 31, 1997, Cowen noted that for the price ranges of less than $5.50, $5.50 to $6.00, $6.00 to $6.50, $6.50 to $7.00 and
greater than $7.00, the percent of total shares traded during the period was 28.1%, 9.3%, 28.2%, 22.2% and 12.2%, respectively. For the last twelve month period ended October 31, 1997, the percent of shares traded during the period was 0.2%, 44.1%, 32.8%, 13.0%, 7.9% and 2.0%, respectively.

  The summary set forth above includes all material aspects of, but does not purport to be a complete description of, the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised Mizar's Board of Directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Mizar and LSI. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of Mizar, LSI, Cowen or any other person assumes responsibility for their accuracy. As mentioned above, the analyses supplied by Cowen and its opinion were among several factors taken into consideration by Mizar in making its determination to enter the Share Purchase Agreement. The analyses of Cowen and its opinion should not be considered as determinative of such decision.

  Pursuant to the Cowen Engagement Letter, as compensation for Cowen's services as financial advisor to Mizar in connection with the Share Exchange, Mizar has paid Cowen a non-refundable retainer fee of $50,000. If the Share Exchange is consummated, the Cowen Engagement Letter provides for payment by Mizar to Cowen of $500,000 (against which fee the retainer fee will be credited) plus 2% of that portion of Consideration (defined in the Cowen Engagement Letter as the average closing market prices of Mizar Common Stock on the fifteen days prior to the closing of the Share Exchange multiplied by the aggregrate number of shares of Mizar Common Stock outstanding immediately prior to the closing of the Share Exchange, determined under the treasury stock method after giving effect to any transactions incidental to the Share Exchange (such shares defined as "Aggregate Shares")) which exceeds $6.50 per share multiplied by the Aggregate Shares. Based on an average closing price of $6.50 or less per share of Mizar Common Stock, Cowen's fee would be $500,000. Additionally, Mizar has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, Cowen's engagement. Mizar has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to Mizar in connection with the Share Purchase Agreement, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Share Exchange.

SHARE EXCHANGE

  The conversion of the outstanding securities of LSI into shares of Mizar Common Stock, Mizar Options or other consideration will occur under Exchange Agreements to be entered into between Mizar and each LSI security holder, which were negotiated at arm's length between Mizar and Cowen, on the one hand, and LSI, on the other. The consideration to be received by each LSI security holder upon the exchange of such holder's LSI securities varies according to the LSI security being exchanged. The offer by Mizar to enter into the Exchange Agreements will be made by a separate offering circular drafted in accordance with and governed by applicable United Kingdom securities laws. Mizar's offer and sale of the Mizar Common Stock and the Mizar Options will be made in accordance with the provisions of Regulation S, and will not be registered under the Securities Act. No securities received by the LSI Shareholders may be offered or sold in the United States or to any "U.S. person" (as defined in Regulation S) absent registration or an applicable exemption from registration under the Securities Act.

  It is a condition to the Share Exchange that holders of at least 90% of the LSI ordinary shares, on a fully diluted basis, execute Exchange Agreements. As described below, if this condition is met, LSI will become a wholly-owned subsidiary of Mizar upon completion of the Share Exchange. Mizar does not intend to proceed with the Share Exchange if the consummation of the transaction would result in there being a minority ownership interest in LSI.

  LSI Stock. LSI has issued and outstanding 62,747 A Shares and 1 B Share, and, in addition, 6,335 A Shares are reserved for issuance upon the exercise of the LSI Options. Under the terms of the Share Purchase Agreement and the Exchange Agreements, a holder of shares of LSI Stock, including shares issued upon exercise of any LSI Options prior to the Effective Time, will receive
94.632 shares of Mizar Common Stock for each share of LSI Stock tendered pursuant to a validly executed Exchange Agreement.

  LSI Options. The Share Purchase Agreement provides that Mizar will seek to enter into Exchange Agreements with holders of the LSI Options granted under the LSI Option Plans. Under the terms of these Exchange Agreements, holders of LSI Options may either convert the LSI Options into LSI Stock, which will then be exchanged for shares of Mizar Common Stock in accordance with the Exchange Ratio, or exchange the LSI Options for newly issued Mizar Options. The Mizar Options will be on substantially the same terms as the LSI Options, except that (i) the holder of each Mizar Option, upon its exercise in accordance with its terms, will be entitled to receive that whole number of shares of Mizar Common Stock (rounded to the nearest whole share) into which the number of shares of LSI Stock subject to the LSI Option exchanged for such Mizar Option would be converted, based upon the Exchange Ratio, and (ii) the exercise price per share of Mizar Common Stock under the Mizar Options shall be equal to the exercise price per share of LSI Stock applicable to such LSI Option immediately prior to the Effective Time, divided by the Exchange Ratio, and converted into U.S. dollars using the average currency conversion rate for converting British pounds to U.S. dollars over a ten day period ending the second day before the date of the Share Exchange.

  LSI Warrants and Preferred Shares. LSI has issued and outstanding 5,708,548 Preferred Shares, all of which are owned by Bank Holdings. In addition, Bank Holdings owns LSI Warrants to subscribe for up to 20,115 B Shares. The Share Purchase Agreement provides that Mizar and Bank Holdings will seek to enter into an Exchange Agreement in which Bank Holdings will agree to exercise the LSI Warrants for shares of LSI Stock, which will then be exchanged, together with 1 B Share presently held by Bank Holdings, for shares of Mizar Common Stock pursuant to the Share Exchange. All of the proceeds received by LSI upon exercise of the LSI Warrants will be used to redeem Preferred Shares, and Preferred Shares thereafter outstanding will be purchased by Mizar for a price per share equal to the redemption price of such shares. The redemption price of the Preferred Shares is (Pounds)1 per share plus accrued dividends to the date of redemption (approximately (Pounds).02 per share as of December 31, 1997).

  Mizar's Rights to Purchase Remaining Minority Shares. In the event that more than 90%, but less than 100%, of LSI's ordinary shares (including shares issuable under the LSI Options) are tendered to Mizar in the Share Exchange, Mizar intends to purchase compulsorily any such remaining shares held by minority shareholders in accordance with the provisions of section 428-430F of the Companies Act 1985 (as amended by the Companies Act 1989). In respect of any class of shares to which the Share Exchange relates and for which Mizar has received acceptance in respect of not less than 90% of such shares within the four months beginning with the date of Mizar's offer to the LSI Shareholders (which is estimated to begin on April 7, 1998, at the time of the posting of the United Kingdom offering circular describing such offer), Mizar may give notice under section 429 (the "Notice") to the holders of the remaining shares of that class that it desires to acquire the remaining shares. No such Notice may be served by Mizar more than two months after the date upon which Mizar has received sufficient acceptances to satisfy the minimum requirement for serving a notice under section 429.

  When Mizar serves the first Notice under section 429 in relation to the Share Exchange, it shall send a copy of the Notice to LSI, together with a statutory declaration signed by a director stating that the conditions for the giving of the Notice have been satisfied. Failure to send this notice to LSI or any false statement in the declaration thereof would constitute an offence under UK law.

  Any Notice served under section 429 entitles and binds Mizar to acquire any outstanding shares of LSI that are the subject of the notice on the same conditions on which the other LSI Shareholders were offered under the terms of the Share Exchange.

  At the end of 6 weeks from the date of service of the Notice, Mizar shall:

    (i) send a copy of the Notice to LSI;

    (ii) allot the shares of Mizar Common Stock which are the consideration for the acquisition of the shares subject to the Notice to LSI, which shall be held by LSI in trust for the minority shareholders entitled to them; and

    (iii) send to LSI instruments of transfer in respect of the shares the subject of the Notice executed by a person appointed by Mizar on behalf of the relevant LSI Shareholder.

  Upon receipt of the foregoing, LSI will then register Mizar as the holder of the shares that are subject of the Notice.

  Conversely, upon Mizar receiving acceptances for not less than 90% of the shares of any class, the non-accepting LSI Shareholders may serve written notice on Mizar under section 430A requiring Mizar to acquire their shares. If Mizar has not already served notices under section 429, Mizar is obliged, within one month of the closing of the Offer (which must be no less than 21 days after it was commenced) to notify the non-accepting LSI Shareholders of their rights under section 430A.

CONDITIONS TO THE SHARE EXCHANGE

  Each party's obligation to effect the Share Exchange is subject to the satisfaction of a number of conditions, most of which may be waived by a specified party or parties. The conditions to the Share Exchange include (i) no occurrence of any material adverse effect to Mizar's or LSI's business, operations, assets or financial condition since September 30, 1997, nor to either party's ability to consummate the transactions contemplated by the Share Purchase Agreement, (ii) both parties obtaining all consents and approvals and the absence of any injunction or order prohibiting the Share Exchange and the consummation of the transactions contemplated by the Share Purchase Agreement, (iii) the representations and warranties of each party being true and correct in all material respects as of the Effective Time, except for certain changes that are specifically permitted under the Share Purchase Agreement, (iv) compliance by each party with the terms of the Share Purchase Agreement, (v) receipt by each party of certain officer's certificates from executive officers of the other party, (vi) the approval of the issuance of the Mizar Common Stock pursuant to transactions contemplated by the Share Purchase Agreement by the Mizar Stockholders, (vii) the holders of at least 90% of the LSI Stock (including any shares issuable upon exercise of LSI Options or the LSI Warrants prior to the Effective Time) having tendered their shares to Mizar pursuant to validly executed Exchange Agreements, (viii) Mr. Yates being elected the Chief Executive Officer of Mizar, (ix) the LSI Warrants having been exercised and the Preferred Shares being tendered to Mizar, under Exchange Agreements, (x) the Boards of Directors of Mizar and LSI being set as described in "Summary, Board of Directors" above, (xi) certain pooling related letters being issued by each of Arthur Andersen LLP and Price Waterhouse; provided, that Mizar has agreed to seek an opinion as to the fairness of the Share Exchange that is not conditioned on the pooling letters if such letters are not delivered by the accountants and (xii) the consummation of the Share Exchange complying with applicable federal securities laws.

  The Share Purchase Agreement also provides that the shares of Mizar Common Stock to be issued in the Share Exchange were to be registered under the Securities Act and approved for listing on the NMS as a condition to closing of the Share Exchange. These conditions were waived by LSI, provided that Mizar grant the LSI Shareholders certain rights described under "Potential Resales of Shares of Mizar Common Stock Issued in the Exchange; Registration Rights; Restrictions on Affiliates."

  Even if the Mizar Stockholders approve the proposals relating to the Share Exchange, there can be no assurance that the Share Exchange will be consummated.

REGULATORY APPROVAL REQUIRED FOR THE SHARE EXCHANGE

  Other than certain filings and approvals which may be required under certain state securities or "blue sky" laws, or under similar United Kingdom securities laws, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Share Exchange.

TERMINATION AND AMENDMENT OF SHARE PURCHASE AGREEMENT

  The Share Purchase Agreement may be terminated and the Share Exchange abandoned at any time before the Effective Time by the mutual consent of LSI and Mizar. In addition, the Share Purchase Agreement may be terminated (i) by Mizar if there has been a material misrepresentation or breach of warranty in the representations and warranties of LSI set forth in the Share Purchase Agreement or a failure to perform in any material respect a covenant on the part of LSI with respect to its representations, warranties and covenants set forth in the Share Purchase Agreement, except for any misrepresentations, breaches or failures to perform which are disclosed in this Proxy Statement,
(ii) by LSI if there has been a material misrepresentation or breach of warranty in the representations and warranties of Mizar set forth in the Share Purchase Agreement or a failure to perform in any material respect a covenant on the part of Mizar with respect to its representations, warranties and covenants set forth in the Share Purchase Agreement, except for any misrepresentations, breaches or failures to perform which are disclosed in this Proxy Statement, (iii) by either Mizar or LSI if the transactions contemplated by the Share Purchase Agreement have not been consummated by March 31, 1998 (extended to April 30, 1998 and may be further extended), unless the failure to consummate is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions to be performed or observed by it at or before the Closing Date, (iv) by either LSI or Mizar if the transactions contemplated by the Share Purchase Agreement violate any nonappealable final order, decree or judgment of any court or governmental body or agency having jurisdiction, (v) by either party if its Board of Directors believes, in the exercise of good faith judgment, that such termination is required because of a third party's offer to acquire it, or
(vi) by either party if the other party withdraws or materially modifies its recommendation to its stockholders to approve the Share Exchange, if at such time there exists an offer from a third party to acquire such other party.

EXPENSES OF THE SHARE EXCHANGE

  If the Share Exchange is consummated, Mizar will generally bear the expenses of the Share Exchange. See Note 3 under the caption "Notes to Pro Forma Combined Financial Statements." The Share Purchase Agreement provides that Mizar and LSI will generally bear their respective costs and expenses of the Share Exchange if the Share Exchange is not consummated.

  If the Share Purchase Agreement is terminated by Mizar because the Mizar Board of Directors believes it has a fiduciary duty to do so as a result of a third party offer to acquire Mizar, or if the Mizar Stockholders do not approve the issuance of shares of Mizar Common Stock required for the Share Exchange or Mizar fails to use its best efforts to obtain a regulatory approval necessary for the Share Exchange, or if Mizar enters into discussions with a third party prior to March 31, 1998 (extended to April 30, 1998 and as it may be further extended), whereby such third party will acquire Mizar prior to March 31, 1999 (extended to April 30, 1999 and as it may be further extended), then Mizar will pay to LSI, as LSI's sole remedy for any claim against Mizar, the sum of $1,000,000 plus up to $300,000 of documented fees, costs and expenses incurred in connection with the Share Exchange. If the Share Purchase Agreement is terminated by LSI because the LSI Board of Directors believes it has a fiduciary duty to do so as a result of a third party offer to acquire LSI, or if less than 90% of the outstanding LSI Stock (including shares issued upon exercise of LSI Options prior to the Effective
Time) is tendered to Mizar pursuant to the Exchange Agreements, or if LSI fails to use its best efforts to obtain a regulatory approval necessary for the Share Exchange, or if LSI enters into discussions with a third party prior to March 31, 1998 (extended to April 30, 1998 and as it may be further extended), whereby such third party will acquire LSI prior to March 31, 1999 (extended to April 30, 1999 and as it may be further extended), then LSI will pay to Mizar, as Mizar's sole remedy for any claim against LSI, the sum of $1,000,000 plus up to $300,000 of documented fees, costs and expenses incurred in connection with the Share Exchange.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion sets forth the material federal income tax consequences that will occur as a result of the Share Exchange and reflects the opinion of Crouch & Hallett, L.L.P., legal counsel for Mizar, based on such counsel's review of the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and published positions of the Internal Revenue Service ("IRS"), all of which are subject to change. The Share Exchange is not conditioned upon the receipt by Mizar or LSI of a ruling of the IRS with respect to the tax treatment of the Share Exchange. The IRS is not being requested to issue a ruling as to the tax consequences of the Share Exchange.

  The material federal income tax consequences of the Share Exchange are as follows:

    (i) no gain or loss will be recognized to the LSI Shareholders upon their receipt of the shares of Mizar Common Stock in exchange for their LSI Stock;

    (ii) the basis of the shares of Mizar Common Stock to be received by the LSI Shareholders in the Share Exchange will be the same as the basis of such shareholders in the shares of LSI Stock exchanged for such shares of Mizar Common Stock;

    (iii) the holding period of the shares of Mizar Common Stock to be received by the stockholders of LSI will include the period during which they held their LSI Stock exchanged for the shares of Mizar Common Stock; and

    (iv) the Mizar Stockholders will not recognize any gain for federal income tax purposes.

  An LSI Shareholder who does not tender his shares of LSI Stock, but as to which Mizar exercises its demand rights under section 429, Companies Act 1985, and receives payment in cash for the "fair value" of his or her LSI Stock will be treated as having received such payment in a redemption of LSI Stock subject to the provisions of Section 302 of the Code. In general, such an LSI Shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by such LSI Shareholder in payment for their LSI Shares and the basis of such shareholder's LSI Stock.

  THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SUMMARIZES THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTION. IT IS NOT INTENDED AS AN ALTERNATIVE FOR INDIVIDUAL TAX PLANNING. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE SHARE EXCHANGE TO SUCH HOLDER.

ACCOUNTING TREATMENT

  Mizar intends to account for the business combination of Mizar and LSI in its financial statements by the pooling-of-interests method of accounting. Receipt by Mizar of a letter from Arthur Andersen LLP, independent public accountants, concurring with Mizar's conclusion as to the appropriateness of accounting for the Share Exchange with LSI as a pooling-of-interests, is a condition precedent to the Share Exchange. The delivery by Price Waterhouse, independent chartered accountants and the independent accountants of LSI, of a letter to the effect that, subject to customary qualifications, no conditions exist with respect to LSI that would preclude the Share Exchange from being treated as a pooling-of-interests for accounting purposes, is also a condition of the Share Exchange. Receipt of the foregoing letters is also a condition to the fairness opinion delivered by Cowen. See "Fairness Opinion of Cowen & Company." However, in the event such letters are not delivered to Mizar, Mizar has agreed that it will seek another opinion of a financial advisor that the Share Exchange, if treated as a purchase and not a pooling of interests, is fair to the Mizar Stockholders. See "The Share Exchange--Conditions to the Share Exchange."

OPERATION OF THE BUSINESS OF MIZAR FOLLOWING THE SHARE EXCHANGE

  Mizar and LSI will indemnify the former officers and directors of Mizar and LSI from liabilities arising out of their former positions with such companies or certain entities affiliated therewith, unless such indemnification is prohibited by law.

MANAGEMENT FOLLOWING THE SHARE EXCHANGE

  Upon the occurrence of the closing of the Share Exchange, Mizar's Board of Directors will consist of the following five persons (if elected at the Annual Meeting):

                               Simon Yates
                               Sam Smith
                               John Forrest
                               Rob Shaddock
                               John Rynearson

  Mizar's Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

  Mizar's Bylaws provide that directors and officers of Mizar will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of Mizar.

  Mizar maintains a policy of insurance under which the directors and officers of Mizar are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mizar pursuant to the foregoing provisions, or otherwise, Mizar has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  See "Description of Mizar Capital Stock--Limitation of Liability and Indemnification of Directors and Officers."

EXCHANGE OF CERTIFICATES REPRESENTING LSI SECURITIES

  Mizar has authorized Securities Transfer Corporation, Dallas, Texas, its stock transfer agent, to serve as the exchange agent (the "Exchange Agent"). In order to receive the shares of Mizar Common Stock, the LSI Shareholders will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to the Exchange Agent. Prior to the Closing Date, Mizar will deposit with the Exchange Agent certificates representing the number of whole shares of Mizar Common Stock to which the LSI Shareholders are entitled to receive in the Share Exchange together with cash sufficient to pay for any fractional shares. Upon receipt from a former shareholder of LSI of a stock certificate or certificates and a properly completed stock transfer form, the Exchange Agent will deliver certificates representing such holder's shares of Mizar Common Stock to the registered holder.

  If the shares of Mizar Common Stock are to be delivered to a person other than the person in whose name the certificates for the shares of LSI capital stock surrendered for exchange is registered, it will be a condition to delivery of the certificates representing the shares of Mizar Common Stock (i) that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and (ii) that the person requesting such delivery must either (a) pay in advance any transfer or other taxes required by reason of the delivery of certificates to a person other than the registered holder of the LSI shares surrendered or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

  From and after the Effective Time of the Share Exchange, the stock transfer books of LSI will be closed, and no transfer of LSI Shares will be made or consummated thereafter, other than to reflect the acquisition of LSI Stock by Mizar pursuant to the Share Exchange.

POTENTIAL RESALES OF SHARES OF MIZAR COMMON STOCK ISSUED IN THE SHARE EXCHANGE; REGISTRATION RIGHTS; RESTRICTIONS ON AFFILIATES

  The shares of Mizar Common Stock to be issued in the Share Exchange have not been registered under the Securities Act, and will not be so registered prior to the closing of the Share Exchange. The Mizar Common

Stock issued in the Share Exchange is being offered and sold only outside the United States to persons other than United States persons, including dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust) in reliance upon Regulation S under the Securities Act. Accordingly, such shares of Mizar Common Stock may not be offered or sold within the United States or to, or for the account or benefit of, United States persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In order to secure LSI's waiver of certain closing conditions under the Share Purchase Agreement, Mizar has agreed to grant certain demand and piggy-back registration rights to persons receiving Mizar Common Stock in the Share Exchange, whereby Mizar will be required, at any time it is requested by the holders of more than 500,000 of the shares issued in the Share Exchange, to offer to register all shares of Mizar Common Stock issued to LSI Shareholders in the Share Exchange. Prior to such registration, holders of such shares will be subject to restrictions on resale of their shares in accordance with the provisions of Regulation S and other applicable rules and regulations of the Securities Act.

  Shares of Mizar Common Stock issued to any person who may be deemed to be an "affiliate" of LSI within the meaning of Rule 145 under the Securities Act will be subject to additional restrictions on resale in the absence of a registration statement. In general, affiliates of LSI include any person or entity who controls, is controlled by, or is under common control with LSI. Generally, directors and executive officers are presumed to be affiliates. Rule 145, among other provisions, imposes certain restrictions upon the resale of securities received by affiliates of the acquired company in connection with certain acquisitions and other related transactions and generally permits resales only in compliance with Rule 144. The shares of Mizar Common Stock received by affiliates of LSI in the Share Exchange will, in the absence of a registration statement, be subject to the applicable resale limitations of Rule 145 and Rule 144.

  Furthermore, certain of the LSI Shareholders will likely be considered affiliates of Mizar following the Share Exchange because of their percentage ownership of Mizar Common Stock following the Share Exchange or their service on the Mizar Board of Directors. Such persons will, in the absence of a registration statement covering the resale of their shares, be subject to the resale restrictions imposed by Rule 144. In general, affiliates of Mizar may only sell within any three-month period, a number of shares of Mizar Common Stock that does not exceed the greater of 1% of the then outstanding shares of Mizar Common Stock or the average weekly reported trading volume in the Mizar Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain holding period, notice and manner-of-sale requirements and the availability of current public information about Mizar.

  Additionally, consistent with the requirements of a pooling-of-interests transaction, affiliates of Mizar and LSI will be restricted from disposing of any shares of Mizar Common Stock until the publication of financial statements by Mizar which include at least 30 days of post-Effective Time operating results. Mizar has agreed to publish the appropriate financial information as soon as practicable after the completion of the first fiscal quarter of Mizar which includes at least 30 days of post-Effective Time results. Mizar will receive a written undertaking from the principal shareholders of LSI not to sell any shares of Mizar Common Stock owned directly or indirectly by them until after the publication of these post-Effective Time financial statements.

APPRAISAL RIGHTS.

  The Mizar Stockholders are not entitled to dissenters' rights or an appraisal of their shares in connection with the Share Exchange because, among other things, the Mizar Stockholders will not exchange or otherwise relinquish any of their stock as a result of the Share Exchange.

            SUMMARY COMPARISON OF MIZAR COMMON STOCK AND LSI STOCK

  Because Mizar is incorporated under the laws of Delaware, the rights of stockholders and management are primarily governed by the DGCL and Mizar's Certificate of Incorporation and Bylaws. Because LSI is organized under the laws of England, the rights of stockholders and management are primarily governed by Companies Act 1985, as amended (the "Companies Act"), and LSI's Articles of Association. The following is a summary of the material differences between the rights of holders of shares of Mizar Common Stock and the rights of holders of LSI Stock.

  AUTHORIZED CAPITAL STOCK. Mizar. Mizar is authorized to issue 25,000,000 shares of Mizar Common Stock, of which 5,135,976 shares were outstanding on January 31, 1998, and 1,000,000 shares of Preferred Stock, none of which are outstanding on that date. See "Description of Mizar Capital Stock."

  LSI. LSI is authorized to issue (i) 80,000 A Shares, of which 62,747 shares were outstanding and 6,335 were reserved for issuance under LSI Options on January 31, 1998, (ii) 25,000 B Shares, of which 1 share was outstanding and 20,115 were reserved for issuance under the LSI Warrants on January 31, 1998, and (iii) 7,500,000 Preferred Shares, of which 5,708,548 shares were outstanding on January 31, 1998.

  RIGHT TO CALL MEETINGS AND SUBMIT PROPOSALS. Mizar. As permitted by the DGCL, Mizar's Bylaws provide that the special meetings of stockholders may be called at any time by the Chairman of the Board, the President or the Secretary at the request in writing of a majority of the Mizar Board of Directors, specifying the matter or matters proposed to be presented to the meeting. Each special meeting will be held at such place as the person or persons calling the meeting shall fix.

  LSI. Under English law, notwithstanding any provision to the contrary in a company's articles of association, an extraordinary general meeting of shareholders may be called by a request of shareholders holding not less than one-tenth of the paid-up capital of the company having voting rights at general meetings.

  NOTICE OF STOCKHOLDERS MEETINGS. Mizar. Under the Mizar Bylaws, the holders of the outstanding shares of Mizar Common Stock, represented in person or by proxy, constitute a quorum at a stockholders' meeting, and, unless otherwise required by the DGCL, all matters are decided by a majority of the votes cast at the meeting in person or by proxy. The DGCL generally requires a vote of a majority of the outstanding shares of common stock to approve mergers (subject to certain exceptions), share exchanges, the sale of all a corporation's assets and amendments to a corporation's certificate of incorporation.

  Under the DGCL and Mizar's Bylaws, stockholders must be given, personally or by mail, not fewer than ten nor more than 60 days before the meeting (unless otherwise required by law) to each stockholder entitled to vote at such meeting. This notice must state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called and the name or names of the persons who have directed the calling of the meeting.

  LSI. Under English law, an ordinary resolution requires 14 clear days' notice and requires a majority vote of those present and voting in person or by proxy at a quorate general meeting. A special resolution requires 21 clear days' notice and a majority vote of those present and voting in person or by proxy at a quorate general meeting. An annual general meeting requires 21 clear days' notice regardless of the type of resolution to be proposed. The term "clear days' notice" means calendar days and excludes the day of mailing, the deemed date of receipt of such notice (normally the day following such mailing, if sent by first class mail) and the date of the meeting itself. Extraordinary resolutions are limited to certain matters out of the ordinary course of business, such as a proposal to wind up the affairs of the company and require 14 clear days notice. Proposals that are the subject of special resolutions include proposals to change the name of a company, alter a company's capital structure (but not to increase an existing class of share capital), change or amend the rights of shareholders, amend a company's objects (purpose) clause, amend the Articles of Association, and carry out certain other matters. Most other proposals relating to the ordinary course of a company's business, such as the election of directors, are the subject of an ordinary resolution. Notice of any type of meeting must state the place, date and hour of the meeting and the general nature of the business to be transacted at the meeting. The consent or sanction of the holders of B Shares shall be required before the company can pass certain resolutions, including the creation, allotment or issue of any further shares, the modification, variation or alteration of any of the rights, privileges or restrictions attaching to any class of shares, sales of the business undertaking or assets, alterations to the memorandum and Articles of Association, resolutions for winding-up and certain other matters as set out in the Articles of Association of LSI.

  RIGHT TO STOCKHOLDER LISTS. Mizar. Stockholders of Mizar have the right, in person or by attorney or other agent, upon written demand stating the purpose thereof, during usual business hours, to inspect for any proper purpose a list of the names, addresses and shares held by stockholders.

  LSI. Shareholders may, in general, inspect the register of shareholders and index of shareholders' names during business hours without charge. In addition, any person, even if not a shareholder, may request to be supplied with a copy of the whole or part of the register upon payment of a charge.

  RIGHT TO INSPECTION OF BOOKS AND RECORDS. Mizar. Under the DGCL, any stockholder of Mizar, upon written request stating the purpose of the inspection, has the right to inspect for any proper purpose Mizar's books and records and to make copies of those records.

  LSI. Shareholders may inspect the minutes of shareholder meetings and obtain copies (within seven days) upon payment of a charge. Shareholders are not entitled to inspect the accounting records of a company or minutes of directors' meetings. The Secretary of State of Trade and Industry may, on the application of at least 200 shareholders or of shareholders holding not less than 10% of the issued share capital of a company, appoint inspectors (i) to investigate the affairs of the company and report to the Shareholders and (ii) to inspect all documents relating to the company.

  The registers required to be kept by a company are open to public inspection at LSI's registered office, including the Register of Directors and Secretaries, Register of Directors' Interests in Shares and Debentures, Register of Charges, the Register of Debenture Holders and the Register of Members. Service contracts of directors of the company are available for inspection in certain circumstances and at certain times. Copies of instruments creating charges that are registerable with the Registrar of Companies together with any other charges in the Register of Charges of the company must be kept and be made available for inspection by shareholders and creditors without charge.

  VOTING RIGHTS. Mizar. The DGCL provides that, unless otherwise provided in a company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by such stockholder, on each matter submitted to a vote of stockholders of the company. Mizar's Certificate of Incorporation provides that a stockholder is entitled to one vote for each share of Mizar Common Stock held by such stockholder.

  As permitted by its Certificate of Incorporation, the Board of Directors of Mizar at its discretion and without stockholder approval may from time to time establish one or more series of preferred stock. Any issuance of preferred stock established by the Mizar Board of Directors may have such rights (including voting rights) as determined by the Mizar Board. At this time, the Board of Directors of Mizar has not approved the issuance of any shares of preferred stock.

  Under the DGCL, voting by stockholders for directors is non-cumulative unless provided otherwise in the certificate of incorporation. Mizar's Certificate of Incorporation denies cumulative voting. Under noncumulative voting, each stockholder entitled to vote for directors may vote, for each director, the number of votes equal to the number of shares held by the stockholder. Because voting is noncumulative, the holders of a majority of the Mizar Common Stock may elect all of the directors.

  LSI. The voting rights of shareholders are governed by the Companies Act and by a company's Articles of Association. Shareholders have the statutory right to demand a poll (a vote by the number of shares held rather than by a show of hands) at a general meeting in certain circumstances. Under LSI's Articles of Association, a poll may be demanded at any general meeting by the chairman of the meeting or any shareholder or shareholders present in person or by proxy. Under the Articles of Association of LSI, the holders of the Preferred Shares shall have the right to receive notice of general meetings of LSI but not the right to attend or vote either in person or by proxy (except in certain limited circumstances) and holders of A Shares or B Shares present in person, by proxy or by corporate representative shall be entitled on a show of hands to one vote and on a poll to one vote for each A Share or B Share held.

  Two shareholders present in person constitute a quorum for purposes of a general meeting. LSI's Articles of Association specify that (i) if holders of any B Shares are entitled to vote on any resolution, then in order for the meeting to be quorate one such member of the company must be a holder of B Shares present in person, by proxy or by corporate representation, and (ii) if the holders of Preferred Shares are entitled to vote on any resolution at a general meeting, then one such member must be a holder of Preferred Shares present in person by proxy or by corporate representative in order for it to be quorate.

  Under English law and subject to any special rights or restrictions attached to any shares, on the show of hands, every shareholder who, being an individual, is present in person or by proxy, or being a corporation, is present by a duly authorized corporate representative, at any meeting and is entitled to vote shall have one vote, and on a poll every shareholder who is present either personally or by proxy and is entitled to vote shall have one vote for every ordinary share held by him. Although a proxy is normally only valid for the meeting therein mentioned, it is also valid for any adjournment of the meeting. To be valid, the proxy must be in writing and be deposited in accordance with LSI's Articles of Association, which require the proxy to be delivered to LSI no later than 48 hours before the time of the meeting or adjourned meeting.

  Should all the shareholders entitled to vote at a general meeting sign written resolutions in lieu of a vote at such meeting, such written resolutions shall be valid and effective as resolutions passed at a general meeting.

  DISTRIBUTIONS AND DIVIDENDS. Mizar. Under the DGCL, a corporation is permitted to declare dividends out of surplus or net profits for the current or preceding fiscal year, so long as dividends will not reduce capital below that represented by all classes of stock having preferences upon the distribution of assets. Mizar has not paid any dividends on the Mizar Common Stock since its inception. Mizar's Bylaws provide that the Board of Directors (but not any committee thereof) may, at any regular meeting, declare dividends upon the issued and outstanding shares of Mizar's capital stock. The ability of Mizar's Board of Directors to declare dividends for holders of the Mizar Common Stock may be limited in the future by the rights and priority of holders of Mizar's preferred stock to the extent Mizar issues preferred stock.

  LSI. Holders of LSI Stock will be entitled to receive such dividends as may be declared by the Board of Directors of LSI. Holders of Preferred Shares are entitled to receive, in priority to any payment by way of dividend to the holders of any other class of shares, a cumulative preferential dividend of 6% per annum on the capital from time to time paid up or credited as paid up on the Preferred Shares payable in two equal installments on March 31 and September 30 of each year, beginning April 1, 1998. Preferential shareholders shall also be entitled to receive, in priority to any payments by way of dividend to the holders of any other class of shares, a cumulative preferential dividend at the rate of 8% per annum up to March 31, 1998, and 2% per annum thereafter. The balance of any other profits shall be distributed amongst the holders of the LSI Stock pari passu on a pro rata basis.

  DILUTION. Mizar. Under NMS rules, Mizar may not issue shares of Mizar Common Stock equal to 20% or more of the then outstanding shares in connection with the acquisition of the stock or assets of another entity without stockholder approval. Issuances of additional shares of Mizar Common Stock or preferred stock could adversely affect existing stockholders' equity interest in Mizar and the market price of the common stock. Mizar's Board of Directors, by resolution, may establish one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, preferences, and limitations that the Board of Directors determines without any stockholder approval.

  Under the DGCL, stockholders are denied preemptive rights unless preemptive rights are provided for in the certificate of incorporation. Mizar's Certificate of Incorporation currently does not provide for preemptive rights.

  LSI. Without prejudice to the special rights conferred on the holders of existing class of shares, any shares in the capital of LSI may be issued with such special rights, privileges or restrictions as shareholders at an LSI general meeting may (before the issuance of such shares) from time to time determine. The consent of the holders of B Shares is required to create, allot or issue further shares, or to modify, vary, alter or abrogate any of the rights, privileges or restrictions attaching to any class of shares. Subject to these restrictions, LSI may from time to time by ordinary resolution of stockholders increase its capital by the creation of new shares, consolidate all or any of its shares into shares of a larger amount than its existing shares and subdivide its existing shares or any of them into shares of smaller amount.

  TRANSFERABILITY. Mizar. Shares of Mizar Common Stock are transferable on Mizar's books, pursuant to applicable law and any rules as the Board of Directors may prescribe from time to time.

  LSI. No share or interest in any shares of LSI stock shall be transferred, and the directors shall not register any transfer of shares in LSI except in certain circumstances permitted by its Articles of Association. The board may in its absolute discretion or at the request of an Investor Director, and without giving a reason therefor, decline to register transfers of shares over which LSI has a lien or a transfer of any shares that is not fully paid or that is to a person of whom the board does not approve. The Articles of Association set out further provisions in relation to transfers. Any share may be transferred at any time by a shareholder to any other person with the written consent of the holders of 75% of each class of issued shares. Shares may also be transferred by shareholders to a wife, husband, child or step-child or remoter issue of such shareholders. In certain situations with regard to certain family trusts, transfers are mandatory. No sale or transfer of any shares can be made if it would result in the relevant transferees obtaining thereby controlling interest in LSI, except in certain circumstances where the shares have been offered to purchase the entire issued share capital of LSI or preference shares then in issue are to be redeemed in accordance with their rights.

  CHANGE OF CONTROL. Mizar. Certain provisions in Mizar's Certificate of Incorporation, including the ability of the Board of Directors to issue classes or series of preferred stock, may impede a takeover attempt. Mizar is subject to the provisions of Section 203 of the DGCL, which restricts "business combinations" involving a company and an "interested stockholder" for three years following the date on which the stockholder acquired 15% or more of the outstanding voting stock of the company, unless certain statutory exceptions are satisfied.

  LSI. Because LSI is a private company, it is not subject to the restrictions of the City Code on Takeovers and Mergers.

  INDEMNIFICATION. Mizar. The DGCL provides that a corporation may indemnify any person who is, or is threatened to be made, a party to any suit owing to the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another organization. Mizar's Certificate of Incorporation and Bylaws require indemnification of any director or officer of Mizar to the fullest extent permitted by Delaware law.

  LSI. LSI may indemnify its officers and directors against liabilities they incur in the execution of their duties or in defending proceedings (whether civil or criminal) in which (i) a judgment has been given in the director or officer's favor, (ii) the officer or director is acquitted or (iii) relief is granted by the court from liability for negligence default, breach of duty or breach of trust in relation to the affairs of LSI or its subsidiaries. The Articles of Association of LSI provide that directors and officers of LSI will be entitled to the benefit of this indemnification.

  LIMITS ON DIRECTORS LIABILITY. Mizar. Mizar's Certificate of Incorporation, as permitted by the DGCL, eliminates the monetary liability of Mizar's directors for a breach of their fiduciary duty as directors, except for liability (i) for any breach of a director's duty of loyalty to Mizar or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

  LSI. English law does not provide any mechanism for limiting the liability of directors.

  APPRAISAL RIGHTS. Mizar. Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation. However, no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national security exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or (ii) held of record by more than 2,000 stockholders. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities change, or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

  LSI. While English law does not generally provide for appraisal rights, if a stockholder applies to a court as described below, the court may specify such terms for the acquisition as it considers appropriate. The Companies Act provides that where a take-over offer (as defined therein) is made for the shares of a company incorporated in the UK and the offeror has, within four months of the date of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, notify stockholders who did not accept the offer and require them to transfer their shares on the terms of the offer. A dissenting stockholder may apply to the court within six weeks of the date on which such notice is given, objecting to the transfer or its proposed terms. The court is unlikely (absent fraud or oppression) to exercise its discretion to order that the acquisition not take effect, but it may order that the offeror shall not be entitled to acquire the relevant shares or specify such terms of the transfer as it finds appropriate. A minority stockholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

  CONFLICTS OF INTEREST. Mizar. Mizar's Certificate of Incorporation provides that no contract or other transaction between Mizar and any other corporation in which one or more of its directors or officers has a pecuniary or other interest shall, absent fraud, be in any way invalidated or otherwise affected by the fact that any one or more of the directors of Mizar are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation.

  LSI. LSI's Articles of Association provide that a director, or a firm in which he is interested, may act in a professional capacity for LSI and will be entitled to remuneration for such services as if he were not a director, except that such party is not authorized to act as auditor to LSI. A director may contract with LSI provided he discloses his interests. LSI's Articles of Association also detail those matters on which an interested director may and may not vote.

  STOCKHOLDERS' SUITS. Mizar. Under the DGCL, stockholders may bring derivative, individual and class action lawsuits against a corporation and its officers and directors for breach of fiduciary duty and other wrongs. A derivative action allows stockholders to sue on behalf of the corporation where those in control of the corporation refuse to assert a claim belonging to it. In order to maintain a derivative action, a plaintiff must (i) be a stockholder of the defendant corporation at the time of the alleged wrong; (ii) make demand on the directors of the corporation to assert the claim unless such a demand would be futile; and (iii) be an adequate representative of the corporation's other stockholders.

  LSI. While shareholders can sue a company for infringement of their membership rights, rights of action against a company and its officers are generally vested in the majority and not the minority of shareholders. Protections available to all shareholders under English law include the right for shareholders of the company to apply to the courts on the grounds that the affairs of the Company are being conducted in a manner unfairly prejudicial to the interests of the members or some of the members, to seek to have the company wound up where that would be just and equitable, or to bring a derivative action for fraud on the minority.

  TRADING IN SHARES. Mizar. Shares of Mizar Common Stock is traded on the NMS under the symbol "MIZR." Quotations for shares traded on NMS are generally available in newspapers and other publications, as well as some computer online services. Investors may place orders for the purchase or sale of shares traded on NMS through most licensed broker dealers in the United States.

  LSI. The shares of LSI are not admitted to dealing in any regulated share exchange.

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements assume a business combination between Mizar and LSI accounted for on a pooling of interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto, which are incorporated by reference or included elsewhere herein. The pro forma combined balance sheet combines Mizar's December 31, 1997 unaudited balance sheet with LSI's December 31, 1997 unaudited balance sheet. The pro forma combined condensed statements of operations combine Mizar's historical statements of operations for each of the three years in the period ended June 30, 1997 with the corresponding LSI historical statements of operations for each of the three years in the period ended September 30, 1997. The pro forma combined condensed statements of operations also combine Mizar's historical unaudited statements of operations for the six months ended December 31, 1997 and 1996 with the corresponding LSI historical unaudited statements of operations for the six months ended December 31, 1997 and 1996. The amounts included as LSI historical amounts have been reclassified to conform to classifications used by Mizar.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented, nor is the pro forma financial information necessarily indicative of future operating results or financial position.

  These pro forma combined condensed financial statements and the related notes should be read in conjunction with the historical financial statements and the related notes thereto of Mizar and LSI included elsewhere herein. See "Index to Financial Statements."

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                          COMBINED  ADJUSTMENTS  MIZAR     LSI
                                          --------  ----------- -------  -------
Cash and cash equivalents...............  $ 4,489     $   --    $ 3,664  $   825
Marketable securities, at fair value....    2,478      (4,062)    6,540      --
Accounts receivable.....................    5,552         --      1,422    4,130
Inventories.............................    5,517         --      2,669    2,848
Prepaid expenses and other..............    1,985         --        315    1,670
Deferred tax asset......................    1,103         --      1,103      --
                                          -------     -------   -------  -------
    Total current assets................   21,124      (4,062)   15,713    9,473
Plant and equipment--
  Buildings and equipment...............    6,310         --      2,021    4,289
  Furniture and fixtures................    3,274         --        325    2,949
                                          -------     -------   -------  -------
                                            9,584         --      2,346    7,238
  Less--accumulated depreciation........   (5,174)        --     (1,557)  (3,617)
                                          -------     -------   -------  -------
  Plant and equipment, net..............    4,410         --        789    3,621
Other assets............................       36         --         36      --
                                          -------     -------   -------  -------
Total assets............................  $25,570     $(4,062)  $16,538  $13,094
                                          =======     =======   =======  =======
Current liabilities--
  Accounts payable......................  $ 6,272     $ 2,500   $   826  $ 2,946
  Accrued compensation..................      389         --        389      --
  Current portion of debt...............      570         --        --       570
  Other current liabilities.............    2,094        (191)      742    1,543
                                          -------     -------   -------  -------
Total current liabilities...............    9,325       2,309     1,957    5,059
Deferred income taxes...................      617         --        --       617
Long-term debt, net of current portion..      825         --        --       825
                                          -------     -------   -------  -------
Total liabilities.......................   10,767       2,309     1,957    6,501
Preference shares.......................      --       (8,450)      --     8,450
Stockholders' equity--
  Common stock..........................      235          78        57      100
  Additional paid-in capital............   23,880       8,801    14,074    1,005
  Net unrealized loss on marketable
   securities...........................       (3)        --         (3)     --
  Cumulative translation adjustment.....      369         --        --       369
  Retained earnings (deficit)...........   (8,277)     (6,800)    1,044   (2,521)
                                          -------     -------   -------  -------
                                           16,204       2,079    15,172   (1,047)
  Less--treasury stock..................   (1,401)        --       (591)    (810)
                                          -------     -------   -------  -------
Total stockholders' equity..............   14,803       2,079    14,581   (1,857)
                                          -------     -------   -------  -------
Total liabilities and stockholders'
 equity.................................  $25,570     $(4,062)  $16,538  $13,094
                                          =======     =======   =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  YEAR ENDED JUNE 30, 1995 (MIZAR) AND THE YEAR ENDED SEPTEMBER 30, 1995 (LSI)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       COMBINED  ADJUSTMENTS  MIZAR     LSI
                                       --------  ----------- -------  -------
Net sales............................. $32,043      $ --     $14,018  $18,025
Cost of sales.........................  14,110        --       6,330    7,780
                                       -------      -----    -------  -------
Gross margin..........................  17,933        --       7,688   10,245
Operating expenses:
  Product development and
   engineering........................   5,414        --       1,577    3,837
  Sales and marketing.................   4,728        --       2,352    2,376
  General and administrative..........   3,230        --         872    2,358
  Loss on assets held for sale........     204        --         --       204
                                       -------      -----    -------  -------
Total operating expenses..............  13,576        --       4,801    8,775
                                       -------      -----    -------  -------
Operating income......................   4,357        --       2,887    1,470
Interest income.......................     117        --         112        5
Interest expense......................    (447)       --        (209)    (238)
Other, net............................     539        --          (5)     544
                                       -------      -----    -------  -------
Income from continuing operations
 before income taxes..................   4,566        --       2,785    1,781
Provision for income taxes............     899        --         131      768
                                       -------      -----    -------  -------
Income from continuing operations..... $ 3,667      $ --     $ 2,654  $ 1,013
                                       =======      =====    =======  =======
Net income per share from continuing
 operations:
  Basic............................... $  0.40        --     $  0.83  $ 16.21
                                       =======      =====    =======  =======
  Diluted............................. $  0.34        --     $  0.57  $ 16.21
                                       =======      =====    =======  =======
Weighted average shares outstanding:
  Basic...............................   9,118        --       3,203       63
                                       =======      =====    =======  =======
  Diluted.............................  11,204        --       4,803       63
                                       =======      =====    =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  YEAR ENDED JUNE 30, 1996 (MIZAR) AND THE YEAR ENDED SEPTEMBER 30, 1996 (LSI)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMBINED  ADJUSTMENTS  MIZAR     LSI
                                        --------  ----------- -------  -------
Net sales.............................  $35,194      $ --     $14,052  $21,142
Cost of sales.........................   15,778        --       6,680    9,098
                                        -------      -----    -------  -------
Gross margin..........................   19,416        --       7,372   12,044
Operating expenses:
  Product development and
   engineering........................    4,980        --       1,652    3,328
  Sales and marketing.................    5,040        --       2,385    2,655
  General and administrative..........    4,281        --         968    3,313
                                        -------      -----    -------  -------
Total operating expenses..............   14,301        --       5,005    9,296
                                        -------      -----    -------  -------
Operating income......................    5,115        --       2,367    2,748
Interest income.......................      491        --         485        6
Interest expense......................     (419)       --         (80)    (339)
Other, net............................       68        --          (5)      73
                                        -------      -----    -------  -------
Income from continuing operations
 before income taxes..................    5,255        --       2,767    2,488
Provision (benefit) for income taxes..      291        --        (507)     798
                                        -------      -----    -------  -------
Income from continuing operations.....  $ 4,964      $ --     $ 3,274  $ 1,690
                                        =======      =====    =======  =======
Net income per share from continuing
 operations:
  Basic...............................  $  0.47        --     $  0.72  $ 27.04
                                        =======      =====    =======  =======
  Diluted.............................  $  0.41        --     $  0.60  $ 27.04
                                        =======      =====    =======  =======
Weighted average shares outstanding
  Basic...............................   10,457        --       4,543       63
                                        =======      =====    =======  =======
  Diluted.............................   12,218        --       5,532       63
                                        =======      =====    =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  YEAR ENDED JUNE 30, 1997 (MIZAR) AND THE YEAR ENDED SEPTEMBER 30, 1997 (LSI)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       COMBINED  ADJUSTMENTS  MIZAR     LSI
                                       --------  ----------- -------  -------
Net sales............................. $34,388      $ --     $11,507  $22,881
Cost of sales.........................  15,295        --       5,929    9,366
                                       -------      -----    -------  -------
Gross margin..........................  19,093        --       5,578   13,515
Operating expenses:
  Product development and
   engineering........................   6,451        --       2,660    3,791
  Sales and marketing.................   5,740        --       1,780    3,960
  General and administrative..........   6,696        --       1,522    5,174
                                       -------      -----    -------  -------
Total operating expenses..............  18,887        --       5,962   12,925
                                       -------      -----    -------  -------
Operating income (loss)...............     206        --        (384)     590
Interest income.......................     611        --         595       16
Interest expense......................    (205)       --         --      (205)
Other, net............................      77        --         --        77
                                       -------      -----    -------  -------
Income from continuing operations
 before income taxes..................     689        --         211      478
Provision for income taxes............     397        --          32      365
                                       -------      -----    -------  -------
Income from continuing operations..... $   292      $ --     $   179  $   113
                                       =======      =====    =======  =======
Net income (loss) per share from
 continuing operations:
  Basic............................... $  0.03        --     $  0.04  $(12.79)
                                       =======      =====    =======  =======
  Diluted............................. $  0.02        --     $  0.03  $(12.79)
                                       =======      =====    =======  =======
Weighted average shares outstanding
  Basic...............................  10,594        --       4,950       60
                                       =======      =====    =======  =======
  Diluted.............................  11,793        --       5,475       60
                                       =======      =====    =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          COMBINED  ADJUSTMENTS MIZAR    LSI
                                          --------  ----------- ------ -------
Net sales...............................  $17,116      $ --     $6,414 $10,702
Cost of sales...........................    7,724        --      3,144   4,580
                                          -------      -----    ------ -------
Gross margin............................    9,392        --      3,270   6,122
Operating expenses:
  Product development and engineering...    3,018        --      1,133   1,885
  Sales and marketing...................    2,466        --        912   1,554
  General and administrative............    2,742        --        634   2,108
                                          -------      -----    ------ -------
Total operating expenses................    8,226        --      2,679   5,547
                                          -------      -----    ------ -------
Operating income........................    1,166        --        591     575
Interest income.........................      287        --        284       3
Interest expense........................     (162)       --        --     (162)
Other, net..............................       39        --        --       39
                                          -------      -----    ------ -------
Income from continuing operations before
 income taxes...........................    1,330        --        875     455
Provision for income taxes..............      410        --         92     318
                                          -------      -----    ------ -------
Income from continuing operations.......  $   920      $ --     $  783 $   137
                                          =======      =====    ====== =======
Net income per share from continuing
 operations:
  Basic.................................  $  0.08        --     $ 0.16 $  2.19
                                          =======      =====    ====== =======
  Diluted...............................  $  0.07        --     $ 0.14 $  2.19
                                          =======      =====    ====== =======
Weighted average shares outstanding
  Basic.................................   10,881        --      4,966      63
                                          =======      =====    ====== =======
  Diluted...............................   12,485        --      5,575      63
                                          =======      =====    ====== =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMBINED  ADJUSTMENTS MIZAR     LSI
                                        --------  ----------- ------  -------
Net sales.............................. $17,657     $  --     $5,731  $11,926
Cost of sales..........................   7,602        --      2,933    4,669
                                        -------     ------    ------  -------
Gross margin...........................  10,055        --      2,798    7,257
Operating expenses:
  Product development and engineering..   3,361        --      1,191    2,170
  Sales and marketing..................   3,761        --      1,033    2,728
  General and administrative...........   2,988        --        712    2,276
                                        -------     ------    ------  -------
Total operating expenses...............  10,110        --      2,936    7,174
                                        -------     ------    ------  -------
Operating income (loss)................     (55)       --       (138)      83
Interest income........................     292        --        280       12
Interest expense.......................     (30)       --        --       (30)
Other, net.............................      70        --        --        70
                                        -------     ------    ------  -------
Income from continuing operations
 before income taxes...................     277        --        142      135
Provision (benefit) for income taxes...     (41)       --         25      (66)
                                        -------     ------    ------  -------
Income from continuing operations...... $   318     $  --     $  117  $   201
                                        =======     ======    ======  =======
Net income per share from continuing
 operations:
  Basic................................ $  0.03        --     $ 0.02  $(11.81)
                                        =======     ======    ======  =======
  Diluted.............................. $  0.03        --     $ 0.02  $(11.81)
                                        =======     ======    ======  =======
Weighted average shares outstanding:
  Basic................................  10,489        --      5,078       60
                                        =======     ======    ======  =======
  Diluted..............................  12,289        --      5,398       60
                                        =======     ======    ======  =======

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma combined financial statements give effect to the business combination between Mizar, Inc. and Loughborough Sound Images, Ltd. accounted for on a pooling-of-interests basis. The pro forma combined financial statements are based on the respective historical financial statements and the notes thereto. The pro forma combined balance sheet combines Mizar's and LSI's balance sheet as of December 31, 1997. The pro forma combined statements of operations combine Mizar's and LSI's historical statements of operations for each of the three years in the period ended June 30, 1997, and September 30, 1997, respectively, and the unaudited statements of operations for the six months ended December 31, 1997 and December 31, 1996. LSI's historical statements of operations for the years ended September 30, 1997 and 1996 include the same unaudited statement of operations information for the quarter ended September 30, 1997 and 1996, which is included in the six months ended December 31, 1997 and 1996.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented nor is it necessarily indicative of future operating results or financial position.

  These pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Mizar and LSI included or incorporated elsewhere herein. See "Index to Financial Statements."

  Adjustments to the pro forma combined statements of operations assume the merger of Mizar and LSI was consummated on July 1, 1994. The adjustments to the pro forma balance sheet assume the business combination was consummated on December 31, 1997. The business combination has been accounted for using the pooling-of-interests method of accounting. The following adjustments have been provided in connection with the business combination in accordance with Accounting Principles Board Opinion No. 16:

1) Reflecting the redemption of Preferred Shares held by Bank Holdings and the elimination of related interest expense. The amount of the redemption is $9,441,000 and is reflected as a reduction in marketable securities and as a reduction in the number of outstanding Preference Shares, retained earnings, and accrued liabilities.

2) The exercise of warrants for ordinary shares in LSI held by Bank Holdings. This adjustment is reflected as a $19,000 increase in common stock, a $5,360,000 increase in paid-in-capital and a $5,379,000 increase in marketable securities. The issuance of shares of Mizar Common Stock in exchange for the outstanding shares of LSI is reflected as a $59,000 increase to common stock and a decrease in paid-in-capital.

3) The accrual of expenses related to the business combination of $2,500,000. This accrual is reflected as an increase in accounts payable and a reduction in retained earnings. This charge will be reflected as an expense in the first accounting period immediately following the consummation of the business combination.

4) Retained earnings has been decreased and paid in capital has been increased for a $3,500,000 compensation expense entry related to certain variable options of LSI. This non-cash charge will be reflected as an expense in the first accounting period immediately following the consummation of the combination.

                                              PROFORMA ADJUSTMENTS
                         ------------------------------------------------------------------
                         MARKETABLE SECURITIES   ACCRUED LIABILITIES     PREFERENCE SHARES
                         ----------------------  ---------------------  -------------------
                           DEBIT      CREDIT       DEBIT     CREDIT      DEBIT     CREDIT
                         ---------- -----------  --------- -----------  --------- ---------
  Adjustment 1..........        --       (9,441)       191         --       9,250
                                                                              --       (505)
                                                                                       (295)
  Adjustment 2..........      5,379         --         --          --         --        --
  Adjustment 3..........        --          --         --       (2,500)       --        --
  Adjustment 4..........        --          --         --          --         --        --
                         ---------- -----------   -------- -----------  ---------  --------
  Total.................      5,379      (9,441)       191      (2,500)     9,250      (800)
                         ========== ===========   ======== ===========  =========  ========
  Net Adjustment........        --       (4,062)       --       (2,309)     8,450       --
                         ========== ===========   ======== ===========  =========  ========
                                                   ADDITIONAL PAID-
                              COMMON STOCK            IN CAPITAL        RETAINED EARNINGS
                         ----------------------  ---------------------  -------------------
                           DEBIT      CREDIT       DEBIT     CREDIT      DEBIT     CREDIT
                         ---------- -----------  --------- -----------  --------- ---------
  Adjustment 1..........        --          --         --          --         505       --
                                                                              295
  Adjustment 2..........        --          (19)        59      (5,360)
                                            (59)
  Adjustment 3..........        --                     --          --       2,500       --
  Adjustment 4..........        --          --         --       (3,500)     3,500       --
                         ---------- -----------   -------- -----------  ---------  --------
  Total.................        --          (78)        59      (8,860)     6,800       --
                         ========== ===========   ======== ===========  =========  ========
  Net Adjustment........        --          (78)       --       (8,801)     6,800       --
                         ========== ===========   ======== ===========  =========  ========

                      DESCRIPTION OF MIZAR CAPITAL STOCK

  The Company's authorized capital stock consists of 26,000,000 shares of capital stock, par value $.01 per share, of which 25,000,000 are Common Stock and 1,000,000 are Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of January 31, 1998, Mizar had 5,135,976 shares of Mizar Common Stock outstanding.

  The following summary description of Mizar's capital stock does not purport to be complete. Persons desiring additional information may wish to refer to Mizar's Certificate of Incorporation, as amended (the "Mizar Certificate of Incorporation"), and Bylaws of Mizar, as amended (the "Mizar Bylaws"), copies of which have been filed or incorporated as exhibits to Mizar's Annual Report on Form 10-K, dated September 26, 1997 (File no. 000-26858). See "Available Information."

COMMON STOCK

  The holders of Mizar Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The Mizar Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. Dividends may be paid ratably to holders of Mizar Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of Mizar, the holders of Mizar Common Stock will be entitled to share ratably in the assets of Mizar legally available for distribution to stockholders after payment of all liabilities and the liquidation preferences of any outstanding Preferred Stock.

  The holders of Mizar Common Stock have no preemptive or conversion rights or other subscription rights and are not subject to redemption or sinking fund provisions or to calls or assessments by Mizar. The shares of Mizar Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for call or assessment. Mizar will apply for listing of the Mizar Common Stock to be issued upon the Share Exchange on the NMS.

  As of January 31, 1998, there were approximately 1,500 beneficial holders of Mizar Common Stock.

PREFERRED STOCK

  Under governing Delaware law and the Mizar Certificate of Incorporation, no action by Mizar's stockholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any of the Preferred Stock. The Board of Directors is empowered to establish, and to designate the name of, each class or series of the Preferred Stock.

  During 1987 and 1988, the Board of Directors designated two different series of Preferred Stock; however, these shares are no longer outstanding. Although Mizar has no present plans to issue additional series of Preferred Stock, such shares may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by Mizar's Board of Directors. The Board of Directors, without obtaining stockholder approval, may issue such shares with voting or conversion rights or both and thereby dilute the voting power and equity of the holders of Mizar Common Stock and adversely affect the market price of such stock.

  The existence of authorized Preferred Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Mizar Common Stock, to acquire control of Mizar with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of authorized Preferred Stock may deny stockholders the receipt of a premium on their Mizar Common Stock and may also have a depressive effect on the market price of the Mizar Common Stock.

OUTSTANDING OPTIONS AND WARRANTS

  As of January 31, 1998, there were outstanding options to purchase 596,090 shares of Mizar Common Stock (including shares issuable under options granted pursuant to Mizar's Directors' Stock Option Plan) at prices ranging from $0.15 to $9.13 per share, with a weighted average exercise price of $3.66 per share. In addition, there are outstanding warrants to purchase 15,000 shares of Mizar Common Stock at a price of $10.20 per share.

  Mizar has agreed to issue new Mizar Options in exchange for outstanding LSI Options in the Share Exchange. See "The Share Exchange--Share Exchange--LSI Options."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Mizar Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the DGCL. The DGCL provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or
(iv) any transaction from which the director derived an improper personal benefit.

  The Mizar Bylaws provide that directors, trustees, officers, employees and agents of Mizar will be indemnified against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, if they acted in good faith and in a manner they reasonably believed to be in the best interests of Mizar. Mizar has entered into agreements with each of its directors that provide for Mizar to indemnify its directors to the extent permitted under applicable law.

TRANSFER AGENT

  The transfer agent and registrar for the Mizar Common Stock is Securities Transfer Corporation, Dallas, Texas.

  See "Summary Comparison of Mizar Common Stock and LSI Stock" for additional information regarding the capital stock of Mizar.

                               BUSINESS OF MIZAR

GENERAL

  Mizar designs, develops and markets multi-processor DSP computing sub-systems used primarily for real-time image and signal processing. Mizar's products are typically sold to original equipment manufacturers in a variety of industries. Many of Mizar's DSP-based product line are ruggedized products, capable of withstanding extremes of temperature, shock, humidity and vibration. Mizar continues to sell its prior generation of non-DSP computing sub-systems primarily to existing commercial customers for industrial automation applications.

DIGITAL SIGNAL PROCESSING

  DSP involves the mathematical manipulation and analysis of digitized light, sound and other naturally occurring analog wave forms. Examples of input devices which collect and digitize these analog wave forms include video cameras, radar arrays, digital x-ray cameras, sonar arrays and a variety of telecommunications devices. As compared to general computing, the mathematical algorithms used to manipulate digitized images, audio and speech use multiplication and addition functions more intensively. DSP microprocessors perform these functions in one clock cycle at millions of instructions per second, whereas non-DSP microprocessors may require several clock cycles to accomplish the same operation. Generally, the mathematical algorithms are applied in order to modify or improve a signal or image. Multi-processor DSP is an enabling technology applicable to a diverse range of existing and emerging real-time image and signal processing applications, including communications, military and aerospace electronics and machine vision.

STRATEGY

  Mizar's strategy is to use its depth of knowledge in multi-processor DSP design to be a leading supplier of DSP computing sub-systems to the real-time image and signal processing industry. Key elements of Mizar's strategy include the following:

  Provide General Purpose Enabling DSP Technology. Mizar has designed its DSP products for a broad range of defense and commercial applications. Because Mizar's products are programmable, they are intended to interface with a wide variety of other components or application software supplied by Original Equipment Manufacturers ("OEMs"). Mizar has focused its product line on those applications where high performance, product quality and reliability, rather than cost, are the customer's most important product considerations. Mizar's programmable, general purpose products permit customers to decrease the time required to develop their products, with the benefit of "reduced time to market."

  Ruggedization Design Capability. The military and aerospace marketplace requires that many system components be able to operate in ruggedized environments, capable of withstanding extremes of temperature, shock, vibration and humidity. Mizar's products are available in several ruggedized build options which address severe environmental conditions.

  Enhance Financial Stability. Mizar believes that commercial and defense customers select suppliers based in part upon their financial condition, and therefore their perceived ability to meet long-term customer requirements. The completion of Mizar's initial public offering in 1995 has further enhanced Mizar's financial stability.

MULTI PROCESSOR DSP PRODUCTS

  Mizar offers products based on two families of TI DSP microprocessors, the TMS320C40 ("C40") and the TMS320C60 ("C60"), each of which is designed into VME computing environments. VME is an open bus which is very common to industrial and defense applications but rarely used in desktop or workstation computers. Descriptions of Mizar's product lines follow:

  Commercial C40 on VME Product Line. This product line consists of a series of C40s on VME single board computers and associated operating software. Products are available in single, dual, quad and octal processor versions, all of which are generally software compatible. A variety of memory configurations and daughtercards is available.

  Ruggedized C40 on VME Product Line. Mizar offers a variety of harsh environment DSP products using C40s in the VME computing environment. This product line is primarily aimed at defense applications in which a controlled environment may not always be present such as battlefield vehicles or aircraft.

  Commercial C60 on VME Product Line. This product line is targeted for developers of a broad range of signal processing applications, including telecommunications and defense applications.

NON-DSP PRODUCTS

  Mizar continues to sell its prior generation of non-DSP computing sub-systems, primarily to existing commercial customers who have previously designed these products into their equipment which they continue to market for industrial automation applications. Mizar does not actively market these products and is not currently designing any new non-DSP products. Mizar foresees a steady decline in the sales of these products.

SALES AND MARKETING

  Mizar uses its own direct sales force and, to a lesser extent, independent manufacturer's representatives and distributors to market its products. Mizar's customers frequently require that a product be tailored to their particular requirements. Mizar believes that it is advantageous to have its own employees interacting directly with customers in order to fully understand their requirements. Mizar's sales personnel generally have engineering backgrounds, which Mizar believes enhances their ability to create relationships with their customer counterparts, who are typically design and systems engineers. Mizar maintains regional sales offices on the West Coast and in the Northeast region of the United States and a sales office in the United Kingdom.

DESCRIPTION OF PROPERTIES

  Mizar's general corporate offices, research and development facilities and a regional sales office are located in Carrollton, Texas (a suburb of Dallas) where it leases approximately 21,000 square feet. Mizar also leases offices for regional sales operations on the West Coast and in the Northeast region of the United States and a sales office in the United Kingdom.

CUSTOMERS

  Mizar's customer base consists primarily of defense contractors and OEMs which incorporate Mizar's products as a part of their systems. Typically, these customers initially purchase a small volume of products for development testing and comparison to competitive products. If upon completion of testing the customer elects to incorporate Mizar's product into its design, it frequently purchases Mizar's standard or customized products in higher volumes.

  Mizar's historic customer base for non-DSP products was OEMs engaged in commercial product applications such as industrial automation. Mizar's DSP customer base consists primarily of defense customers, including the major prime defense contractors. Mizar's objective is to build a base of both defense contractors and commercial OEMs.

  Northrop Grumman Corp. and Lockheed Martin Corp. represented approximately 16% and 15%, respectively, of Mizar's fiscal 1997 revenues. On July 3, 1997, Lockheed Martin Corp. and Northrop Grumman Corp. announced a merger plan that according to recent published reports will be completed in 1998.

BACKLOG

  Mizar's backlog includes bookings based upon the receipt of a written purchase order or contract. It generally does not include options in contracts for additional quantities not covered by a current purchase order. Mizar's backlog at June 30, 1997, was $7,729,000 as compared to $2,267,000 at June 30, 1996. A much larger proportion of the customer orders received in fiscal 1997 required engineering effort in order to meet ruggedization (environmental) specifications which in turn has resulted in longer lead times. Much of the adaptation is the result of environmental requirements associated with deployed customer systems in the military/aerospace market. Previously, a large portion of the Company's DSP business were modest orders for relatively standard products which were used to prove a concept or deploy a small number of prototypes or systems. Mizar expects to ship all backlog reported at June 30, 1997 during the current fiscal year. Mizar cautions readers who may utilize published bookings and backlog information as tools to forecast Mizar's revenue during a given time frame since certain purchase orders may be subject to cancelation and/or delivery schedule revision.

PRODUCT DEVELOPMENT

  Mizar has made a significant investment in its engineering group. Mizar's current internal design strengths exist in areas such as DSP computing, high speed digital circuit design, architecture for multi-processor computing, harsh environment architectures, driver and related software design and rapid customization of designs.

  With respect to VME based DSP products, Mizar has augmented its internal research and development capability with licensed technology from TI DSEG, although the last license of technology with TI DSEG was in 1995.

  In February 1997, Mizar announced the formation of its Telecommunications Products Group. The Telecommunications Products Group will be responsible for migrating Mizar's extensive experience and expertise in designing and building real-time signal processing products to the telecommunications markets.

  During the last three fiscal years, Mizar incurred approximately $2,660,000, $1,652,000, and $1,577,000 of product development and engineering expenses, exclusive of royalties paid under the TI DSEG license agreements.

MANUFACTURING AND QUALITY CONTROL

  Mizar relies exclusively upon subcontractors to assemble its products. Mizar believes that this enhances its flexibility in product development, as it is not required to invest in specialized capital equipment that may have limited use, but instead can choose subcontractors based upon their capabilities for particular manufacturing tasks. The existence of these outsourcing relationships allows Mizar to absorb varying production levels without incurring the costs normally attendant to such fluctuations. Mizar has relationships with several contract manufacturers but has no long-term contracts with any of them. Mizar believes there are a number of contract manufacturers equipped to meet its needs although there is no assurance of this in the future. Mizar's internal manufacturing operations consist primarily of test engineering, material purchasing, incoming inspection and acceptance testing. Mizar's subcontractors perform quality control at their facilities. Mizar undertakes subsequent additional quality control procedures.

  All of Mizar's products incorporate electronic components available from a limited number of sources and, in certain instances, from a single source. Most notably, all of Mizar's DSP products use DSP microprocessors manufactured by Texas Instruments. Additional single source suppliers for Mizar are Cypress Semiconductor, Linear Technology, Matsushita, Motorola, Philips, Quality Semiconductor, Advanced Interconnection Technology, Quick Logic and Xilinx. Mizar believes that electronic component availability is sufficient to meet the demand for its products. See "Risk Factors--Dependence upon Suppliers and Subcontractors."

COMPETITION

  The industries and markets in which Mizar operates are highly competitive, and Mizar believes that competition is likely to intensify. Many of Mizar's competitors have substantially greater financial resources, larger research, development and sales staffs as well as greater name recognition than Mizar. Mizar has direct competitors which use DSP technology similar to that of Mizar. Mizar also has competitors offering technologies other than programmable DSPs for signal/image processing applications. These technologies include application-specific integrated circuits ("ASICs"), fixed program DSPs and programmable non-DSP processors. From time to time, Mizar competes with the in-house design department of its customers. However, Mizar believes that its customers increasingly rely on outside suppliers for sub-systems such as those designed and marketed by Mizar.

  New or improved products can be expected from competitors in the future. Market participants must compete on many fronts, including development time; engineering expertise; product quality, performance and reliability; price; name recognition; financial stability; customer support; and access to distribution channels.

INTELLECTUAL PROPERTY

  Mizar believes that due to the rapid pace of innovation within its industry, factors such as product quality, performance and reliability are more important in establishing and maintaining customer relationships than are the various protections afforded by patents. Mizar generally refers to its products by part numbers rather than by their specific names, and therefore, has not sought trade name protection for product names.

  Mizar has entered into a series of license agreements with TI DSEG relating to the design of several DSP products. These licenses are exclusive, perpetual and world wide, subject to Mizar's payment of required royalties and performance of its other obligations under the licenses. In fiscal 1997, the royalty expense related to these licenses was approximately $225,000. The royalties due pursuant to the majority of these licensing agreements were fully paid up in fiscal 1997. None of the licenses restrict Mizar from developing independently non-licensed designs on a non-royalty basis or allowing the development of designs based on DSP microprocessors from other suppliers. On July 11, 1997, Texas Instruments completed the sale of the DSEG group to Raytheon Company. Texas Instruments and Mizar have executed an agreement whereby all of Texas Instruments' rights and interests in the licensing agreements have been assigned to a subsidiary of Raytheon Company, named Raytheon TI Systems, Inc.

EMPLOYEES

  As of June 30, 1997, Mizar employed 51 full-time employees, including 15 in product development, 10 in sales and marketing, 18 in operations, and 8 in finance and administration. Mizar's continued success will depend in large measure on its ability to attract and retain highly skilled employees. None of Mizar's employees is represented by a labor union.

LEGAL PROCEEDINGS

  From time to time, Mizar is a defendant in litigation or subject to threatened claims arising in the ordinary course of business. To date, none of such litigation or claims has had a material effect on Mizar.

                MARKET FOR AND DIVIDENDS ON MIZAR COMMON STOCK

  Mizar's Common Stock is traded on the NMS under the ticker symbol "MIZR." The following table sets forth the quarterly high and low sales prices on the Nasdaq National Market since Mizar's initial public offering of Mizar Common Stock on September 28, 1995:

                                                                     HIGH   LOW
      FISCAL YEAR                                                    ----- -----
      1996
        First Quarter (9/28/95 to 9/30/95).......................... 9 1/2 9
        Second Quarter.............................................. 9 1/2 8 1/8
        Third Quarter............................................... 8 3/4 5
        Fourth Quarter.............................................. 8     5
      1997
        First Quarter............................................... 7     3 3/4
        Second Quarter.............................................. 5 7/8 4
        Third Quarter............................................... 5 1/8 3 3/4
        Fourth Quarter.............................................. 3 7/8 2 3/4
      1998
        First Quarter............................................... 7 3/8 3 3/8
        Second Quarter.............................................. 7 1/4 5 1/2
        Third Quarter............................................... 6     4 1/8

  On November 19, 1997, the last trading day prior to the issuance of a press release by Mizar stating that it had executed the Share Purchase Agreement, the closing price per share of the Mizar Common Stock as reported on the NMS was $6.125. On March 31, 1998, the last trading day prior to printing of this Proxy Statement, the closing price per share of the Mizar Common Stock as reported on the NMS was $5 1/4.

  As of the Record Date of the Annual Meeting, there were approximately 1,500 beneficial holders of the Mizar Common Stock, of which approximately 65 were record holders.

  Mizar has not declared or paid any cash or other dividends on the Mizar Common Stock to date and has no intention of doing so in the foreseeable future. The declaration of dividends, cash or otherwise, is subject to the discretion of Mizar's Board of Directors and will depend on a number of factors, including the cash position, earnings, financial position and anticipated financial requirements of Mizar and other factors deemed relevant by the Board of Directors.

                         MIZAR SELECTED FINANCIAL DATA

  The following table presents selected historical financial data for Mizar for each of the five fiscal years in the period ended June 30, 1997 and for the six months ended December 31, 1996 and 1997. The data presented is derived from the financial statements of Mizar and should be read in conjunction with the more detailed information and financial statements and notes thereto, of Mizar, which are included elsewhere in this Proxy Statement. In the opinion of the management of Mizar, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. Results for the interim periods are not necessarily indicative of results for the year.

                                                                   SIX MONTHS ENDED
                                   YEAR ENDED JUNE 30,               DECEMBER 31,
                          ---------------------------------------  ------------------
                           1993   1994    1995    1996     1997      1996      1997
                          ------ ------- ------- -------  -------  --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............  $7,454 $11,088 $14,018 $14,052  $11,507  $  6,414  $  5,731
Cost of sales...........   3,448   5,305   6,330   6,680    5,929     3,144     2,933
                          ------ ------- ------- -------  -------  --------  --------
Gross margin............   4,006   5,783   7,688   7,372    5,578     3,270     2,798
Operating expenses:
  Product development &
   engineering..........     973   1,191   1,577   1,652    2,660     1,133     1,191
  Sales and marketing...   2,101   2,191   2,352   2,385    1,780       912     1,033
  General and
   administrative.......     729     899     872     968    1,522       634       712
                          ------ ------- ------- -------  -------  --------  --------
    Total operating
     expenses...........   3,803   4,281   4,801   5,005    5,962     2,679     2,936
                          ------ ------- ------- -------  -------  --------  --------
Operating income
 (loss).................     203   1,502   2,887   2,367     (384)      591      (138)
Interest and other
 expense (income).......     188     208     102    (400)    (595)     (284)     (280)
                          ------ ------- ------- -------  -------  --------  --------
Income before provision
 (benefit) for income
 taxes..................      15   1,294   2,785   2,767      211       875       142
Provision (benefit) for
 income taxes...........     --       25     131    (507)      32        92        25
                          ------ ------- ------- -------  -------  --------  --------
Income before
 extraordinary item.....      15   1,269   2,654   3,274      179       783       117
                          ------ ------- ------- -------  -------  --------  --------
Extraordinary item--gain
 on debt restructuring..   1,768     --      --      --       --        --        --
                          ------ ------- ------- -------  -------  --------  --------
Net income..............  $1,783 $ 1,269 $ 2,654 $ 3,274  $   179  $    783  $    117
                          ====== ======= ======= =======  =======  ========  ========
Net income per share:
  Basic.................  $ 0.75 $  0.45 $  0.83 $  0.72  $  0.04  $   0.16  $   0.02
                          ====== ======= ======= =======  =======  ========  ========
  Diluted...............  $ 0.53 $  0.34 $  0.57 $  0.60  $  0.03  $   0.14  $   0.02
                          ====== ======= ======= =======  =======  ========  ========
Net income per share on
 extraordinary item:
  Basic.................  $ 0.74     --      --      --       --        --        --
                          ====== ======= ======= =======  =======  ========  ========
  Diluted...............  $ 0.51     --      --      --       --        --        --
                          ====== ======= ======= =======  =======  ========  ========
Weighted average shares
 outstanding:
  Basic.................   2,380   2,835   3,203   4,543    4,950     4,966     5,078
                          ====== ======= ======= =======  =======  ========  ========
  Diluted...............   3,489   3,912   4,803   5,532    5,475     5,575     5,398
                          ====== ======= ======= =======  =======  ========  ========

                                           JUNE 30,
                             ------------------------------------- DECEMBER 31,
                              1993    1994   1995   1996    1997       1997
                             ------  ------ ------ ------- ------- ------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..  $  183  $1,444 $3,710 $ 1,550 $ 2,266   $ 3,664
Marketable securities......      75      76     76  10,286   8,598     6,540
Working capital............   1,203   2,466  4,094  14,144  13,688    13,756
Total assets...............   3,109   4,855  7,122  16,095  16,696    16,538
Total debt and capital
 leases (including current
 portions).................   2,457   2,080  1,945      15       2       --
Stockholders' equity.......     (33)  1,311  3,607  14,669  14,662    14,581

                  MIZAR MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS, THREE YEARS ENDED JUNE 30, 1997

  Net Sales. Net sales increased from $14,018,000 in fiscal 1995, to $14,052,000 in fiscal 1996, and declined to $11,507,000 in fiscal 1997.
Revenues from DSP-based products grew from $8,174,000 in fiscal 1995, to $8,697,000 in fiscal 1996, and declined to $7,701,000 in fiscal 1997, however DSP sales as a percent of total revenue increased in fiscal 1997 to 67% from 62% in fiscal 1996. The majority of DSP-based revenues were to prime contractors for the federal government and were used in defense, aviation and intelligence applications. Mizar believes that the trend of the federal government to emphasize the purchase of commercial-off-the-shelf (COTS) products versus proprietary designs dedicated to a specific application has helped stimulate the growth in Mizar's DSP revenues and is expected to continue to have a positive impact in the future. Major program selling in this industry inherently raises the risk of revenue fluctuations such as that experienced in fiscal 1997. The decline in DSP revenues occurred despite bookings associated with DSP-based products increasing from $8,288,000 in fiscal 1996 to $11,367,000 in fiscal 1997. More recently, Mizar has also experienced a significant increase in bookings for "ruggedized" DSP-based products. The time lag between order booking and revenue recognition associated with ruggedized products can be much longer due to engineering effort, component ordering and manufacturing lead-times. Revenues from non-DSP products declined from $5,844,000 in fiscal 1995, to $5,355,000 in fiscal 1996, and to $3,806,000 in fiscal 1997. The rate of decline in revenues from non-DSP products is expected to accelerate in fiscal 1998.

  Gross Margin. Gross margin as a percentage of revenues was 54.8% in fiscal 1995, 52.5% in fiscal 1996, and 48.5% in fiscal 1997. The decline in gross margin percentage in 1996 is mostly attributable to the presence of labor and capacity inefficiencies caused by lower production volumes in the fourth fiscal quarter of 1996, and to a lesser extent, the third fiscal quarter. The decline in gross margin percentage in 1997 is mostly attributable to reserves taken for excess and obsolete inventory and fixed manufacturing costs spread over lower volume. Mizar's gross margin percentage has varied each year, and each quarter, in both a positive and negative fashion due to factors such as the inefficiencies mentioned above, and changes in customer and specific product mix. Such variations will continue to impact gross margin percentages in a similar fashion during future reporting periods as DSP-based products comprise a larger percentage of revenues.

  Engineering. Engineering expenses increased from $1,577,000 in fiscal 1995, to $1,652,000 in fiscal 1996, and to $2,660,000 in fiscal 1997. These expenses expressed as a percentage of revenues were 11.2%, 11.8%, and 23.1% in fiscal 1995, 1996 and 1997, respectively. Mizar has steadily increased its investment in new product development and will continue to do so throughout fiscal 1998, especially in the areas of expanding the capabilities of its products to function in non-benign environments such as extended shock, vibration, humidity or temperature ranges. Engineering expenses are expected to increase in fiscal 1998, in part, due to product development associated with Mizar's Telecommunications Products Group.

  Sales and Marketing. Sales and marketing expenses increased from $2,352,000 in fiscal 1995, to $2,385,000 in fiscal 1996, and declined to $1,780,000 in fiscal 1997. These expenses expressed as a percentage of revenues were 16.8%, 17.0%, and 15.5% in fiscal 1995, 1996 and 1997, respectively. The decline in fiscal 1997 reflected both a reduction in commissions paid (due to the revenue decrease) and a lower number of sales personnel during fiscal 1997. These expenses are expected to increase in fiscal 1998 as a result of increased spending related to strategic and product marketing efforts associated with entering new product and geographical markets. In February 1997, Mizar announced the formation of its Telecommunications Products Group. Product development and marketing efforts associated with expanding into this market will increase in fiscal 1998.

  General and Administrative. General and administrative expenses were $872,000 in fiscal 1995, $968,000 in fiscal 1996, and $1,522,000 in fiscal
1997. These expenses expressed as a percentage of revenues were 6.2%, 6.9%, and 13.2% in fiscal 1995, 1996 and 1997, respectively. The increase in fiscal 1997 is due to the recognition of $340,000 associated with both the employment agreement of David Irwin, who resigned in June 1997, and the resulting executive search fees for a new Chief Executive Officer for Mizar.

  Interest Income. Interest income increased from $112,000 in fiscal 1995, to $485,000 in fiscal 1996, and to $595,000 in fiscal 1997. Interest income increased significantly in 1996 and 1997 primarily as a result of investing the proceeds of Mizar's initial public offering and, to a lesser extent, cash generated from operations.

  Interest Expense. Interest expense was $209,000 and $80,000 in fiscal 1995 and 1996, respectively, and relates primarily to previously outstanding convertible and subordinated debentures. The convertible debentures were converted to common stock in connection with the initial public offering in fiscal 1996 and the subordinated debentures were retired using the proceeds of the initial public offering. Interest expense was not significant in fiscal 1997, and relates to capital leases.

  Provision (Benefit) for Income Taxes. Provision (benefit) for income taxes was $131,000, $(507,000), and $32,000 in fiscal 1995, 1996 and 1997, respectively. As a result of the significant net losses incurred by Mizar through fiscal 1991, Mizar has accumulated a net operating loss ("NOL") carryforward, a portion of which was used to reduce Mizar's federal income tax liability in fiscal years 1992 through 1997. Pursuant to Section 382 of the Internal Revenue Code, a change in ownership of Mizar greater than 50%, as defined, within a three-year period has occurred, in part due to Mizar's initial public offering of Mizar Common Stock in September 1995 (the "IPO"). This has resulted in an annual limitation on Mizar's ability to utilize its NOL carryforward which accrued during the tax periods prior to the change in ownership of approximately $2,300,000. As of June 30, 1997, Mizar had an NOL carryforward of approximately $7,300,000, which begins to expire in 2004. In accordance with the criteria contained in Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, a valuation allowance associated with Mizar's NOL was reduced in 1996 and a deferred tax asset of $790,000 was recognized. In fiscal 1997, the deferred tax asset was increased to $1,101,000, primarily as a result of the tax benefit recorded as a result of the disqualifying dispositions of employee incentive stock options.

  These deferred tax assets are net of judgmental valuation allowances. In accordance with SFAS No. 109, Accounting for Income Taxes, Mizar has recorded only the net portion of the total NOL that it considers "more likely than not" to be realized in the future. Among the factors Mizar considers when making this evaluation is the utilization of federal net operating loss carryforwards during each of the four years in the period ended June 30, 1997, future business prospects for Mizar, as well as risk factors inherent in Mizar's market and operations. Changes in the net recognized deferred tax asset will be evaluated in accordance with SFAS No. 109.

RESULTS OF OPERATIONS--SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997

  For the six months ended December 31, 1997, Mizar reported net sales of $5,731,000, as compared to $6,414,000 in the same period of the prior year. DSP-based product sales were $4,240,000, or 74% of total sales for the six months ended December 31, 1997, as compared to $5,252,000, or 82% of total sales during the same period in the prior year. Net sales of DSP-based products for the second quarter of fiscal 1998 were significantly impacted by component shortages and delays from a key supplier of printed circuit boards. Bookings, which are generally realized upon receipt of a written purchase order or contract, were $6,546,000 for the first six months of fiscal 1998, as compared to $9,724,000 during the same period in fiscal 1997. The customer order backlog was $8,544,000 at December 31, 1997, as compared to $5,577,000 at December 31, 1996. The majority of DSP-based revenues are to prime contractors for the federal government and are used in defense, aviation and intelligence applications. Mizar believes that the trend of the federal government is to emphasize the purchase of commercial off-the-shelf products versus proprietary designs dedicated to a specific application and expects this trend will have a positive impact on revenues in the future. More recently, Mizar has also experienced a significant increase in bookings for "ruggedized" DSP-based products. The time lag between order booking and revenue recognition associated with ruggedized products can be much longer due to engineering effort, component ordering and manufacturing lead-times. Previously, a large portion of Mizar's DSP business were modest orders for relatively standard products which were used to prove a concept or deploy a small number of prototypes or systems.

  Gross margin percent for the six months ended December 31, 1997 was 49%, as compared to 51% for the same period in the prior year. Mizar's historical gross margin percentage has varied by quarter in both a positive and negative fashion due to volume related efficiencies and changes in product and customer mix. Such variations will continue to impact gross margin percentages in a similar fashion during future reporting periods as DSP-based products comprise a larger percentage of sales.

  During the six months ended December 31, 1997, operating expenses were $2,936,000, or 51% of net sales, as compared to $2,679,000, or 42% of net sales, during the same period in the prior year. For the six months ended December 31, 1997, sales and marketing expenses were higher when compared to the prior year due to increased headcount. General and administrative expenses were higher during the first six months of fiscal 1998 as compared to the same period in fiscal 1997 due to a $35,000 provision for bad debts and professional services. For the six months ended December 31, 1997, product development and engineering expenses were higher as compared to the same period in the prior year due to increased headcount dedicated to ruggedization efforts and the design of a new suite of products targeted for the digital wireless communications market.

  Interest income for the six months ended December 31, 1997, was $280,000, as compared to $284,000 for the same period in the prior year.

  Net income for the six months ended December 31, 1997, was $117,000, as compared to $783,000 during the same period in the prior year. The decrease in net income for the six months ended December 31, 1997, as compared to the same period in the prior year, is primarily due to the decrease in net sales and the increase in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

  Mizar's cash flow from operations was $2,781,000, $2,915,000, and $345,000 in fiscal 1995, 1996 and 1997, respectively. Net working capital was $4,094,000, $14,144,000, and $13,688,000 as of June 30, 1995, 1996 and 1997,
respectively, and $13,756,000 at December 31, 1997. The increase in working capital in 1996 is primarily the result of proceeds received from Mizar's initial public offering in September 1995, and to a lesser extent, positive cash generated from operations. The decrease in working capital in 1997 is primarily the result of increased capital asset purchases and common stock repurchased through Mizar's stock repurchase plan in the amount of $509,000. Through September 30, 1997, 281,900 shares of Mizar Common Stock had been repurchased at a total cost of $1,081,000. In the second quarter of fiscal 1998, the Board of Directors canceled the stock repurchase plan.

  Mizar's only significant indebtedness during the periods presented consisted of the Convertible Debentures (balance of $1,048,000 as of June 30, 1995) and the Subordinated Debentures (balance of $856,000 as of June 30, 1995). The Convertible Debentures were converted into 891,084 shares of common stock in connection with Mizar's IPO, and the Subordinated Debentures were retired with a portion of the proceeds of the IPO.

  Mizar's investment in capital equipment was $329,000, $364,000, and $982,000 in fiscal 1995, 1996, and 1997, respectively, and $118,000 for the six months ended December 31, 1997. Capital equipment generally consists of production test equipment, design engineering tools and computers for general use. The investment in capital equipment prior to 1997 was not significant, however, in 1997, more significant investments in design, simulation and test equipment and software were made. Additionally, Mizar has remodeled and expanded its home office facilities in order to accommodate a larger workforce. Mizar believes that its current available cash and investments, together with expected cash flow from operations, will be sufficient to fund its capital expenditures, product development and working capital requirements during fiscal 1998.

                                BUSINESS OF LSI

GENERAL

  LSI is a leading designer and manufacturer of DSP boards and related software, primarily used for real-time image and signal processing. LSI's products are typically sold to OEMs which utilize these products as subsystems in capital equipment they sell in areas such as telecommunications, automotive test, medical imaging, industrial inspection, document processing and defense. The majority of these customers are multinational companies and include 28 of the world's 50 largest industrial companies.

DIGITAL SIGNAL PROCESSING

  DSP is a technique whereby signals are captured in digital form and processed either to enhance them, compress them or to take decisions based on them in real time. DSP has applications in a diverse range of industries. Specific applications include the removal of noise from speech over a telephone line, the transmission of information more quickly or efficiently (i.e. fax/modems) or inspection of goods on a conveyer belt.

PRODUCTS AND MARKETS

  The principal products sold by LSI combine a DSP board and software to enable customers to develop applications quickly. Customers will typically write application software using the software provided in LSI's DSP product to run on LSI's DSP board. This application will then be embedded into the customer's own product and sold by the customer into the end market or used by the customer in an end application.

  LSI offers products designed for the popular Personal Computer buses such as PCI and ISA as well as for the VME bus, with a split in revenues between PC buses and the VME bus of approximately 57% PC and 43% VME. Typically, LSI first develops a PC-based product which early adopters use to evaluate new DSP processor technology and to perform early application software development. Later, more complex VME-based designs are developed. OEM users often utilize the more robust VME bus. In recent years, however, the use of PC buses in industrial applications has become more prevalent.

  LSI historically has developed DSP boards based on a wide range of DSP processors from the most of the major DSP processor suppliers including Texas Instruments, Analog Devices, Lucent (formerly ATT Microelectronics) and Motorola. With the Texas Instruments DSP area, LSI has developed board products based on the following processor families: C20, C30, C40, C50, C80 and recently the C60. Board designs have included single and multiple DSP processors.

  LSI currently sells a range of over 300 standard products which target "high end" applications where value is placed on system performance not low cost manufacturing. LSI has deliberately not focused on the volume end of the market where margins are typically lower and under greater pressure.

  DSP is a rapidly changing field with new technology and new applications constantly emerging. LSI believes this presents many opportunities to LSI to extend its product range into new applications and develop new technologies to address these new markets. Considerable emphasis is therefore placed on new product development which is predominantly market led.

  LSI emphasizes its relationships with its major customers. New product development efforts are therefore focused on the perceived needs, both present and future, of these customers. It is not uncommon for LSI to receive orders for its new products before product development is complete.

  LSI's DSP products are used in a wide range of applications, examples of which are outlined below:

  Industrial Inspection. LSI's products are used in systems which utilize real-time image processing to recognize selected features in an image, commonly referred to as machine vision. As an example, one of Europe's largest companies used an LSI DSP board in a system which classifies and sorts mail. LSI's DSP boards are used to perform real-time image processing functions. The products are used to automatically read and identify addresses and therefore increase throughput. Price and performance constraints coupled with the need for flexibility dictated the use of DSP technology. Similar products from LSI have also been used by one of Europe's largest steel manufacturing companies to implement a quality inspection system.

  Automotive Test and Measurement. LSI's products are used in systems in which a large number of sensors are attached to prototype automobiles during the design phase, and these sensors capture and analyze real information such as vibration, noise and heat. Also, LSI's products are used in production testing and quality assurance. As an example, one of the world's largest automotive manufacturers used LSI DSP boards in engine test cells. Having previously used dedicated test instruments, DSP technology combined with an industry standard PC's meant that engine mapping could be performed more efficiently and in real-time rather than off-line. Similar products have been used by a number of other automotive companies and subcontractors for rapid measurements in areas such as active suspension and braking systems.

  Medical Diagnostics. LSI's products are used in the real time processing of medical imagery such as Magnetic Resonance Imaging (MRI) and X-Ray diagnostic equipment. As an example, one of the world's largest suppliers of medical equipment has used LSI DSP boards in a system for low dosage fluoroscopy now under development. LSI's DSP boards are used to perform real-time image enhancement functions. Choosing standard commercial boards from LSI gave the customer the opportunity to get the product quickly to market with low risk. LSI products are used by a number of medical equipment manufacturers around the globe, in applications as diverse as Ultrasound and Neurology.

  Defense. LSI's products have been used for the analysis of communications signals, for image manipulation in simulators and other classified image and signal processing applications. LSI DSP boards are generally utilized in environmentally benign situations such as in building and on large ships and do not incorporate ruggedized features, in contrast to Mizar's products. As an example, LSI DSP boards are used in a simulator developed by a European governmental defense organization. This system rapidly alters imagery for the training of pilots. By using LSI commercial off the shelf (COTS) boards, together with sophisticated development software, the project was able to utilize some 450 processor nodes. Use of LSI's DSP boards ensured an upgrade path for future systems. LSI products are used in many defense programs for airborne, naval and ground based RADAR, SONAR and C3I systems by prime contractors and armed services around the world.

  Telecommunications. LSI's products are used to analyze and process voice and data signals in real-time generally for the purpose of speech recognition and signal compression. As an example, one of the world's largest telecommunications service providers voice messaging system used LSI designed DSP boards to recognize and process speech commands from the caller. The DSP boards perform the speech generation, synthesis and recognition functions required by the system in addition to other basic DSP tasks. Now operational, the system can potentially provide the service to millions of subscribers. The same company has also utilized PC based DSP products from LSI to improve the efficiency of directory enquiry services.

CUSTOMERS

  LSI sells to a broad and diverse customer base. In the last financial year LSI had over 500 active customers spanning a wide range of industries such as telecommunications, media electronics, automotive, medical electronics and defense. Within these customers are 28 of the 50 largest corporations, including Alcatel SEL, BT, Bull SpA, Ericsson, Ford, GE Medical Systems, GEC Marconi, Mitsubishi, Nokia, Panasonic, Schlumberger, Siemens and Thomson CSF.

  As a result of LSI's strategy to target major OEM accounts, a significant proportion of LSI's sales are to multinational companies who incorporate LSI's boards into their own products. As a consequence, the majority of LSI's products are exported outside the U.K. For the three years in the period ended September 30, 1997, LSI's total revenues by geographic region were as follows (dollars in thousands):

                                                          1995    1996    1997
                                                         ------- ------- -------
      United Kingdom.................................... $ 5,518 $ 7,595 $ 5,534
      Europe............................................   5,593   7,544   7,302
      North America.....................................   2,580   2,692   5,723
      Rest of World.....................................   4,334   3,311   4,322
                                                         ------- ------- -------
                                                         $18,025 $21,142 $22,881
                                                         ======= ======= =======

SALES AND MARKETING

  LSI's sales channels combine both direct sales operations and a network of distributors. LSI has direct sales offices in Loughborough, UK; Paris, France; Munich, Germany; and Lexington, Massachusetts in the United States. LSI sells its products into 22 territories worldwide through these sales offices and a network of 17 distributors and an agent in Israel.

  OEM customers typically wish to deal with the supplier directly and it is therefore important for LSI to be able to trade directly with such customers in each territory, as well as trading through its distributors. As a consequence all of LSI's distribution agreements are non-exclusive.

  LSI believes North America represents the single largest potential market for LSI's products and yet is the one that has not yet been exploited fully by LSI. Until recently LSI has had an exclusive distribution and manufacturing agreement with Spectrum. Under the terms of the agreement, Spectrum had the right to purchase products from LSI and to manufacture the products under license. This agreement was re-negotiated in January 1997 and has been replaced with a non-exclusive contract. LSI, therefore, now has commenced selling directly to the North American market.

TECHNICAL SUPPORT

  LSI works closely with its OEM customers to design its DSP systems into the customers' end product. This involves providing a high level of technical support to the customer at all stages of the design cycle. LSI's technical support engineers work with those of the customer to analyze system requirements, to identify potential solutions and suggest the most appropriate LSI products to use. The same team of engineers providing advice and technical support once the customer begins development work with LSI's products.

  A typical customer design in cycle from the start of development using LSI's products to the first volume order is 9-18 months. LSI therefore invests considerable time and money to support the customer during the design-in phase. LSI believes long-term relationships with its customers are developed in this process. LSI believes that one consequence of this is that its products have a longer life cycle than that expected for leading edge technology products.

  LSI also offers maintenance terms to its OEM customers giving extended warranty repair agreements to support the customer throughout the lifetime of the end product.

SUPPLIERS

  LSI's suppliers include electronic component manufacturers and distributors, PCB CAD houses, PCB manufacturers and board assemblers. Wherever possible LSI ensures that it has multiple sources and multiple suppliers. Suppliers are selected on criteria that include, quality, value and capacity. LSI ideally prefers to work with suppliers who have an ISO9000 accreditation.

  In addition, LSI believes that a key element of its strategy is the close relationships that have been developed and maintained with the leading DSP processor suppliers. These suppliers include Texas Instruments, Analog Devices and Motorola, with whom LSI cooperates closely with respect to development on new DSP processors.

  Approximately 60% of LSI's products are based on processors supplied by Texas Instruments or software licensed from them. Other semiconductor manufacturers produce DSP processors with similar functionality to those manufactured by Texas Instruments. Because of LSI's relationships with other DSP processor vendors, substitute products are generally available for most applications. However, because LSI's products are designed specifically to utilize a particular device the ability to switch manufacturer would be limited by the necessity and expense of modification of each such product.

PRODUCT DEVELOPMENT

  DSP is evolving rapidly giving rise to what LSI believes to be many new opportunities for LSI. These opportunities can arise from discussions with customers about their future plans and objectives, discussions with suppliers, in particular the DSP processor suppliers, about new emerging technologies and LSI's own visions of new markets and applications that can be serviced with DSP systems. New product developments can therefore be customer led, market led or technology led and are typically a blend of all three. LSI places considerable emphasis on research and development activities.

  As a result, approximately 50% of LSI's employees currently work on the design and development of new products. LSI believes it has a staff of highly qualified technical engineers.

  In the year ended September 30, 1997, LSI spent $3.8 million on research and development.

DESIGN AND PRODUCTION

  When a requirement or demand for a new product has been identified a project team is assembled to specify, design, and test it and to introduce it into production. Specifications are produced by a multi-disciplinary team reflecting the commercial goals of the product, the needs of the customer, the market, any technological requirements or design constraints and input from the production group to aid manufacturing or production test. LSI therefore operates a simultaneous engineering approach to product development.

  Once product specifications are agreed design work commences using CAD packages to aid development. Design are normally simulated using these CAD packages before prototypes are produced. Once a design is completed design information is sent to a printed circuit board layout sub-contractor who produces the information necessary to manufacture a printed circuit board. This information is then reviewed by LSI before being sent to a printed circuit board manufacturer who builds prototype PCBs. These boards are then sent together with a component kit to an assembly house to manufacture the prototype cards. Prototypes are then extensively tested by LSI before being released to production by the project team.

  Production is planned using automated MRP systems taking account of historic and forecast demand for each of the products. Once a MRP schedule is agreed component kits are purchased from kitting houses and PCB's from PCB manufacturers before being sent to assembly houses for manufacture. Finished product is then returned to LSI for final testing and dispatch.


QUALITY CONTROL

  LSI believes that the quality and reliability of its products are fundamental elements of its strategy. All of LSI's products are thoroughly tested at each stage of the design process and, once in production, before being dispatched to customers. LSI's quality control systems were approved in September 1995 for, and LSI has been awarded, the international quality system standard ISO9001. In addition its software design processes have also been approved for, and LSI has been awarded, the internationally recognized Tick-IT standard.

COMPETITION

  The industries and markets in which LSI operates are highly competitive, and LSI believes that competition is likely to intensify. Many of LSI's competitors have substantially greater financial resources. New or improved products can be expected from competitors in the future. Market participants must compete on many fronts, including development time; engineering expertise; product quality, performance and reliability; price; name recognition; financial stability; customer support; and access to distribution channels. The market in which LSI operates is fragmented with over 100 companies providing products and services. The majority of these companies are small and address the development system sector of the market. Most do not compete in the OEM market that LSI has chosen to concentrate on. The market is beginning to consolidate and the competitive position is therefore likely to change rapidly. Further, from time to time LSI also competes with in-house design groups within its customers although this is subsiding as these customers are increasingly turning to outsourcing to meet their DSP board needs.

INTELLECTUAL PROPERTY

  In January 1997, LSI entered into a distribution and manufacturing agreement with Spectrum, whereby Spectrum was appointed a distributor (non-exclusive from May 1, 1997) of certain of LSI's products in the territory consisting of Canada, the United States and Mexico. In addition, Spectrum was granted non-exclusive rights to manufacture certain of LSI's older DSP products in such territory for a period ending December 31, 2003. In return, Spectrum pays royalties to LSI at a rate based upon the selling price of the product(s) manufactured under this agreement. LSI retains ownership of its intellectual property rights associated with the products covered by the agreement.

EMPLOYEES

  As of September 30, 1997, LSI employed 135 full time employees. 119 of these were based in the UK, 7 in France, 6 in Germany and 3 in the United States. Of the 135 total full time employees, 66 were employed in product development, 33 in sales and marketing, 18 in manufacturing and 18 in administration. LSI success depends largely on its ability to recruit and retain key individuals. None of LSI's employees are represented by a Trade Union.

              ABSENCE OF MARKET FOR AND DIVIDENDS ON LSI'S SHARES

  No active trading market exists with respect to any of the shares of any class of capital stock of LSI. Such shares are not listed on any exchange and are not traded in the over-the-counter market. No dividends have been declared or paid by LSI on its outstanding shares of LSI Stock. The Articles of Association, as amended, of LSI restricts the ability of LSI to pay any cash dividends on the LSI Stock without the consent of the holder of a majority of the outstanding LSI Preferred Stock.

  LSI had approximately 25 stockholders of record as of January 31, 1998.

                   LSI SELECTED CONSOLIDATED FINANCIAL DATA

  The following table presents selected historical consolidated financial data for LSI for each of the five fiscal years ended September 30, 1997 and the six months ended December 31, 1996 and 1997. The data presented for each of the three fiscal years in the period ended September 30, 1997 are derived from the consolidated financial statements of LSI and should be read in conjunction with the more detailed information and financial statements and notes thereto, of LSI, which are included elsewhere in this Proxy Statement. In the opinion of the management of LSI, the interim financial information includes all adjustments (consisting only of normal recurring accruals) that are considered necessary for a fair presentation of the results of operations for such periods. LSI is based in the United Kingdom, and its functional currency is the British pound sterling ((Pounds)). LSI's consolidated financial statements have been translated from sterling to United States dollars ($), in accordance with the provisions of FAS 52. The consolidated statements of operations have been translated at an average exchange rate for each period presented and the consolidated balance sheets have been translated at a year-end rate for the date presented.

                                                                           FOR THE
                                                                         SIX  MONTHS
                                                                            ENDED
                                 YEAR ENDED SEPTEMBER 30,               DECEMBER 31,
                          -------------------------------------------  ----------------
                           1993     1994     1995     1996     1997     1996     1997
                          -------  -------  -------  -------  -------  -------  -------
                             (IN THOUSANDS, EXCEPT SHARE  AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales...............  $11,324  $13,089  $18,025  $21,142  $22,881  $10,702  $11,926
Cost of sales...........    4,130    4,998    7,780    9,098    9,366    4,580    4,669
                          -------  -------  -------  -------  -------  -------  -------
Gross margin............    7,194    8,091   10,245   12,044   13,515    6,122    7,257
Operating expenses:
 Product development &
  engineering...........    2,244    2,655    3,837    3,328    3,791    1,885    2,170
 Sales and marketing....    1,552    1,803    2,376    2,655    3,960    1,554    2,728
 General and
  administrative........    2,014    2,011    2,358    3,313    5,174    2,108    2,276
 Loss on disposal of
  asset.................      --       --       204      --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
  Total operating
   expenses.............    5,810    6,469    8,775    9,296   12,925    5,547    7,174
                          -------  -------  -------  -------  -------  -------  -------
Operating income........    1,384    1,622    1,470    2,748      590      575       83
Other income (expense)
 Interest expense.......      (35)     (61)    (238)    (339)    (205)    (162)     (30)
 Interest income........       21      --         5        6       16        3       12
 Other, net.............      253      (18)     544       73       77       39       70
                          -------  -------  -------  -------  -------  -------  -------
Total other income
 (expense)..............      239      (79)     311     (260)    (112)    (120)      52
                          -------  -------  -------  -------  -------  -------  -------
Income before provision
 for income taxes.......    1,623    1,543    1,781    2,488      478      455      135
Provision for income
 taxes..................      544      521      768      798      365      318      (66)
                          -------  -------  -------  -------  -------  -------  -------
Income from continuing
 operations.............    1,079    1,022    1,013    1,690      113      137      201
Loss from discontinued
 operations.............      --      (378)  (1,179)  (1,341)  (1,248)    (518)    (137)
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss).......  $ 1,079  $   644  $  (166) $   349  $(1,135)    (381) $    64
                          =======  =======  =======  =======  =======  =======  =======
Net income (loss).......  $ 1,079  $   644  $  (166) $   349  $(1,135)    (381) $    64
Preference share
 dividends, accretion
 and amortization of
 issuance costs of
 preference shares......      --       --       --       --      (874)     --      (905)
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss)
 available to ordinary
 shareholders...........  $ 1,079  $   644  $  (166) $   349  $(2,009) $  (381) $  (841)
                          =======  =======  =======  =======  =======  =======  =======
Net income (loss) per
 share:
 Continuing operations..  $ 17.26  $ 16.35  $ 16.21  $ 27.04  $(12.79) $  2.19  $(11.81)
 Discontinued
  operations............      --     (6.05)  (18.86)  (21.46)  (20.98)   (8.29)   (2.30)
                          -------  -------  -------  -------  -------  -------  -------
                          $ 17.26  $ 10.30  $ (2.65) $  5.58  $(33.77) $ (6.10)  (14.11)
                          =======  =======  =======  =======  =======  =======  =======
Weighted average shares
 outstanding............   62,500   62,500   62,500   62,500   59,499   62,500   59,622
                          =======  =======  =======  =======  =======  =======  =======

                                        SEPTEMBER 30,              DECEMBER 31,
                            -------------------------------------  ------------
                             1993   1994   1995    1996    1997        1997
                            ------ ------ ------- ------- -------  ------------
                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and cash
 equivalents..............  $  443 $  131 $   305 $   195 $   950    $   825
Total assets..............   6,564  9,626  12,438  11,898  14,859     13,094
Mandatorily redeemable
 preference shares........     --     --      --      --    8,173      8,450
Total liabilities.........   4,579  6,863   9,821   8,960   7,972      6,501
Shareholder equity........   1,985  2,763   2,617   2,938  (1,286)    (1,857)

LSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  LSI is based in the United Kingdom, and its functional currency is British pounds sterling ((Pounds)). LSI's financial statements have been translated from sterling to United States dollars ($), in accordance with the provisions of FAS 52. The statements of operations have been translated at an average exchange rate for each period presented and the consolidated balance sheets have been translated at a year-end rate for the date presented.

RESULTS OF OPERATIONS--THREE YEARS ENDED SEPTEMBER 30, 1997

  Net Sales. Sales from continuing operations increased from $18,025,000 in fiscal 1995, to $21,142,000 in fiscal 1996, and increased to $22,881,000 in fiscal 1997. DSP sales as a percent of total revenue increased in fiscal 1997 to 98.8% from 93.5% in fiscal 1996. The majority of DSP revenues were to commercial OEM's and government agencies for use in telecommunications, industrial test and measurement, military/aerospace and intelligence applications. LSI believes that the trend for customers to look for purchasing efficiencies by procuring off the shelf product versus in-house proprietary design will continue to have a positive impact on DSP revenues in the future. DSP revenues in 1997 were adversely affected by the start-up position of LSI's German subsidiary, LSI Deutschland GmbH, based in Munich and the transition of direct sales by LSI into this territory from the previous third party distributor. In April 1997 LSI announced the termination of its Video Multimedia activities and the closure of the associated Video Multimedia Group ("VMG"). The results of the VMG are shown as discontinued activities throughout the reported periods.

  Gross Margin. Gross margin as a percentage of revenues was 56.8% in fiscal 1995, 56.9% in fiscal 1996, and 59.1% in fiscal 1997. The increase in gross margin in both 1996 and 1997 reflects improvements in purchasing and manufacturing efficiencies offset partially by additional stock reserves for slower moving inventory lines. LSI's gross margin percentage can be affected each year, and each quarter, in both a positive and negative fashion due to factors such as changes in customer and specific product mix. Such variations will continue to impact gross margin percentages in a similar fashion during future reporting periods.

  Sales and Marketing. Sales and marketing expenses increased from $2,376,000 in fiscal 1995, to $2,655,000 in fiscal 1996, and increased to $3,960,000 in fiscal 1997. These expenses as a percentage of revenues were 13.2%, 12.6% and 17.3% in fiscal 1995, 1996 and 1997, respectively. The increases in 1997 reflect a full year's cost for the direct sales operations in Germany and the selling and marketing activities for the direct selling operations in Lexington, Massachusetts, which commenced in June 1997.

  Product Development & Engineering. This consists predominantly of research and development costs which decreased from $3,837,000 in fiscal 1995, to $3,328,000 in fiscal 1996, and increased to $3,791,000 in fiscal 1997. These expenses expressed as a percentage of revenues were 21.3%, 15.7%, and 16.6% in fiscal 1995, 1996 and 1997, respectively. LSI has maintained its investment in new product development in line with the releases of new processors from the semiconductor vendors and its attention to existing and future customers' requirements. The expenditure trends reflect the interaction of engineering development with these factors. The absolute and relative levels of DSP engineering costs can vary both on a comparative annual and quarterly basis due to the phasing of engineering projects and the processor releases from semiconductor manufacturers. In 1998 a larger proportion of the total engineering costs will be focused on telecommunication products.

  General and Administrative. General and administrative expenses were $2,358,000 in fiscal 1995, $3,313,000 in fiscal 1996, and $5,174,000 in fiscal
1997. These expenses expressed as a percentage of revenues were 13.1%, 15.7% and 22.6% in fiscal 1995, 1996 and 1997, respectively. The increase in 1996 reflects $185,000 due to the termination of the employment agreement of Brian Newall, LSI Chairman, and legal costs in respect of both establishing the Munich based subsidiary and initial work undertaken in respect of seeking new sources of finance for the company together with a full year's impact of property costs following the move in the prior year. In 1997 the increased level of expenses was a result of $677,000 in respect of a settlement with

LSI's German distributor, additional property costs of $296,000 in respect of the completion and subsequent rental of the new Phase II building by LSI, exchange losses of $181,000 and the full year's impact of Board compensation costs including non-executive directors.

  Interest Expense. Interest expense increased from $238,000 in fiscal 1995 to $339,000 in fiscal 1996 and reduced to $205,000 in fiscal 1997. This expense relates to interest payable on bank credit lines, bank loans and interest on capital leases. The increase in 1996 was mainly due to the full year's impact of capital leases taken out in 1995 and the increased utilisation of credit lines and bank loans. The reduction in interest expense in 1997 reflects the improved cash position of the company arising from the inward investment from Boston Holdings Limited during the year and the subsequent repayment of bank loans and lines of credit.

  Other Income. Other income in 1995 includes an amount of $475,000 arising from the sale of a property lease option.

  Provision for Income Taxes. Provision for income taxes was $768,000, $798,000 and $365,000 in fiscal 1995, 1996 and 1997, respectively. The relatively high level of provision in 1995 and 1996 reflects the write-off of irrecoverable withholding taxes and the non-deductibility of the write-down of the property held for resale. The high provision in 1997 primarily arises due to the non-recognition of losses arising in Germany and America, due to the uncertainty over their utilisation.

  Discontinued Operations. In April 1997, LSI adopted a plan to discontinue its VMG operations in order to focus LSI's resources on its core products. The VMG operations principally designed, manufactured and sold products for the video conferencing industry. These activities operated as a distinct business segment. The results of the VMG operations for the years ended September 30, 1995, 1996 and 1997, net of related tax benefits, were losses of $1,179,000, $1,341,000 and $1,248,000, respectively. The VMG operations were fully abandoned by September 30, 1997.

RESULTS OF OPERATIONS--SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997

  For the six months ended December 31, 1997, LSI reported net sales of $11,926,000 as compared to $10,702,000 in the same period of the prior year. The increase reflects the fulfilment of a number of orders including increased activity into North America. The DSP product backlog was $5,771,000 at December 31, 1997, as compared to $5,154,000 at December 31, 1996. This increase in backlog was due to record bookings in the December quarter of $7,346,000. Due to the nature of LSI's business, the backlog portion can be volatile and is not necessarily an indicator of future prospects.

  Gross margin percent for the six months ended December 31, 1997 was 60.9%, as compared to 57.2% for the same period in the prior year. This improvement reflects the improved procurement and manufacturing operations that have been in place for the majority of 1997, the results of which are now being reflected in the cost of sales figures. LSI's historical gross margin percentage has varied by quarter in both a positive and negative fashion due mainly to changes in product and customer mix.

  During the six months ended December 31, 1997, operating expenses were $7,174,000 or 60.2% of net sales, as compared to $5,547,000 or 51.8% of net sales during the same period in the prior year. Product development and engineering expenses were higher during the second half of calendar 1997 compared to the same period in calendar 1996 due to increased levels of prototyping spend and engineering staff related costs. The increase in sales and marketing expenses is as a result of opening the direct sales operations in Lexington, Massachusetts of LSI Inc. Included within this increase were amounts totalling $95,000 in respect of non-recurring promotional and other related expenses. The increase in overall general and administrative expenses is due to the additional property costs in respect of the new Phase II building at the Loughborough site, which was completed in January 1997.

  Movements in interest for the six months ended December 31, 1997 compared to the same period in the prior year were due to the cash injection that occurred at the time of the refinancing in April 1997.

  In April 1997, LSI adopted a plan to discontinue its VMG operations in order to focus LSI's resources on its core products. The VMG operations principally designed, manufactured and sold products for the video conferencing industry. These activities operated as a distinct business segment. The results of the VMG operations for the six months ended December 31, 1996 and 1997, net of related tax benefits, were losses of $518,000 and $137,000, respectively. The VMG operations were fully abandoned by September 30, 1997.

  LSI reported a net profit of $64,000 for the six months ended December 31, 1997, as compared to a net loss of $381,000 during the same period in the prior year. The increase in profitability is due primarily to the positive effects of the increased level of sales in the six months ended December 31, 1997 and the closure of the VMG business segment by the end of September 1997 resulting in the reduction of VMG costs. These factors being partially offset by the increased sales and marketing costs of establishing LSI's North American direct sales operation in 1997.

LIQUIDITY AND CAPITAL RESOURCES

  LSI's cash flow from operations was $592,000, ($67,000) and ($607,000) in fiscal 1995, 1996 and 1997, respectively. Net working capital was $4,414,000 as of December 31, 1997. The increase in working capital in 1997 is primarily the result of the cash received from the inward investment from Bank Holdings in April 1997 less the amounts used in the share repurchase.

  LSI's indebtedness during the periods presented consisted of a utilised bank line of credit to the extent of $2,419,000 and $2,341,000 as of September 30, 1995 and 1996, respectively, bank loans of $227,000 and $747,000 at September 30, 1995 and 1996, respectively, and capital leases of $1,166,000, $831,000 and $282,000 as of September 30, 1995, 1996 and 1997, respectively. In April 1997 all then outstanding bank lines of credit and loans were repaid on the receipt of cash from the Bank Holdings Limited investment. As of December 31, 1997, LSI's indebtedness consisted of a utilised bank line of credit to the extent of $417,000 and capital leases of $153,000. Since April 1997, LSI has had a total credit line available of $3,200,000.

  LSI's investment in capital equipment was $762,000, $517,000 and $860,000 in fiscal 1995, 1996, and 1997, respectively, and $375,000 for the six months ended December 31, 1997. Capital equipment generally consists of design engineering tools and computers for general use. The large investment in 1995 represented the fitting out and replacement of capital items following occupation of the new premises in November 1994. LSI believes that its current available cash and investments, together with expected cash flow from operations, will be sufficient to fund its capital expenditures, product development and working capital requirements during fiscal 1998.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS NOT YET ADOPTED

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share. The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic earnings per share. Additionally, it requires presentation of diluted EPS which is similar to fully diluted EPS, pursuant to APB Opinion No. 15. Had LSI adopted the provisions to SFAS No. 128 in fiscal 1997, basic and diluted earnings per share for the year ended September 30, 1997, would not change from those disclosed.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosure of Information About Capital Structure. The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for disclosing information about an entity's capital structure. The impact of this adoption will not be significant.

                     AMENDMENT TO MIZAR STOCK OPTION PLAN

  The proposed amendment to the Mizar Option Plan would increase the number of shares of Mizar Common Stock subject to the plan from 2,177,500 shares to 2,427,500 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of Mizar Common Stock represented at the Annual Meeting. THE BOARD OF DIRECTORS OF MIZAR RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE MIZAR OPTION PLAN.

THE MIZAR, INC. STOCK OPTION PLAN

  The Mizar Board of Directors believes that providing selected persons with an opportunity to invest in Mizar will give them additional incentive to increase their efforts on behalf of Mizar and will enable Mizar to attract and retain the best available employees, officers, directors, consultants and independent contractors. The purpose of the Mizar Option Plan is to promote the growth and profitability of Mizar by enabling it to furnish maximum incentive to those selected persons deemed capable of improving operations and increasing profits and encouraging such persons to commence or continue working for or with Mizar, as the case may be, and to become owners of shares of Mizar Common Stock. The Mizar Option Plan will terminate on February 19, 2002, but may be terminated at any time before then by the Mizar Board of Directors. Any options outstanding at the time of termination of the Mizar Option Plan will remain in effect until they are exercised or expire.

  The Board of Directors of Mizar has approved an amendment to the Mizar Option Plan to increase the number of shares of Mizar Common Stock reserved for issuance upon the exercise of options granted under the Mizar Option Plan from 2,177,500 to 2,427,500 shares. The Mizar Board of Directors has approved the increase of shares subject to the Mizar Option Plan in view of the exchange of the LSI Options for Mizar Options and the increase in the number of employees resulting from the Share Exchange. In order to continue to obtain the beneficial effects of the Mizar Option Plan, it will be necessary to increase the number of shares available under the plan to provide for future options that may be granted to employees of LSI who will become employees of Mizar as a result of the Share Exchange, as well as new employees that may subsequently be hired.

  Stockholder approval of the amendment to the Mizar Option Plan is being sought to satisfy Section 422 of the Code, which requires stockholder approval of amendments of the Mizar Option Plan in order that options granted under the Mizar Option Plan may qualify as "incentive stock options" ("ISOs") and thus be entitled to receive special tax treatment under the Code.

  The Mizar Option Plan is designed so that options granted under the Mizar Option Plan may be designated ISOs, which receive special tax treatment under the Code, or non-qualified stock options ("NQSOs"). However, ISOs may be granted only to employees of Mizar.

  As of January 31, 1998, options to purchase an aggregate of 1,910,372 shares of Mizar Common Stock (net of options canceled) had been granted pursuant to the Mizar Option Plan, options to purchase 1,348,282 shares had been exercised, options to purchase 562,090 shares remained outstanding, and only 267,128 shares remained available for future grant. The foregoing does not reflect options issued or issuable under a separate option plan for Mizar's directors. As of March 31, 1998, the market value of all shares of Mizar Common Stock (i) subject to outstanding options under the Mizar Option Plan and (ii) remaining available for future grant was approximately $2,950,973 and $1,402,422 respectively (based upon the closing sale price of the Mizar Common Stock as reported on the NMS on such date). If the proposed amendment to the Mizar Option Plan is approved, then 517,128 shares of Mizar Common Stock will be available for future grant, the aggregate market value of which would have been approximately $2,714,922 at March 31, 1998 (based on the closing sale price of the Mizar Common Stock as reported on the NMS on such Date). During the 1997 fiscal year, options covering 183,325 shares of Mizar Common Stock were granted to employees of Mizar. See, also, "Management--Executive Compensation." Since adoption of the Mizar Option Plan, all current executive officers, as a group, have been granted options under the Mizar Option Plan covering 688,500 shares of Mizar Common Stock which represents approximately 36% of the total number of options granted pursuant to the Mizar Option Plan. In addition, all current directors who are not executive officers as a group have been granted options covering 85,000 shares, (4%), the nominees for election as director as a group has been granted options covering 0 shares (0%) and no associate of the foregoing has received options. All employees of Mizar as a group (including all officers who are not executive officers) received options covering 584,372 shares (31%). David Irwin and John Marshall have received options covering 5% or more of those available under the Mizar Option Plan.

  Administration of the Mizar Option Plan. The Mizar Option Plan is administered by the Mizar Board of Directors or, to the extent authorized by a resolution of the board, the Compensation Committee of two or more directors (the "Committee") selected by the Mizar Board of Directors. The powers of the Mizar Board of Directors or Committee, as the case may be, include the determination of which persons shall be granted options under the Mizar Option Plan, the number of shares to be granted to the optionee, whether each option granted is to be an ISO or a NQSO, the price and term of the options, and all other terms and conditions of an option pursuant to the Mizar Option Plan. In addition, the Mizar Board of Directors has the right to construe and interpret ambiguities in the Mizar Option Plan. While it is within the discretion of the Mizar Board of Directors or Committee, as the case may be, to determine the exercise price and term of the options, no term of an option shall extend for more than ten years from the date of the grant and no option may be granted at an exercise price less than the fair market value of the stock at the time of the grant. Furthermore, as to any employee owning more than 10% of the voting power of all classes of stock of Mizar, the exercise price must be at least 110% of the fair market value of the stock at the time of grant and the option term may not be more than five years.

  The Mizar Option Plan currently provides that options to purchase a maximum of 2,177,500 shares of Mizar Common Stock (subject to adjustments to reflect changes in the capitalization of Mizar) may be granted to employees, officers, directors, consultants or independent contractors of Mizar as selected by the Mizar Board of Directors or Committee, as the case may be. Currently, there are approximately 55 employees (including approximately 10 officers and directors, no consultants and no independent contractors who are currently eligible for participation in the Mizar Option Plan). Under the proposed amendment, the Mizar Option Plan would provide that options to purchase a maximum of 2,427,500 shares of Mizar Common Stock might be granted. The shares of Mizar Common Stock issuable upon the exercise of any option shall be either shares authorized but unissued by Mizar or shares issued and reacquired by Mizar. The granting of an option under the Mizar Option Plan does not affect Mizar's or the stockholders' existing rights to remove such optionee from the Mizar Board of Directors or terminate the optionee's work for or with Mizar.

  Payment for shares purchased pursuant to the exercise of an option must be paid in full in cash or in whatever manner the Mizar Board of Directors authorizes. Within a reasonable time after receipt of such payment, Mizar will issue and deliver certificates representing the purchased shares. Mizar does not receive any payments for the granting or extension of options under the Mizar Option Plan.

  No employee may be granted presently exercisable options for shares having an aggregate fair market value greater than $100,000 in any calendar year.

  Options granted under the Mizar Option Plan are subject to such vesting arrangements as are set forth in the stock option agreement between Mizar and the optionee.

  An option may be exercised only while the optionee is an employee, officer, director, consultant or independent contractor of Mizar, except that (i) if an optionee's work for or with Mizar is terminated by reason of the death or disability of such optionee, the option may be exercised by the optionee or his heirs or legal representatives, as the case may be, within 12 months of such termination or within the remaining term of the option, whichever is less, but only as to shares which were immediately purchasable by him on the date of such termination, or (ii) if an optionee's work for or with Mizar is terminated for any reason (except termination "for cause") other than his death or disability, the option may be exercised by the optionee within three months of the date of such termination or within the remaining term of the option, whichever is less, but only as to shares which were immediately purchasable by him on the date of such termination.

  Options are not assignable or transferable except by will or the laws of descent and distribution, and are exercisable only by the optionee or by his heirs or legal representatives.

  The Mizar Option Plan may be amended, suspended or terminated at any time by the Mizar Board of Directors, without stockholder approval, in such respects as the Mizar Board of Directors may deem advisable in order that the options granted pursuant thereto may conform to any changes in the law or in any other respect which the Mizar Board of Directors may deem to be in the best interests of Mizar; provided, however, that no amendment may be made without stockholder approval when such approval is required by Rule 16b-3 promulgated under the Exchange Act, the requirements of Nasdaq, or any other applicable law, rule or regulation. An amendment, suspension or termination will not affect any previously granted option without the consent of the optionee so affected.

  Mizar has no current plan or proposal to issue any part of the additional shares to be added to the Mizar Option Plan if the amendment to such plan is approved at the Annual Meeting.

  The preceding discussion summarizes the material terms of the Mizar Option Plan. The full text of the Mizar Option Plan is available upon written request to Mizar. See "Available Information."

FEDERAL INCOME TAX ASPECTS

  ISOs. Some options to be issued under the Mizar Option Plan will be designated as ISOs and are intended to qualify under Section 422 of the Code. Under the provisions of that Section, the optionee will not be deemed to have received any income at the time an ISO is granted or exercised. However, the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price will be treated as a tax preference item and may subject the optionee to the alternative minimum tax in the year of exercise.

  If the optionee disposes of the shares later than two years after the date of grant and one year after the exercise of the ISO, the gain or loss, if any (i.e., the difference between the amount of income realized for the shares and the exercise price), will be long-term capital gain or loss.

  If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a "disqualifying disposition," and the optionee will have income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be compensation income, and the balance, if any, will be either short-term capital gain, if the shares are disposed of within one year after the ISO is exercised, or long-term capital gain, if the shares are disposed of more than one year after the ISO is exercised.

  If the optionee disposes of the shares in a disqualifying disposition at a price that is below the fair market value of the shares at the time the ISO was exercised and such disposition is a sale or exchange to an unrelated party, the amount includible as compensation income to the optionee will be limited to the excess of the amount of income realized on the sale or exchange over the exercise price.

  If an ISO is exercised through the payment of the exercise price by the delivery of Mizar Common Stock, to the extent that the number of shares received exceeds the number of shares surrendered, such excess shares will possibly be considered as ISO stock with a zero basis.

  Mizar is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has compensation income as a result of a disqualifying disposition, Mizar will have a corresponding deductible compensation expense in an equivalent amount in the taxable year of Mizar in which the disqualifying disposition occurs.

  NQSOs. Some options to be issued under the Mizar Option Plan will be designated as NQSOs which receive no special tax treatment, but are taxed pursuant to Section 83 of the Code. Under the provisions of that Section, if an option is granted to an employee in connection with the performance of services and has a "readily ascertainable fair market value" at the time of the grant, the employee will be deemed to have received compensation income in the year of grant in an amount equal to the excess of the fair market value of the option at the time of grant over the amount, if any, paid by the optionee for the option. However, a NQSO generally has "readily ascertainable fair market value" only when the option is actively traded on an established market and when certain stringent Code requirements are met.

  If the option does not have a readily ascertainable fair market value at the time of the grant, the option is not included as compensation income at that time. Rather, the optionee realizes compensation income at the time the option is exercised. The amount of income realized is equal to the excess of the fair market value of the shares at the time the option is exercised over the sum of the exercise price plus the amount, if any, paid by the optionee for the option.

  If a NQSO is exercised through payment of the exercise price by the delivery of Mizar Common Stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time only in the amount of the fair market value of such excess shares, and the tax basis of such excess shares will be such fair market value.

  Once a NQSO is subject to tax as compensation income, it is treated as an investment option or investment shares and becomes subject to the investment property rules. No gain or loss arises from the exercise of an option that was taxed at the time of grant. When the optionee disposes of the shares acquired pursuant to a NQSO, whether taxed at the time of grant or exercise, the optionee will recognize capital gain or loss equal to the difference between the amount of income realized for the shares and the optionee's basis in the shares.

  Generally, the optionee's basis in the shares will be the exercise price plus the optionee's basis in the option. The optionee's basis in the option is equal to the sum of the compensation income realized at the time of grant or exercise, whichever is applicable, and the amount, if any, paid by the optionee for the option. In the compensatory option context, optionees normally pay nothing for the grant of the option so the basis in the option will usually be the amount of compensation income realized at the time of grant or exercise. Thus, the optionee's basis in the shares will usually be equal to the exercise price of the option plus the amount of compensation income realized by the optionee at the time of grant or exercise. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is granted or exercised (depending on which event caused the shares to be included as compensation income), and long-term if the shares are disposed of more than one year after the option is granted or exercised, whichever is applicable.

  If a NQSO is taxed at the time of grant and expires or lapses without being exercised, it is treated in the same manner as the lapse of an investment option. The lapse is deemed to be a sale or exchange of the option on the day the option expires and the amount of income realized is zero. The optionee recognizes a capital loss in the amount of the optionee's basis (compensation income realized at the time of the grant plus the amount, if any, paid by the optionee for the option) in the option at the time of the lapse. The loss is short-term or long-term, depending on the optionee's holding period in the option.

  If a NQSO is not taxed at the time of grant and expires without being exercised, the optionee will have no tax consequences unless the optionee paid for the option. In such case, the optionee would recognize a loss in the amount of the price paid by the optionee for the option.

  Mizar is entitled to a deductible compensation expense in an amount equivalent to the amount included as compensation income to the optionee. This deduction is allowed in Mizar's taxable year in which the income is included as compensation to the optionee. Mizar is only entitled to this deduction if Mizar deducts and withholds upon the amount included in an employee's compensation.

  The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Mizar Option Plan and does not purport to be a complete description of all federal income tax aspects of the Mizar Option Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Mizar Option Plan and the sale or other disposition of shares acquired upon exercise of the options.

  EACH PERSON RECEIVING A GRANT OF OPTIONS SHOULD CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE MIZAR OPTION PLAN.

               AMENDMENT TO MIZAR'S CERTIFICATE OF INCORPORATION

AMENDMENT TO MIZAR'S CORPORATE NAME

  The Board of Directors of Mizar has approved an amendment to Mizar's Certificate of Incorporation to change the company's name to "Blue Wave Systems Inc." THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED NAME CHANGE.

  The Board of Directors of Mizar believes that changing the name of Mizar to Blue Wave Systems Inc. will reflect the important strengths and synergies that results from the Share Exchange and establish a new corporate identity for customers of the combined entity who may have had particular brand loyalties to the constituent companies.

  The symbol on the NMS for the Mizar Common Stock after the change of its corporate name is expected to be BWSI.

  If the proposed name change is approved by stockholders, stock certificates representing shares of common stock of "Mizar, Inc." will continue to represent shares of common stock of "Blue Wave Systems Inc." The new Blue Wave Systems Inc. stock certificates will be issued in exchange for old Mizar, Inc. stock certificates as such certificates are received for transfer by Mizar's transfer agent in the ordinary course of business.

AMENDMENT TO INCREASE AUTHORIZED CAPITAL STOCK

  Mizar is authorized to issue 25,000,000 shares of Mizar Common Stock, of which approximately 5,135,976 shares were outstanding on January 31, 1998, and 1,000,000 shares of Preferred Stock, $0.01 par value, of which none were outstanding on such date. In connection with the Share Exchange, Mizar is expected to issue up to an aggregate 8,440,982 shares (including shares issuable upon the exercise of LSI's outstanding options and warrants).

  The proposed amendment to increase Mizar's authorized shares of Mizar Common Stock is necessary to provide for the flexibility to declare stock splits or stock dividends in the future when appropriate or the additional issuance of shares (in financings or acquisitions) when appropriate. Aside from the issuance of Mizar Common Stock pursuant to employee stock options and the Share Exchange, Mizar does not currently have any plans for the issuance of additional shares of Mizar Common Stock.

  Approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares of Mizar Common Stock that are issued and outstanding as of the record date of the Annual Meeting. See "Annual Meeting-- Required Vote."

  THE BOARD OF DIRECTORS OF MIZAR UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF MIZAR COMMON STOCK.

                             ELECTION OF DIRECTORS

  Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of the Stockholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the following five nominees: Simon Yates, John Forrest, Rob Shaddock, John Rynearson and Sam Smith. If for any reason any of such nominees is not available for election, such proxies will be voted in favor of the remaining named nominees and may be voted for substitute nominees in place of those who are not candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election. Messrs, Yates, Forrest and Shaddock have informed Mizar that they do not intend to serve as directors of Mizar if the Share Exchange is not consummated.

  The following is information which has been furnished to Mizar by certain of the nominees for director:

  John Forrest has been a director of LSI since 1996. He was a Professor of Electronic Engineering from 1970 to 1984 at University College London, following which he joined Marconi Defence Systems as Technical Director. Between 1986 and 1991, he was Director of Engineering at the Independent Broadcasting Authority. In 1991, he was appointed Chief Executive of National Transcommunications Limited ("NTL") by the Home Office, from which he resigned in 1994. Since leaving NTL, Mr. Forrest has been engaged in the management of investments and continues to serve as director of several entities based in the United Kingdom.

  Sam Smith has been a director of Mizar since 1994 and is acting as the interim Chief Executive Officer of Mizar. From 1984 until 1993, Mr. Smith was a special partner of Sevin-Rosen Management Co., a venture capital firm. Mr. Smith has been an independent consultant for technology companies since 1993. In June 1997, Mr. Smith was named Chairman of the Board of Directors and Interim Chief Executive Officer of Mizar. He currently serves as a director of Hart Graphics, TD Technologies, Silicon Biology, and Journee Software Corporation.

  John Rynearson has been a director of Mizar since 1982. Mr. Rynearson co-founded Mizar in 1982 and held a variety of technical and managerial positions with Mizar until 1991. He has served as the Technical Director of VITA (VME International Trade Association) since 1993. From 1992 to 1993, he served as President of Rystar, Inc., a VME training company. From 1991 to 1992, he held management positions with CIM, Inc. and Concurrent Knowledge Systems, Inc., which are in the computer industry.

  For similar information regarding Messrs. Yates and Shaddock, see "Management--Directors and Executive Officers."

  Mizar would not have nominated Messrs. Yates, Forrest or Shaddock absent the anticipated approval of the Share Exchange, and accordingly their nomination should be deemed to be conditional upon the approval and consummation of the Share Exchange. In the event that the Share Exchange is not approved by the Mizar Stockholders, the current Mizar Board of Directors would continue in office until the nomination and election of an alternate slate of directors. The current Mizar Board of Directors, however, has not identified such slate at this time, but would endeavor to do so as promptly as practicable after the date of the Annual Meeting.

  The Bylaws of Mizar provide that the Board of Directors shall consist of not less than one and no more than fifteen members and that vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors at any meeting.

  The election of directors shall be determined by the affirmative vote of the shares represented in person or proxy and entitled to vote at the Annual Meeting. See "Annual Meeting--Required Vote."

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES. See "Management" and "Security Ownership of Certain Beneficial Owners and Management" for additional information regarding the nominees.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Mizar. The directors and executive officers of Mizar as of the Effective Time shall be as follows:

NAME                      AGE POSITION
----                      --- --------
Simon Yates.............   35 President & CEO
John L. Marshall........   54 Senior Vice President--Sales and Marketing
Joseph E. Andrulis......   33 Vice President--Strategic Marketing
Charles D. Brockenbush..   37 Vice President--Finance and Chief Financial Officer
Michael J. Brown, Jr. ..   35 Vice-President of Operations
M. Keith Burgess........   35 Vice President--Advanced Technology
John W. Clark...........   46 Vice President--Engineering
John Rynearson..........   50 Secretary

  The nominees for director of Mizar are Mr. Yates; John Forrest, 54; Rob
Shaddock, 39; John Rynearson, and Sam Smith, 65.

  LSI. The directors and executive officers of LSI as of the Effective Time shall be as follows:

NAME                      AGE POSITION
----                      --- --------
Simon Yates.............   35  Director & CEO
Julian Jenkins..........   33 Finance Director
Dr. Kevin Parslow.......   38 Sales Director
Rob Shaddock............   39 Marketing Director

  Simon Yates will be elected as Chief Executive Officer of Mizar at the Effective Time. Mr. Yates has been the managing director of LSI since 1995. Mr. Yates joined LSI in 1984 as the third member of the original management team. He became a board member in 1988, and took responsibility for LSI's overall engineering team two years later. Mr. Yates is an Associate Member of the Institute of Electrical Engineers and a Member of the Institute of Acoustics. During the 1980's, he served on the Department of Trade and Industry's Speech and Language Technology (SALT) initiative.

  Rob Shaddock will be elected marketing director of Mizar at the Effective Time. Mr. Shaddock has served as marketing director of LSI since 1997. Mr. Shaddock joined LSI in October 1992 as technical director, when it merged with a London-based DSP manufacturer, Data Beta Ltd. ("Data Beta"), at which time he became responsible for overseeing LSI's technical management team and for all research and development operations.

  Dr. Kevin Parslow will be elected as Mizar's sales director at the Effective Time. He has served as LSI's sales director since 1994, and has been a board member of LSI since April 1995. Dr. Parslow joined LSI in October 1992, when LSI merged with Data Beta, where he was marketing manager. Prior to working at Data Beta, Dr. Parslow co-founded DataCell Ltd, the largest supplier of imaging equipment in the United Kingdom, where he was marketing director. Dr. Parslow is a Member of the Institute of Physics, a Member of the Institute of Electronic Engineering and a Member of the Institute of Chartered Engineers.

  Julian Jenkins will be elected finance director of Mizar at the Effective Time. Mr. Jenkins also serves as finance director and secretary of LSI. Mr. Jenkins worked at Price Waterhouse from 1987 to 1996, where he was promoted to senior manager in 1995. He was appointed to the board of LSI in February 1996.

  John L. Marshall joined Mizar in 1991 as Vice President--Sales and became Senior Vice President--Sales and Marketing in 1992.

  Joseph E. Andrulis joined Mizar in May 1996 as Vice President--Strategic Marketing. From December 1993 to May 1996, he held various positions at Pinpoint Communications, Inc., the most recent of which was Director of Marketing. Mr. Andrulis was an Associate at McKinsey & Co. from September 1990 to December 1993.

  Charles D. Brockenbush joined Mizar in January 1996 as Vice President-- Finance and Chief Financial Officer and was named Acting Vice President-- Operations in January 1997. From February 1995 to January 1996, he served as Vice-President and Chief Financial Officer of TeKnowlogy, Inc. From 1988 to 1995, he was Controller and Assistant Treasurer of Interphase Corporation.

  Michael J. Browne, Jr. joined Mizar in November 1997. Mr. Browne joined Texas Instruments in 1988, where he served in various manufacturing and technical positions through 1997 with the most recent being a program manufacturing manager.

  M. Keith Burgess joined Mizar in September 1989 and has served in a variety of engineering and technical marketing management positions. He became Vice President--Advanced Technology in January 1997.

  John W. Clark joined Mizar in July 1996 as Special Products Manager and became Vice President-- Engineering in January 1997. From July 1994 to June 1996, he worked as a private investor. From October 1982 to June 1994, he held various positions at Convex Computer Corporation, the most recent of which was Manager of Systems.

  Each of Mizar's directors holds office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal. Mizar's officers are elected annually by, and serve at the discretion of, the Board of Directors.

  The Board of Directors held nine meetings in fiscal 1997. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

                       SUMMARY OF EXECUTIVE COMPENSATION
  The following table sets forth information concerning cash compensation paid or accrued by Mizar during the three years in the period ended June 30, 1997 to or for Mizar's Chief Executive Officer and the four other highest compensated executive officers of Mizar whose total salary and bonus exceeded $100,000.

                              ANNUAL COMPENSATION
                             ----------------------
                                                     LONG-TERM
                                                    COMPENSATION
                                                       AWARDS
                                                     SECURITIES
                             FISCAL                  UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY  BONUS    OPTIONS    COMPENSATION(1)
---------------------------  ------ -------- ------ ------------ ---------------
Sam K. Smith...............   1997       --     --        --             --
Interim Chief Executive Of-
 ficer(2)
David H. Irwin.............   1997  $200,000 $1,146       --        $238,906(3)
 former President and Chief
  Executive Officer           1996   200,000    --      8,500            --
                              1995   183,077 93,546   544,000            --
John L. Marshall...........   1997  $118,893 $  680       --            $824
 Senior Vice President,
  Sales                       1996   112,949    --        --             --
                              1995   107,385 55,076   119,000            --
Charles D. Brockenbush.....   1997  $102,941 $  440    15,000           $713
 Vice President--Finance      1996    42,308    --     35,000            --
  and Chief Financial
  Officer(4)
Joseph E. Andrulis.........   1997  $100,000 $  573    25,000           $692
 Vice President--Strategic
  Marketing(5)                1996     9,615    --     50,000            --

--------
(1) Except as otherwise indicated, amounts indicated reflect Mizar's contributions under its 401(k) savings plan during 1997.
(2) Mr. Smith was appointed Interim Chief Executive Officer in June 1997, and will resign upon consummation of the Share Exchange.
(3) Includes $238,262 in payments under Mr. Irwin's employment agreement, which was earned in fiscal 1997 but will be paid in fiscal 1998 and 1999 in accordance with Mizar's existing payroll procedures.
(4) Mr. Brockenbush joined Mizar in January 1996.
(5) Mr. Andrulis joined Mizar in May 1996.

  None of the named executive officers received perquisites and other personal benefits or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary or bonus.

STOCK OPTIONS
  The following table sets forth certain information with respect to the options granted during the fiscal year ended June 30, 1997 to the executive officers named in the above compensation table:

                                       INDIVIDUAL GRANTS
                 --------------------------------------------------------------
                                                                  POTENTIAL
                                                               REALIZABLE VALUE
                                                                  AT ASSUMED
                                                               ANNUAL RATES OF
                 NUMBER OF    PERCENT OF                         STOCK PRICE
                 SECURITIES TOTAL OPTIONS  EXERCISE            APPRECIATION FOR
                 UNDERLYING   GRANTED TO   OR BASE              OPTION TERM(1)
                  OPTIONS     EMPLOYEES     PRICE   EXPIRATION ----------------
  Name           GRANTED(#) IN FISCAL YEAR  ($/SH)     DATE    5% ($)  10% ($)
  ----           ---------- -------------- -------- ---------- ------- --------
Mr. Smith.......      --          --          --         --        --       --
Mr. Irwin.......      --          --          --         --        --       --
Mr. Marshall....      --          --          --         --        --       --
Mr.
 Brockenbush....   15,000         7.8%      $3.75    6/26/07   $35,375 $ 89,648
Mr. Andrulis....   25,000        13.0%      $3.75    6/26/07   $58,959 $149,413

--------
(1) The assumed annual appreciation rates are disclosed pursuant to the rules of the Commission and are not intended to forecast future appreciation of the Mizar Common Stock.

  The following table sets forth certain information with respect to the options exercised by the executive officers named in the above compensation table during the fiscal year ended June 30, 1997 or held by such persons at June 30, 1997:

                                                                             VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED    IN-THE-MONEY OPTIONS AT
                              SHARES             OPTIONS AT JUNE 30, 1997      JUNE 30, 1997(1)
                             ACQUIRED    VALUE   ------------------------- -------------------------
             NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
             ----           ----------- -------- ----------- ------------- ----------- -------------
   Mr. Smith...............     --        --        42,500          --     $  131,438         --
   Mr. Irwin...............     --        --       373,983      110,517     1,150,026    $322,074
   Mr. Marshall............     --        --        78,376       40,624       246,308     126,667
   Mr. Brockenbush.........     --        --         8,750       41,250           --        1,875
   Mr. Andrulis............     --        --        12,500       62,500           --        3,125

--------
(1) Based upon the closing price of the Mizar Common Stock on June 30, 1997, which price was $3.875 per share.

DIRECTOR COMPENSATION

  Mizar does not pay any annual retainer or per meeting fees to its directors. Mizar reimburses all of the directors for their out-of-pocket expenses in connection with performing their duties as directors of Mizar. In addition, each non-employee director is granted options under the Directors' Stock Option Plan to purchase shares of Mizar Common Stock. In November 1996, Mr. Rynearson received a grant under this plan of 8,500 immediately vested options at an exercise price of $4.88 per share.

AUDIT COMMITTEE

  The Audit Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for Mizar. The Audit Committee also is empowered to meet with Mizar accounting personnel to review accounting policies and reports. The Audit Committee met four times during fiscal 1997. John Rynearson and Robert Smith, a former director of Mizar, served as the members of the Audit Committee during fiscal 1997. The ongoing members have not yet been determined.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1997, the Compensation Committee of Mizar's Board of Directors consisted of two members, Messrs. Douglas E. Johnson (who resigned in February
1997) and Sam K. Smith, who was appointed as Interim Chief Executive Officer of the Company on June 30, 1997. Until such appointment, Mr. Smith was not at any time during the fiscal year an officer or employee of Mizar. Mr. Johnson was not at any time during the fiscal year ended June 30, 1997, an officer or employee of Mizar. During fiscal 1997, no executive officer of Mizar served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Mizar's Board of Directors or Compensation Committee. The Compensation Committee met two times during fiscal 1997.

CERTAIN FILINGS BY EXECUTIVE OFFICERS AND DIRECTORS

  Under the securities laws of the United States, Mizar's directors, executive officers and persons who own more than 10% of the Mizar Common Stock are required to report their initial ownership of the Mizar Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and Mizar is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied during fiscal 1997.

EMPLOYMENT AGREEMENTS

  In 1994, Mizar entered into employment agreements with each of Mr. Irwin and Mr. Marshall. Each of the agreements provides for the payment of base salary amounts, participation in executive bonus plans and participation in other employee benefit plans. Each agreement provides for the employee to receive severance payments, as defined.

  Mr. Irwin's employment agreement initially had a term ending April 30, 1998, but the agreement was terminated early upon Mr. Irwin's resignation as President and Chief Executive Officer in June, 1997. Mr. Irwin's agreement provided for a bonus plan tied to performance of Mizar relative to other companies contained in a survey by the American Electronics Association ("AEA"). In addition, Mr. Irwin received options to purchase 544,000 shares of Mizar Common Stock at $0.78 per share. The termination of this agreement triggered a salary continuation obligation of approximately $250,000, which was accrued as an operating expense in June 1997. The annual compensation paid to Mr. Irwin pursuant to his employment agreement is described in the Annual Compensation table set forth above.

  The term of Mr. Marshall's employment agreement was to expire on December 31, 1997, however, it was extended for an additional 90 days. Mr. Marshall has been employed as Mizar's Senior Vice President of Sales and Marketing since February 1994 pursuant to this agreement, which provided for an initial salary of $100,000. Annual compensation paid to Mr. Marshall pursuant to this agreement for the last three fiscal years is described in the Annual Compensation table set forth above. Mr. Marshall's employment agreement entitles him to receive severance payments in an amount equal to six months to one year of salary and bonus payments for the same time period if he is terminated by Mizar without cause or if Mr. Marshall terminates the agreement because Mizar relocates him, materially changes his position or fails to provide the required amount of compensation under the agreement. In addition, if Mr. Marshall is terminated involuntarily more than 90 days prior to the closing of (i) the sale of 80% or more of the outstanding shares of Mizar or an entity owning 80% of Mizar's voting common stock, (ii) the sale of substantially all of Mizar's assets, or (iii) the merger of Mizar or an entity owning 80% or more of Mizar's voting common stock into another corporation, then Mr. Marshall would be entitled to be issued new options that are exercisable for a number of shares of Mizar Common Stock equal to (x) the number of shares for which his unvested options would have been exercisable on the 90th day after his termination plus (y) the number of shares for which his other options are exercisable on that date. Mr. Marshall is also eligible to participate in bonus plans commensurate with those offered to other vice presidents of Mizar under his employment agreement.

STOCK PRICE PERFORMANCE

  Mizar completed the initial public offering of its common stock in September 1995. Prior to such date, there was no established market for its common Stock. Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for Mizar's common stock from the initial offering price of $8.50 on September 28, 1995 through June 30, 1997 as contrasted with (i) the Nasdaq Market Index and (ii) an electronic computer industry (SIC Code 3571) index prepaid by Media General Financial Services, which is located in Richmond, Virginia, (800) 446-7922. Each index assumes $100 invested at September 28, 1995 and is calculated assuming reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                                                              SIC       NASDAQ
                                               MIZAR, INC. CODE INDEX MKT. INDEX
                                               ----------- ---------- ----------
   9/28/1995..................................   100.00      100.00     100.00
   9/29/1995..................................   107.41      100.00     100.00
   12/29/1995.................................   100.00       96.72      99.20
   3/29/1996..................................    67.65      104.85     103.78
   6/28/1996..................................    76.47      105.60     111.47
   9/30/1996..................................    52.94      117.68     114.54
   12/31/1996.................................    57.41      133.37     119.93
   3/31/1997..................................    44.12      129.71     113.83
   6/30/1997..................................    45.65      160.84     134.67

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee (the "Committee") is responsible for setting and administering the policies governing cash compensation and stock option grants to Mizar's executive officers. In carrying out its duties, the Committee reviews compensation surveys, including that published by the AEA, and other available information regarding salary, bonus and stock options with a particular focus on companies in similar industries and of comparable size.

  The goals of the Committee's executive compensation program are to (i) align executive compensation with Mizar's performance and (ii) attract, retain and reward executive officers who contribute to Mizar's success. The compensation philosophy of the Committee is that annual compensation should be significantly leveraged on the basis of Mizar's performance. To achieve this leverage, executive compensation is comprised of a base salary, contingent cash bonus and stock options. The annual cash compensation paid to executive officers will generally approximate that of comparable companies if agreed-upon objectives, such as revenues, profits and their operating performance relative to Mizar's peer group (as indicated by AEA surveys) and agreed upon personal goals for each officer are met. As a matter of compensation philosophy, Mizar generally attempts to set salaries at or below the median level of its peer group, however competitive market forces, particularly in the hiring of new executives, may strongly influence salary. Total cash compensation including salary and contingent cash bonuses is targeted to be near the median of its peer group if company performance meets its business goals, and significantly above its peer group if such goals are exceeded. With respect to fiscal 1997, the majority of contingent bonus compensation was based upon Mizar meeting certain defined revenue profitability goals (25% increase in revenues and 15% return on sales for fiscal 1997). Contingent cash bonuses are primarily determined by a formula based on revenue growth and return on sales. In addition to the factors based on Mizar's overall performance, the Committee considers individual measures of performance tailored to its officer's responsibilities in granting such options to such officers. In the case of officers that are responsible for measurable performance results, such as increases in sales or margins, their measures of performance would be based on such performance results. In the case of other officers, event specific measures, such as improvement of manufacturing processes or assuming responsibilities for investor relations, have been utilized to measure individual performance. The formula allows for minimal bonuses upon the attainment of threshold levels and increases upon attainment of the goals, and continues to increase as goals are surpassed. For the full fiscal 1997 year, neither the goals nor the threshold levels were attained, however the threshold levels were attained during the first fiscal quarter, which resulted in minimal contingent cash bonuses being paid during that quarter.

  With those goals in mind, the Committee's benchmark for determining the overall level of executive compensation is set at or near average (50th percentile) for Mizar's peer group, as shown by AEA surveys, for performance that is at or near average performance for such peer group, and to provide superior (i.e., 75th percentile) overall compensation for performance at higher levels. The Committee generally attempts to set base salaries at or below those of its peer average, but uses bonuses to raise overall compensation to the appropriate levels. The result is a higher variance in overall compensation than is the norm for Mizar's peer group, with the executive officers' compensation being more directly related to overall performance of Mizar, thus providing a greater incentive for superior performance than would be the case under other models.

  For both compensation comparisons and benchmarks for establishing goals for revenue growth and return on sales, the Committee and full Board relied heavily on compensation survey data from the AEA Executive Compensation Survey and the bi-annual AEA Operating Ratios Survey, because they believe the larger AEA group better represented both the market for executive talent and a cross section of business performance than other indices. As the AEA does not publish survey data segregating privately held companies from public companies nor equivalent indices of Stock Price Performance, the peer groups for purposes of Stock Price Performance and compensation purposes are necessarily different, however it is reasonable to assume a degree of overlap between the SIC Code 3571 peer group used for Stock Price Performance and the AEA peer group used by the Committee. In addition, the Committee reviewed information from the filings of certain of Mizar's competitors that are publicly-owned, such as Ariel, Spectrum, Natural Microsystems and Brooktrout. However, while the Committee found such information useful, it believed that the AEA provides a more complete survey, so the Committee relied on that survey as its primary source for compensation information. Based on the information provided, the Committee concluded that performance of Mizar for fiscal 1996 was not at a level that justified the significant bonuses that would normally be paid to bring overall compensation for fiscal 1997 above a median level. Thus, bonuses paid in 1997 (which were based on 1996 performance), and as a result overall compensation, to executive officers were significantly lower than the median levels for Mizar's peer group. The Committee believed this was appropriate based on the fact that Mizar's performance for fiscal 1996 was below expectations, and was not significantly above average among Mizar's AEA peer group. In comparing Mizar's performance with its peers, the Committee focused on the AEA's operating ratio survey as a benchmark for setting performance-based compensation goals.

  A key component to Mizar's overall compensation plan is a company-wide bonus program called the Mizar Incentive Plan ("MIP"). The goal of the MIP, as noted above, is to bring Mizar's executives to a level of compensation that is commensurate with Mizar's peer group. The MIP is the aspect of executive income that is intended to compensate executives for assisting in Mizar meeting its two primary performance goals: growth in revenues and return on sales at the operating income level. If the goals set by the Committee are met, bonuses paid under the MIP should target executives from a level of compensation that is below average to one that is far above (i.e. 75th percentile) average for Mizar's group. For fiscal 1997, bonuses under the MIP were 0.5% of the executive officers' total salary on average. Targeted levels are approximately 20% to 35% of salary. This lower percentage was due to Mizar not meeting the performance goals set by the Committee. As a result, the intended effect was that executive officers of Mizar had overall compensation levels that were reflective of Mizar's growth and income levels for fiscal 1997.

  The Committee strives to maintain the equity position of all executive officers at competitive levels with comparable companies. The Committee believes that employee equity ownership provides critical additional motivation to executive officers to maximize value for Mizar's stockholders, and therefore makes periodic grants of stock options. Option grants to executive officers are based upon the relative positions and responsibilities of each executive officer, the historical and expected contributions of that officer to Mizar and previous grants to that officer. Certain changes in control of Mizar (such as a sale of all of Mizar's capital stock or assets or a merger in which Mizar is not the surviving corporation) will cause the options to vest immediately; however, the options will not vest upon consummation of the Share Exchange. The Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance. As noted previously, Mizar's performance levels were below the targets set by the Board. In addition, the Committee believes that prior grants have been sufficient to align the interests of Mizar's executive officers with Mizar's financial performance. Accordingly, stock option grants for fiscal 1997 were kept to a minimum. During fiscal 1997, stock options were granted to executives on two occasions: (i) the promotion of two individuals to Vice President level, and (ii) at the very end of the year to two Vice Presidents for recognition of individual performance. The individual performance bonus grants were a recognition of the performance of those two Vice Presidents with regard to Mizar's entrance into a new market, as to one of them, and the expansion of investor relations responsibilities for the other.

  The Committee determined the Chief Executive Officer compensation of David Irwin during 1997 based upon a number of factors and criteria. In addition, Mr. Irwin's salary and bonus potential were governed in part by a previously negotiated employment agreement. The compensation paid to Mr. Irwin under his employment agreement was primarily based on negotiations with Mizar rather than industry surveys. The Chief Executive Officer also participated in an executive bonus program which, as set forth above, is based on the achievement by Mizar of certain revenue and profit performance goals, which were not met. The Committee set goals of 25% revenue growth and 15% return on sales for the 1996 fiscal year. Mizar did not reach those goals, so Mr. Irwin's bonus for 1997 was minimal. In addition, the Committee decided not to grant any additional options in light of the grants already provided for Mr. Irwin under his employment agreement.

  Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that Mizar may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by Mizar do not exceed this limit. Many of the options granted under Mizar's 1995 Stock Incentive Plan have been Incentive Stock Options. The Company receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, the $1,000,000 limit on deductibility applies to compensation recognized by an optionee upon such an early disposition, as well as compensation recognized upon the exercise of a Nonstatutory Stock Option, unless the option meets certain requirements. It is Mizar's policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible.

COMPENSATION COMMITTEE

  Sam Smith

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Mizar. The following table sets forth certain information as to the beneficial ownership of Mizar Common Stock as of January 31, 1998 by (i) each person who is known to beneficially own more than 5% of the outstanding Mizar Common Stock, (ii) each director of Mizar, (iii) certain named executive officers of Mizar and (iv) all executive officers and directors of Mizar as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                        SHARES BENEFICIALLY
                                                             OWNED (1)
                                                        -----------------------
   NAME                                                   NUMBER     PERCENT
   ----                                                 ------------ ----------
   DIRECTORS AND EXECUTIVE OFFICERS:
   David H. Irwin(2)...................................      792,261     15.1%
   John L. Rynearson(3)................................      410,000      7.9
   John L. Marshall....................................      246,200      4.8
   Sam K. Smith........................................       66,500      1.3
   Charles D. Brockenbush..............................       22,250        *
   Joseph E. Andrulis..................................       12,500        *
   All directors and executive officers as a group (9
    individuals).......................................    1,570,466     29.1
   CERTAIN BENEFICIAL OWNERS:
   Heartland Advisors, Inc.(4).........................    1,446,700     28.2

--------
 *Less than one percent.
(1) Includes shares issuable upon exercise of stock options which will be vested within 60 days of the date set forth above.

(2) Includes 78,000 shares owned by trusts for the benefit of Mr. Irwin's children. Mr. Irwin disclaims beneficial ownership of such shares. Mr. Irwin's address is 18815 Heathcote Drive, Deephaven, Minnesota 55391. Mr. Irwin resigned as President and Chief Executive Officer of Mizar in June 1997, and resigned as a director in February 1998.
(3) Mr. Rynearson's address is 6221 E. Pershing Avenue, Scottsdale, Arizona
    85254.
(4) The shares of common stock indicated are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

  LSI. The following table sets forth certain information as to the beneficial ownership of LSI Stock as of January 31, 1998 by (i) each person who is known to beneficially own more than 5% of the outstanding LSI Stock; (ii) each director of LSI; (iii) the chief executive officer and certain other executive officers of LSI; and (iv) all executive officers and directors of LSI as a group:

                                                           SHARES BENEFICIALLY
                                                                 OWNED(1)
                                                           ---------------------
   NAME                                                     NUMBER     PERCENT
   ----                                                    ---------- ----------
   DIRECTORS AND EXECUTIVE OFFICERS:
   Simon Yates(2)........................................       6,951       7.8
   Julian Jenkins........................................         663         *
   Kevin Parslow.........................................       3,683       4.1
   Rob Shaddock(2).......................................       6,772       7.6
   David Quarmby(3)......................................      16,253      18.2
   Geoffrey Duck(4)......................................      18,459      20.7
   Mark Storey(5)........................................         --        --
   John Forrest..........................................         200         *
   Grahame Purvis........................................         --        --
   All directors and executive officers as a group (9 in-
    dividuals):..........................................      52,981      59.3
   CERTAIN BENEFICIAL OWNERS:
   Boston Holdings Limited(5)............................      20,116      22.6

--------
 *Less than one percent
(1) Includes shares issuable upon exercise of options and warrants which will be vested within 60 days of the date set forth above.
(2) The address of Messrs. Yates and Shaddock is c/o LSI, Loughborough Park, Ashby Road, Loughborough, Leicestershire, LE11 3NE England.
(3) The address of Mr. Quarmby is 16 Mayfield Terrace, Edinburgh EH9 1SA, Scotland.
(4) The address of Mr. Duck is St. Anne's House, St. Anne's Lane, Sutton Bonington, Loughborough, Leicestershire LE12 5NJ, England.
(5) The address of Boston Holdings Limited is 39 Victoria Street, London SW1H OED, England. Mr. Storey, an executive officer of Boston Holdings Limited, disclaims any beneficial ownership of the shares owned by Boston Holdings Limited.

  Security Ownership of Mizar After the Share Exchange. At and after the Closing Date, by reason of the exchange of the LSI Stock for Mizar Common Stock, the equity ownership of Mizar will be shared by the persons who were holders of Mizar Common Stock and LSI Stock immediately before the Closing Date. Accordingly, the equity interest which each holder of Mizar Common Stock or LSI Stock holds in Mizar or LSI, as the case may be, immediately before the Effective Time will be converted into a smaller percentage ownership interest in a larger company. As a result of the Share Exchange, immediately after the Closing Date the current holders of Mizar Common Stock will hold approximately 40% of the then outstanding shares of Mizar Common Stock, and the current holders of LSI Stock, LSI Options and LSI Warrants will hold approximately 60% of the then outstanding shares of Mizar Common Stock, assuming the exercise of all outstanding options and warrants to purchase Mizar Common Stock or LSI Stock that are currently exercisable or that become exercisable within 60 days of the date of the Annual Meeting.

  The following table sets forth certain information as to the beneficial ownership of Mizar Common Stock, on a pro forma basis assuming the Share Exchange had occurred on January 31, 1998, by (i) each person who owns more than 5% of the outstanding Mizar Common Stock or the outstanding LSI Stock;
(ii) each director of LSI; (iii) each director of Mizar; (iv) the chief executive officer and certain other executive officers of LSI; (v) certain named executive officers of Mizar; (vi) all current executive officers and directors of LSI as a group;

(vii) all current executive officers and directors of Mizar as a group; (viii) all nominees for director of Mizar as a group. The footnotes to the two preceding share ownership tables are incorporated herein.

                                                            SHARES BENEFICIALLY
                                                                  OWNED(1)
                                                          -----------------------
   NAME                                                       NUMBER     PERCENT
   ----                                                   ------------ ----------
   DIRECTORS AND EXECUTIVE OFFICERS OF MIZAR:
   David H. Irwin.......................................       792,261      5.8
   John L. Rynearson....................................       410,000      3.0
   John L. Marshall.....................................       246,200      1.8
   Sam K. Smith.........................................        66,500        *
   Charles D. Brockenbush...............................        22,250        *
   Joseph E. Andrulis...................................        12,500        *
   All directors and executive officers of Mizar as a
    group (9 individuals)...............................     1,570,466     11.3
   DIRECTORS AND EXECUTIVE OFFICERS OF LSI
   Simon Yates..........................................       657,787      4.8
   Julian Jenkins.......................................        62,741        *
   Kevin Parslow........................................       348,529      2.6
   Rob Shaddock.........................................       640,848      4.7
   David Quarmby........................................     1,538,053     11.3
   Geoffrey Duck........................................     1,746,812     12.9
   Mark Storey..........................................           --       --
   John Forrest.........................................        18,926        *
   Grahame Purvis.......................................           --       --
   All directors and executive officers of LSI as a
    group (9 individuals)...............................     5,013,696     36.9
   CERTAIN BENEFICIAL OWNERS:
   Boston Holdings Limited..............................     1,903,617     14.0
   Heartland Advisors, Inc..............................     1,446,700     10.7
   NOMINEES FOR DIRECTOR OF MIZAR
   All nominees for directors of Mizar as a group (5 in-
    dividuals)..........................................     1,794,060     13.1

--------
 *Less than one percent
(1) Assumes that each share of LSI Stock held (including shares under LSI Options) is exchanged for 94.632 shares of Mizar Common Stock. Includes shares issuable upon exercise of options which will be vested within 60 days of the date set forth above.

                             CERTAIN TRANSACTIONS

  The Board of Directors of Mizar authorized a Stock Repurchase Plan in May 1997, pursuant to which repurchases were made in open market and private transactions. On August 18, 1997, Mizar repurchased 70,500 shares from Mr. Marshall at $4.125 per share for a total consideration of approximately $290,800.

  See "Management-Employment Agreements" for a description of employment agreements Mizar has entered into with certain of its executive officers.

                                LEGAL OPINIONS

  The validity of the shares of Mizar Common Stock to be issued in connection with the Share Exchange is being passed upon for Mizar by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

  The financial statements of Mizar at June 30, 1996 and 1997, and for each of the fiscal years ended June 30, 1995, 1996 and 1997, included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of LSI as of September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997, included in this Proxy Statement have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

  Any proposals that stockholders of Mizar desire to have presented at the 1998 annual meeting of stockholders of Mizar must be received by Mizar at its principal executive offices no later than December 3, 1998.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
MIZAR
Report of Independent Public Accountants..................................   F-2
Balance Sheets as of June 30, 1997 and 1996...............................   F-3
Statements of Operations For the Years Ended June 30, 1997, 1996 and
 1995.....................................................................   F-4
Statements of Changes in Stockholders' Equity For the Years Ended June 30,
 1997, 1996 and 1995......................................................   F-5
Statements of Cash Flows For the Years Ended June 30, 1997, 1996 and
 1995.....................................................................   F-6
Notes to Financial Statements.............................................   F-7
Balance Sheet as of December 31, 1997.....................................  F-17
Statements of Operations For the Six Months Ended December 31, 1997 and
 1996.....................................................................  F-18
Statements of Cash Flows For the Six Months Ended December 31, 1997 and
 1996.....................................................................  F-19
Notes to Interim Financial Statements.....................................  F-20
LSI
Report of Independent Accountants.........................................  F-23
Consolidated Balance Sheets as of September 30, 1996 and 1997 and December
 31, 1997 (unaudited).....................................................  F-24
Consolidated Statements of Operations For the Years Ended September 30,
 1995, 1996 and 1997 and the Three Months Ended December 31, 1996 and 1997
 (unaudited)..............................................................  F-25
Consolidated Statements of Changes in Shareholders' Equity (Deficit) For
 the Years Ended September 30, 1995, 1996 and 1997 and the Three Months
 Ended December 31, 1997 (unaudited)......................................  F-26
Consolidated Statements of Cash Flows For the Years Ended September 30,
 1995, 1996 and 1997 and the Three Months Ended December 31, 1996 and 1997
 (unaudited)..............................................................  F-27
Notes to Consolidated Financial Statements................................  F-28

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mizar, Inc.:

  We have audited the accompanying balance sheets of Mizar, Inc. (a Delaware corporation) as of June 30, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mizar, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                                  /s/ Arthur Andersen LLP
                                          _____________________________________
                                                    ARTHUR ANDERSEN LLP

Dallas, Texas
July 25, 1997

                                  MIZAR, INC.

                                 BALANCE SHEETS

                             JUNE 30, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                               1997     1996
                                                              -------  -------
                           ASSETS
Current assets:
 Cash and cash equivalents................................... $ 2,266  $ 1,550
 Marketable securities, at fair value........................   8,598   10,286
 Accounts receivable, net of allowances of $123 and $123,
  respectively...............................................   1,816    1,319
 Inventories, net............................................   1,840    1,456
 Prepaid expenses and other..................................      92      131
 Deferred tax asset..........................................   1,110      826
                                                              -------  -------
  Total current assets.......................................  15,722   15,568
                                                              -------  -------
Certificate of deposit.......................................     --       100
Plant and equipment:
 Machinery and equipment.....................................   1,910    1,376
 Furniture and fixtures......................................     321      175
                                                              -------  -------
                                                                2,231    1,551
 Less accumulated depreciation...............................  (1,303)  (1,170)
                                                              -------  -------
  Plant and equipment, net...................................     928      381
                                                              -------  -------
Other assets.................................................      46       46
                                                              -------  -------
  Total assets............................................... $16,696  $16,095
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable............................................ $   915  $   584
 Accrued compensation........................................     421      191
 Other current liabilities...................................     696      636
 Current maturities of capital lease obligations.............       2       13
                                                              -------  -------
  Total current liabilities..................................   2,034    1,424
                                                              -------  -------
Capital lease obligations....................................     --         2
                                                              -------  -------
  Total liabilities..........................................   2,034    1,426
                                                              -------  -------
Stockholders' equity:
 Preferred stock, $.01 par value; 1,000,000 shares
  authorized; no shares issued and outstanding at June 30,
  1997 and 1996..............................................     --       --
 Common stock, $.01 par value; 25,000,000 shares authorized;
  5,472,810 and 5,468,063 shares issued at June 30, 1997 and
  1996, respectively, and 4,805,922 and 4,968,009 shares
  outstanding at June 30, 1997 and 1996, respectively........      55       55
 Additional paid-in capital..................................  13,934   13,656
 Net unrealized loss on marketable securities................     (16)     (66)
 Retained earnings...........................................   1,789    1,610
                                                              -------  -------
                                                               15,762   15,255
                                                              -------  -------
Less--treasury stock, at cost................................  (1,100)    (586)
                                                              -------  -------
  Total stockholders' equity.................................  14,662   14,669
                                                              -------  -------
  Total liabilities and stockholders' equity................. $16,696  $16,095
                                                              =======  =======

   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               1997     1996     1995
                              -------  -------  -------
Net sales...................  $11,507  $14,052  $14,018
Cost of sales...............    5,929    6,680    6,330
                              -------  -------  -------
    Gross margin............    5,578    7,372    7,688
Operating expenses:
  Product development and
   engineering..............    2,660    1,652    1,577
  Sales and marketing.......    1,780    2,385    2,352
  General and
   administrative...........    1,522      968      872
                              -------  -------  -------
    Total operating
     expenses...............    5,962    5,005    4,801
                              -------  -------  -------
Operating income (loss).....     (384)   2,367    2,887
                              -------  -------  -------
Other income (expense):
  Interest expense..........      --       (80)    (209)
  Interest income...........      595      485      112
  Other, net................      --        (5)      (5)
                              -------  -------  -------
    Total other income
     (expense)..............      595      400     (102)
                              -------  -------  -------
Income before provision
 (benefit) for income
 taxes......................      211    2,767    2,785
                              -------  -------  -------
Provision (benefit) for
 income taxes...............       32     (507)     131
Net income..................  $   179  $ 3,274  $ 2,654
                              =======  =======  =======
Basic net income per share..  $  0.04  $  0.72  $  0.83
                              =======  =======  =======
Diluted net income per
 share......................  $  0.03  $  0.60  $  0.57
                              =======  =======  =======
Weighted average common
 shares outstanding:
  Basic.....................    4,950    4,543    3,203
                              =======  =======  =======
  Diluted...................    5,475    5,532    4,803
                              =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                            COMMON STOCK
                          ----------------
                                                                              OPTION,
                                                    NET UNREALIZED           OBLIGATION
                                                       LOSS ON     RETAINED     AND
                                           PAID-IN    MARKETABLE   EARNINGS/  TREASURY
                          SHARES PAR VALUE CAPITAL    SECURITIES   (DEFICIT)   STOCK     TOTAL
                          ------ --------- -------  -------------- --------- ---------- -------
BALANCE, June 30, 1994..  3,271     $33    $ 5,596       $--        $(4,318)  $   --    $ 1,311
 Purchase of treasury
  stock, at cost........    --      --         --         --            --       (214)     (214)
 Obligation to purchase
  treasury stock, at
  cost..................    --      --         --         --            --       (232)     (232)
 Payment for option to
  purchase treasury
  stock.................    --      --         --         --            --        (31)      (31)
 Issuance of treasury
  stock for exercise of
  stock warrants........    --      --         (20)       --            --        138       118
 Issuance of treasury
  stock for exercise of
  stock options.........    --      --          (6)       --            --          7         1
 Net income.............    --      --         --         --          2,654       --      2,654
                          -----     ---    -------       ----       -------   -------   -------
BALANCE, June 30, 1995..  3,271      33      5,570        --         (1,664)     (332)    3,607
 Issuance of common
  shares for initial
  public offering.......    918       9      7,188        --            --        --      7,197
 Initial public offering
  expenses..............    --      --        (372)       --            --        --       (372)
 Issuance of common
  shares for conversion
  of debentures.........    891       9      1,039        --            --        --      1,048
 Issuance of common
  shares for exercise of
  stock options.........    388       4        206        --            --        --        210
 Purchase of treasury
  stock, at cost........    --      --         --         --            --       (254)     (254)
 Payments on employee
  loans for exercise of
  stock options.........    --      --          25        --            --        --         25
 Change in unrealized
  loss on marketable
  securities............    --      --         --         (66)          --        --        (66)
 Net income.............    --      --         --         --          3,274       --      3,274
                          -----     ---    -------       ----       -------   -------   -------
BALANCE, June 30, 1996..  5,468      55     13,656        (66)        1,610      (586)   14,669
 Issuance of common
  shares for exercise of
  stock options.........      5     --          11        --            --        --         11
 Purchase of treasury
  stock, at cost........    --      --         --         --            --       (514)     (514)
 Payments on employee
  loans for exercise of
  stock options.........    --      --           4        --            --        --          4
 Tax effect of
  disqualifying
  dispositions..........    --      --         263        --            --        --        263
 Change in unrealized
  loss on marketable
  securities............    --      --         --          50           --        --         50
 Net income.............    --      --         --         --            179       --        179
                          -----     ---    -------       ----       -------   -------   -------
BALANCE, June 30, 1997..  5,473     $55    $13,934       $(16)      $ 1,789   $(1,100)  $14,662
                          =====     ===    =======       ====       =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                      1997      1996     1995
                                                     -------  --------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................ $   179  $  3,274  $2,654
  Adjustments to reconcile net income to net cash
   provided by operating activities--
   Depreciation.....................................     435       274     226
   Amortization of deferred loan costs..............     --          4      15
   Prepaid rent.....................................     (13)      (16)    (16)
   Deferred tax asset...............................     (48)     (790)    --
  Changes in assets and liabilities--
   Accounts receivable, net.........................    (497)      327     468
   Inventories, net.................................    (384)     (232)   (523)
   Prepaid expenses.................................      39       (49)     (4)
   Other assets.....................................      13        50      87
   Accounts payable.................................     331       197     (81)
   Accrued liabilities..............................     290      (124)    (45)
                                                     -------  --------  ------
    Net cash provided by operating activities.......     345     2,915   2,781
                                                     -------  --------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of machinery and equipment..............    (982)     (364)   (329)
  Proceeds from dispositions of machinery and
   equipment........................................     --        --       76
  Purchases of marketable securities................  (3,398)  (11,526)    --
  Proceeds from maturities of marketable
   securities.......................................   3,903     1,114     --
  Proceeds from sales of marketable securities
   before maturity..................................   1,360       --      --
                                                     -------  --------  ------
    Net cash provided (used) by investing
     activities.....................................     883   (10,776)   (253)
                                                     -------  --------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock (net of expenses)............     --      6,834     --
  Exercise of stock warrants and options (net of
   employee loans)..................................      15       235     119
  Payment for option to purchase stock..............     --        --      (31)
  Purchase of treasury stock........................    (514)     (486)   (214)
  Net payments on long-term debt, capital lease
   obligations, and subordinated debentures.........     (13)     (882)   (136)
                                                     -------  --------  ------
    Net cash provided (used) by financing
     activities.....................................    (512)    5,701    (262)
                                                     -------  --------  ------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................     716    (2,160)  2,266
CASH AND CASH EQUIVALENTS, beginning of year........   1,550     3,710   1,444
                                                     -------  --------  ------
CASH AND CASH EQUIVALENTS, end of year.............. $ 2,266  $  1,550  $3,710
                                                     =======  ========  ======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest............................ $     1  $     72  $  215
  Cash paid for income taxes........................     113       187      48
  Assets acquired under capital leases..............     --        --       32
  Common stock issued in conversion of convertible
   debentures.......................................     --      1,048     --
  Tax effect of disqualifying dispositions on stock
   options..........................................     263       --      --

   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         JUNE 30, 1997, 1996, AND 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Mizar, Inc. (a Delaware corporation) (the "Company") designs, develops and markets multiprocessor DSP (Digital Signal Processing) computing sub-systems used primarily for real-time image and signal processing. The Company's products have been used primarily for defense applications, but are also incorporated by OEM customers in a variety of commercial applications. The Company continues to sell its prior generation of non-DSP computing sub-systems primarily to existing commercial customers for industrial automation applications.

  Certain previously reported amounts have been reclassified to conform with the current year presentation.

 Revenue Recognition

  Revenue from product sales is recorded only when the earnings process is completed, which is generally when the product is shipped.

  For sales of products under certain government contracts, revenues are recognized using the units of delivery method. Under this method, portions of the total estimated contract revenues and costs are reflected in income each period based on the units shipped in each period. Any expected loss on contracts is recognized in the period when estimable and determinable.

 Cash and Cash Equivalents

  Cash and cash equivalents includes cash placed in money market funds or investments in highly liquid securities with original maturities of three months or less.

 Marketable Securities

  The Company has determined that all of its marketable securities should be classified as available for sale and reflected in the accompanying balance sheet at their respective market values. The Company's results of operations include earnings from such securities as calculated on a yield-to-maturity basis. Unrealized gains and losses from the changes in fair value are excluded from income and are reported as an adjustment to stockholders' equity, net of the deferred tax effect. The Company's marketable securities consist of government securities, certificates of deposit, and corporate bonds.

  The Company does not invest in or use derivative financial instruments.

 Inventories

  Inventories are stated at the lower of cost (including direct materials, labor, and applied overhead) or market using the first-in, first-out method
(FIFO). The Company periodically reviews inventory items on hand and provides allowances, if necessary, to reduce inventory to its realizable value.

 Plant and Equipment

  Plant and equipment are carried at cost and depreciated using the straight-line method over the estimated economic lives of the assets as follows:

   Machinery and equipment............................................ 3-5 years
   Furniture and fixtures............................................. 2-5 years
   Software........................................................... 1-2 years

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995

  When plant and equipment are sold or otherwise retired, the cost and accumulated depreciation applicable to such assets are eliminated from the accounts, and any resulting gain or loss is reflected in current operations.

 Income Taxes

  The Company uses the liability method to determine deferred taxes. Deferred tax assets and liabilities are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax law.

 Research and Development

  Research and development costs are included in and inseparable from product development and engineering and are charged to expense as incurred.

 Net Income Per Share

  Prior to December 15, 1997, the effective date of Statement of Financial Accounting Standard No. 128, Earnings Per Share, primary and fully diluted net income per share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents included in primary net income per share were incentive stock options under the treasury stock method. Fully diluted net income per share prior to 1997 included the shares as if the convertible debentures were converted at the beginning of the period.

  When Financial Statements are reissued subsequent to December 15, 1997, all earnings per share amounts will be restated in conformity with SFAS No. 128.

 Initial Public Offering

  On September 28, 1995, the Company completed an initial public offering ("IPO") of 918,000 shares of common stock. Proceeds from the offering, net of expenses, aggregated $6,834,000 and were used to retire $856,000 of debt and fulfill a commitment, as well as an option, to purchase the Company's common stock owned by United Technologies, Inc. ("UTC"), and to add to working capital.

  The Company sold John G. Kinnard and Company, Incorporated, as representative of the underwriters in connection with the IPO, a five-year warrant to purchase up to 15,000 shares of the Company's common stock, exercisable at $10.20 per share. As of June 30, 1997, this warrant had not been exercised.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recently Adopted Accounting Pronouncements:

  In fiscal year 1997, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impact of the adoption was not material.

  In fiscal 1997, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires companies to either recognize compensation expense related to employee stock options in the

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995

income statement or disclose the proforma effect on earnings of the stock options in the footnotes to the financial statements. The Company has elected to follow the proforma disclosure requirements promulgated by SFAS No. 123 and the proforma disclosure can be found in Note 6 to the financial statements.

 New Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, Earnings per Share. The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic earnings per share. Additionally, it requires presentation of diluted EPS which is similar to fully diluted EPS, pursuant to APB Opinion No. 15. The impact of adopting this standard is not considered significant.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 129, Disclosure of Information About Capital Structure. The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for disclosing information about an entity's capital structure. The impact of this adoption will not be significant.

2. INVENTORIES:

  Net inventories at June 30, 1997 and 1996, consisted of the following (in thousands):

                                                                    1997   1996
                                                                   ------ ------
   Raw materials.................................................. $  948 $  591
   Work-in-process................................................    752    686
   Finished goods.................................................    140    179
                                                                   ------ ------
   Inventories, net............................................... $1,840 $1,456
                                                                   ====== ======

3. OTHER CURRENT LIABILITIES:

  At June 30, 1997 and 1996, other accrued liabilities consisted of the following (in thousands):

                                                                      1997 1996
                                                                      ---- ----
   Sales representative commissions.................................. $ 19 $ 56
   Property tax......................................................   34   31
   Warranties........................................................  278  150
   Accrued franchise tax.............................................  171  231
   Professional services and other...................................  194  168
                                                                      ---- ----
                                                                      $696 $636
                                                                      ==== ====

4. ROYALTIES:

  During the fiscal years 1997, 1996 and 1995, the Company paid royalties of $225,000, $360,000, and $410,000, primarily related to license agreements with Texas Instruments Incorporated. The royalties due pursuant to the majority of these licensing agreements were fully paid up in fiscal 1997. On July 11, 1997, TI

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995

completed the sale of it DSEG group to Raytheon Company. TI and the Company have executed an agreement whereby all of TI's rights and interests in the licensing agreements have been assigned to Raytheon Company.

  The license agreements allow the Company to use certain products in its DSP sub-system business. These licenses are subject to several restrictions and requirements, and the termination of one or more of the licenses could adversely effect the Company's business.

5. SIGNIFICANT CUSTOMERS, RECEIVABLES, AND CONCENTRATION OF CREDIT RISK:

  The following table summarizes sales by major customer group and accounts receivable by major customer group for the years ended June 30, 1997, 1996 and 1995 (in thousands):

                                                         1997    1996    1995
                                                        ------- ------- -------
SALES BY CUSTOMER GROUP:
  Commercial and other................................. $ 4,552 $ 7,037 $ 6,326
  Prime contractors to U.S. Government.................   6,955   7,015   7,692
                                                        ------- ------- -------
                                                        $11,507 $14,052 $14,018
                                                        ======= ======= =======

                                                                   1997   1996
                                                                  ------ ------
ACCOUNTS RECEIVABLE BY CUSTOMER GROUP:
  Commercial and other........................................... $1,346 $  551
  Prime contractors to U.S. Government...........................    593    891
                                                                  ------ ------
                                                                  $1,939 $1,442
                                                                  ====== ======

  The Company's primary customers are original equipment manufacturers and companies that develop and integrate defense and aerospace electronics applications in the United States. During 1997, two customers accounted for 16% and 15% of net sales, respectively. These two customers have announced a merger plan. During 1996, two customers accounted for 12% and 13% of net sales, respectively. During 1995, one customer accounted for approximately 26% of the Company's net sales. Due to the extensive consolidation of companies in the defense industry, the amount of sales to any one defense industry customer may become a more significant percentage of sales in future years.

  During the fiscal years 1997, 1996, and 1995, export sales accounted for less than 10% of the Company's net sales.

6. EMPLOYEE BENEFIT PLANS:

 Bonus Plan

  All full-time employees of the Company participate in a bonus program in which yearly bonus amounts are calculated on a predetermined performance formula. There were $8,000 of bonuses earned in 1997, no bonuses earned in 1996, and $269,000 of bonuses earned under this program in 1995. Bonuses, if earned, are included in accrued compensation in the accompanying financial statements.

 Stock Option Plan

  The Company has a stock option plan, which includes nonqualified and incentive stock options, for directors and employees which authorizes options for 2,252,500 shares of common stock to be granted at fair value as

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995

determined by the Board of Directors. Options are exercisable on a schedule determined by the Board of Directors and expire 10 years after the date of grant or earlier, in accordance with the terms of the plan.

  In fiscal 1997, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for the stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost been determined pursuant to the fair value recognition provisions of SFAS No. 123, the cost would have been $131,000 and $45,000 for fiscal 1997 and 1996, respectively. The Company's proforma net income for fiscal 1997 and 1996 would have been $48,000 and $3,229,000, respectively, resulting in diluted earnings per share of $0.01 and $0.59, respectively. The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for options granted in fiscal 1997 and 1996: risk-free interest rate of 6.14% and 5.69%, expected dividend yield of zero, expected lives of 3 years and expected volatility of 69.3% and 46.8%, respectively.

  Because SFAS No. 123 fair value method of accounting has not been applied to options granted prior to July 1, 1995, the resulting proforma compensation cost may not be representative of that to be expected in future years, and the weighted average exercise prices for fiscal 1995 have not been disclosed in the table below. All options are granted at fair value on the date of grant. There have been no grants of equity instruments other than options in the periods presented. The following summarizes the activity under the plan (in thousands, except per share amounts):

                                   1997                   1996             1995
                          ---------------------- ---------------------- -----------
                                     WEIGHTED               WEIGHTED
                                     AVERAGE                AVERAGE
                          OPTIONS EXERCISE PRICE OPTIONS EXERCISE PRICE OPTIONS
                          ------- -------------- ------- -------------- -------
Options outstanding,
 beginning of the year..    952       $ 2.18      1,225      $ .74         542
 Options granted........    192         4.21        199       7.52         746
 Options exercised......     (5)        2.21       (388)       .54          (7)
 Options forfeited......   (157)        5.12        (84)      1.45         (56)
                           ----                   -----                  -----
 Options outstanding,
  end of year...........    982         2.11        952       2.18       1,225
                           ====                   =====                  =====
 Options exercisable,
  end of year...........    579         1.16        464        .86         491
                           ====                   =====                  =====

 Exercise price range................. $.15 to $9.13 $.15 to $9.13 $.15 to $2.55

  The following table summarizes information about the outstanding and exercisable stock options at June 30, 1997 (number of shares in thousands):

                                 STOCK OPTIONS OUTSTANDING          STOCK OPTIONS EXERCISABLE
                         ------------------------------------------ -------------------------
                                                       WEIGHTED
                                       WEIGHTED        AVERAGE                    WEIGHTED
  RANGE OF                 SHARES      AVERAGE        REMAINING       SHARES      AVERAGE
EXERCISE PRICES          AT 6/30/97 EXERCISE PRICE CONTRACTUAL LIFE AT 6/30/97 EXERCISE PRICE
---------------          ---------- -------------- ---------------- ---------- --------------
$ .15 to $2.55..........    685         $ .74         6.9 years        537         $ .72
$3.63 to $4.88..........    167          4.09         9.6 years          9          4.88
$5.00 to $6.75..........     81          5.73         9.0 years         14          6.03
$8.38 to $9.13..........     49          8.44         8.4 years         19          8.46
                            ---                                        ---
                            982                                        579
                            ===                                        ===

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995


DEFINED CONTRIBUTION PLAN

  The Company maintains a defined contribution profit sharing and retirement plan, which covers substantially all employees. Participants may elect to contribute up to the lesser of the statutory maximum or 20% of total compensation. The Company began making contributions in the third quarter of 1997 in the amount of 25% of the first 6% of each employee's contribution, for a total contribution of $15,000 in 1997. No such contributions were made in 1995 or 1996.

  The Company does not offer any postemployment or postretirement benefits to its employees. David Irwin, former President and CEO of the Company who resigned in June 1997, and one other officer have employment agreements that provide up to one year of compensation for termination under certain circumstances. The Company accrued approximately $250,000 in the year ended June 30, 1997, related to Mr. Irwin's resignation from the aforementioned positions.

7. INCOME TAXES:

  At June 30, 1997, the Company had net operating loss (NOL) carryforwards of approximately $7,300,000 which begin to expire in 2004. Research and development tax credit carryforwards of approximately $41,000 at June 30, 1997, were also available to reduce future federal income taxes. Pursuant to
Section 382 of the Internal Revenue Code, a change in ownership occurred with the initial public offering of the Company. As a result, the Company will be subject to a $2,300,000 annual net operating loss utilization limitation.

  The Company had net tax assets of $3,306,000 (composed primarily of the tax effect of NOL's) at June 30, 1997. In accordance with the criteria contained in Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, a valuation allowance associated with the Company's NOL was reduced in 1996 and a deferred tax asset of $790,000 was recognized. In fiscal 1997, the deferred tax asset was increased to $1,101,000, primarily as a result of the tax benefit recorded as a result of the disqualifying dispositions of employee incentive stock options. The Company believes it is more likely than not that it will be able to realize the benefit of this net asset.

  The components of the income tax provisions in the accompanying statements of operations consisted of the following (in thousands):

                                                              1997  1996   1995
                                                              ----  -----  ----
State--
  Current.................................................... $ 70  $  63  $ 72
  Deferred...................................................  --     108   --
Federal--
  Current....................................................   10     41    59
  Deferred...................................................  --      71   --
Reduction in valuation allowance.............................  (48)  (790)  --
                                                              ----  -----  ----
    Total.................................................... $ 32  $(507) $131
                                                              ====  =====  ====

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995


  The difference between the federal statutory tax rate and the effective tax rate is reconciled as follows (in thousands):

                                           1997   %   1996    %    1995    %
                                           ----  ---  -----  ----  -----  ---
   Income tax provision at statutory
    rate.................................. $ 65   35% $ 968    35% $ 975   35%
   Utilization of NOL.....................  (52) (28)  (920)  (33)  (916) (33)
   Deduction for state taxes..............   70   38     63     2     47    2
   Reduction in valuation allowance.......  (48) (27)  (790)  (28)   --   --
   Other..................................   (3)  (1)   172     6     25    1
                                           ----  ---  -----  ----  -----  ---
   Income tax provision at effective tax
    rate.................................. $ 32   17% $(507) (18)% $ 131    5%
                                           ====  ===  =====  ====  =====  ===

  Deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax asset is comprised of the following (in thousands):

                                                        1997    CHANGE  1996
                                                       -------  ------ -------
   DEFERRED TAX ASSETS:
   Current--
     Nondeductible allowances......................... $   296   $ 85  $   211
     UCC adjustment...................................       7      3        4
     Other............................................     336    132      204
   Noncurrent--
     Depreciation.....................................      50     20       30
     Disqualifying dispositions.......................     263    263      --
     Net operating losses.............................   2,354   (290)   2,644
                                                       -------   ----  -------
   Net deferred tax asset, before valuation reserve...   3,306    213    3,093
   Valuation reserve..................................  (2,205)    98   (2,303)
                                                       -------   ----  -------
   Net deferred tax assets............................ $ 1,101   $311  $   790
                                                       =======   ====  =======

8. COMMITMENTS:

 Leases

  The Company leases its facilities and certain machinery and equipment under operating leases with remaining terms of up to 36 months. Rent expense applicable to operating leases was $221,000, $175,000 and $156,000 in 1997, 1996, and 1995, respectively. At June 30, 1997, the future minimum rental payments required by operating leases were as follows (in thousands):

   1998.................................................................... $102
   1999....................................................................   89
   2000....................................................................    7
   2001....................................................................  --
   Thereafter..............................................................  --
                                                                            ----
                                                                            $198
                                                                            ====

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995


9. STOCKHOLDERS' EQUITY:

  In May 1997, the Company announced a plan to repurchase up to $1,000,000 worth of the common stock outstanding. As of June 30, 1997, 144,400 shares had been repurchased for a total of $509,000. In August 1997, the Company announced a $1,000,000 expansion to its common stock repurchase plan. As of September 12, 1997, a total of 281,900 shares had been repurchased for a total of $1,081,000 since the commencement of the program in May.

10. MARKETABLE SECURITIES:

  A summary of the amortized cost, unrealized gains and losses, and fair values of available for sale marketable securities at June 30, 1997 and 1996 follows (in thousands):

                                     1997                         1996
                          --------------------------- ----------------------------
                                      GROSS                       GROSS
                                    UNREALIZED                  UNREALIZED
                          AMORTIZED  HOLDING    FAIR  AMORTIZED  HOLDING    FAIR
TYPE OF SECURITY            COST      LOSSES   VALUE    COST      LOSSES    VALUE
----------------          --------- ---------- ------ --------- ---------- -------
U.S. Government.........   $4,160      $ 3     $4,157  $ 2,054     $  7    $ 2,047
Corporate Bonds.........    4,358       22      4,336    7,835       94      7,741
Commercial Paper........      --       --         --       498      --         498
Certificate of Deposit..      105      --         105      --       --         --
                           ------      ---     ------  -------     ----    -------
  Totals................   $8,623      $25     $8,598  $10,387     $101    $10,286
                           ======      ===     ======  =======     ====    =======

  Net of the tax effect, the unrealized loss on securities available for sale is $16,000, which is included in stockholders' equity.

  The Company established a $100,000 certificate of deposit as collateral for a stand-by letter of credit which was required by a customer. This certificate of deposit matures in December 1997, and was classified as a long-term security in fiscal 1996.

  A comparison of the amortized cost and fair value of the Company's available for sale marketable securities at June 30, 1997, by maturity date follows (in thousands):

                                                                AMORTIZED  FAIR
                                                                  COST    VALUE
                                                                --------- ------
   One year or less............................................  $5,564   $5,549
   Two through three years.....................................   3,059    3,049
                                                                 ------   ------
     Total.....................................................  $8,623   $8,598
                                                                 ======   ======

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995


11. INCOME PER SHARE

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, Earnings per Share. The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic earnings per share. Additionally, it requires presentation of diluted EPS which is similar to fully diluted EPS, pursuant to APB Opinion No. 15. The net income per share information for the three years in the period ended June 30, 1997, have been restated to reflect the new standard.

  Basic net income per share for the three years in the period ending June 30, 1997, were computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net income per share for the three years in the period ended June 30, 1997, were computed by dividing net income by the weighted average number of shares of common stock outstanding and common stock equivalents outstanding during the periods presented. Common stock equivalents included in diluted net income per share are stock options calculated under the treasury stock method using the prevailing average market price for the period presented. Shares used in basic and diluted net income per share calculations for the years ended June 30, 1997, 1996, and 1995 are presented below (in thousands):

                                                                   BASIC
                                                             -----------------
                                                             1997  1996  1995
                                                             ----- ----- -----
Weighted average common stock outstanding during the period  4,950 4,543 3,203
                                                             ===== ===== =====
                                                                  DILUTED
                                                             -----------------
                                                             1997  1996  1995
                                                             ----- ----- -----
Weighted average common stock outstanding during the period  4,950 4,543 3,203
Common stock equivalents of stock programs                     525   989 1,600
                                                             ----- ----- -----
Shares used in net income per share calculation              5,475 5,532 4,803
                                                             ===== ===== =====

                                  MIZAR, INC.

                         JUNE 30, 1997, 1996, AND 1995


12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  A summary of the unaudited quarterly results of operations follows (in thousands, except per share amounts):

                                              THREE MONTHS ENDED
                                 ---------------------------------------------
                                 SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,
                                     1996          1996       1997      1997
                                 ------------- ------------ --------- --------
Net sales.......................    $3,025        $3,389     $2,203    $2,890
Gross margin....................     1,645         1,625        801     1,507
Income (loss) before provision
 (benefit) for income taxes.....       491           384       (732)       68
Net income (loss)...............       439           344       (665)       61
Basic net income (loss) per
 share..........................     $ .09        $  .07     $ (.13)   $  .01
Diluted net income (loss) per
 share..........................       .08           .06       (.13)      .01
                                              THREE MONTHS ENDED
                                 ---------------------------------------------
                                 SEPTEMBER 30, DECEMBER 31, MARCH 31, JUNE 30,
                                     1995          1995       1996      1996
                                 ------------- ------------ --------- --------
Net sales.......................    $4,458        $3,952     $3,255    $2,387
Gross margin....................     2,582         2,026      1,672     1,092
Income before provision
 (benefit) for income taxes.....     1,266           833        632        36
Net income......................     1,133         1,529        579        33
Basic net income per share......    $  .34        $  .31     $  .12    $  .01
Diluted net income per share....       .22           .27        .10       .01

  During the quarter ended December 31, 1995, the Company recognized a deferred tax asset of $790,000 associated with a net operating loss carryforward. The net income and net income per share for the quarter ended December 31, 1995 were positively impacted by the recognition of this asset, which added approximately $.16 and $.14 to basic and diluted net income per share, respectively.

                                  MIZAR, INC.

                                 BALANCE SHEET
                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
                                                                   (UNAUDITED)
                              ASSETS
Current assets:
  Cash and cash equivalents.......................................   $ 3,664
  Marketable securities, at fair value............................     6,540
  Accounts receivable, net of allowances of $121..................     1,422
  Inventories, net................................................     2,669
  Prepaid expenses and other......................................       315
  Deferred tax asset..............................................     1,103
                                                                     -------
    Total current assets..........................................    15,713
                                                                     -------
Plant and equipment:
  Machinery and equipment.........................................     2,021
  Furniture and fixtures..........................................       325
                                                                     -------
                                                                       2,346
  Less accumulated depreciation...................................    (1,557)
                                                                     -------
    Plant and equipment, net......................................       789
                                                                     -------
Other assets......................................................        36
                                                                     -------
    Total assets..................................................   $16,538
                                                                     =======
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................   $   826
  Accrued compensation............................................       389
  Other current liabilities.......................................       742
  Current maturities of capital lease obligations.................       --
                                                                     -------
    Total current liabilities.....................................     1,957
                                                                     -------
    Total liabilities.............................................     1,957
                                                                     -------
Stockholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; no
   shares issued and outstanding..................................       --
  Common stock, $.01 par value; 25,000,000 shares authorized,
   5,658,464 shares issued and 5,135,976 shares outstanding.......        57
  Additional paid-in capital......................................    14,074
  Net unrealized loss on marketable securities....................        (3)
  Retained earnings...............................................     1,044
                                                                     -------
                                                                      15,172
                                                                     -------
Less--treasury stock, at cost.....................................      (591)
                                                                     -------
    Total stockholders' equity....................................    14,581
                                                                     -------
    Total liabilities and stockholders' equity....................   $16,538
                                                                     =======

   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             SIX MONTHS ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
Net sales................................................... $  5,731  $  6,414
Cost of sales...............................................    2,933     3,144
                                                             --------  --------
  Gross margin..............................................    2,798     3,270
Operating expenses:
  Product development and engineering.......................    1,191     1,133
  Sales and marketing.......................................    1,033       912
  General and administrative................................      712       634
                                                             --------  --------
    Total operating expenses................................    2,936     2,679
                                                             --------  --------
Operating income (loss).....................................     (138)      591
Interest income.............................................      280       284
                                                             --------  --------
Income before provision for income taxes....................      142       875
Provision for income taxes..................................       25        92
                                                             --------  --------
Net income.................................................. $    117  $    783
                                                             ========  ========
Basic net income per share.................................. $   0.02  $   0.16
                                                             ========  ========
Diluted net income per share................................ $   0.02  $   0.14
                                                             ========  ========
Weighted average common shares outstanding:
  Basic.....................................................    5,078     4,966
                                                             ========  ========
  Diluted...................................................    5,398     5,575
                                                             ========  ========


   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                             DECEMBER 31,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................ $    117  $    783
Adjustments to reconcile net income to net cash provided
 by operating activities--
  Depreciation............................................      257       186
  Prepaid rent............................................       11        (8)
Changes in assets and liabilities--
  Accounts receivable, net................................      394      (814)
  Inventories, net........................................     (829)     (159)
  Prepaid expenses........................................     (223)        4
  Other assets............................................       (1)       13
  Accounts payable........................................      (89)      259
  Accrued liabilities.....................................       14       (65)
                                                           --------  --------
    Net cash provided (used) by operating activities......     (349)      199
                                                           --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of machinery, equipment, furniture and
   fixtures...............................................     (118)     (498)
  Purchases of marketable securities......................      --     (2,992)
  Proceeds from maturities of marketable securities.......    2,078     2,006
  Proceeds from sales of marketable securities before
   maturity...............................................      --      1,360
                                                           --------  --------
    Net cash provided (used) by investing activities......    1,960      (124)
                                                           --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options...............................      362       276
  Purchase of treasury stock..............................     (573)       (3)
  Net payments on capital lease obligations...............       (2)       (8)
                                                           --------  --------
    Net cash provided (used) by financing activities......     (213)      265
                                                           --------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................    1,398       340
CASH AND CASH EQUIVALENTS, beginning of period............    2,266     1,550
                                                           --------  --------
CASH AND CASH EQUIVALENTS, end of period.................. $  3,664  $  1,890
                                                           ========  ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for income taxes.............................. $     16  $     16
  Cash paid for interest..................................       --         1

   The accompanying notes are an integral part of these financial statements.

                                  MIZAR, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  While the accompanying interim financial statements are unaudited, they have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, all material adjustments and disclosures necessary to fairly present the results of such periods have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended June 30, 1997, as included on the Form 10-K, previously filed. The interim results of operations for the period ended December 31, 1997, are not necessarily indicative of results to be expected for the year ending June 30, 1998.

2. MARKETABLE SECURITIES

  The Company has determined that all of its marketable securities should be classified as available for sale and reflected in the accompanying balance sheet at their respective market values. The Company's results of operations include earnings from such securities as calculated on a yield-to-maturity basis. Unrealized gains and losses from the changes in fair value are excluded from income and are reported as an adjustment to stockholders' equity, net of the deferred tax effect. The Company's marketable securities consist of direct and implied obligations of the U. S. Government, certificates of deposit, and investment grade corporate debt securities.

3. INVENTORIES

  Inventories at December 31, 1997 and June 30, 1997, consisted of the following (in thousands):

                                                           DECEMBER 31, JUNE 30,
                                                               1997       1997
                                                           ------------ --------
   Raw materials..........................................    $1,158     $  948
   Work-in-process........................................     1,337        752
   Finished goods.........................................       174        140
                                                              ------     ------
   Inventories, net.......................................    $2,669     $1,840
                                                              ======     ======

4. INCOME TAXES

  The Company's accounting for income taxes has been significantly impacted by the presence and utilization of federal tax net operating loss carryforwards ("NOL"). The effective income tax rate reflected in the accompanying statements of operations is substantially lower than prevailing statutory rates due to the utilization of NOLs. As of July 1, 1997, the Company's NOLs aggregated approximately $7,300,000 and will begin to expire in 2004. There is a statutory annual limitation on the utilization of the NOLs which approximates $2,300,000.

  The Company also has recognized a deferred tax asset of $1,100,000 as of June 30 and December 31, 1997, which is reflected in the accompanying balance sheets. These deferred tax assets have been recorded due to the presence of NOLs and are net of judgmental valuation allowances. In accordance with SFAS No. 109, Accounting for Income Taxes, the Company has recorded only the net portion of the total NOL that it considers "more likely than not" to be realized in the future. Among the factors the Company considers when making this evaluation is the utilization of federal net operating loss carryforwards during each of the four years in the period ended June 30, 1997, future business prospects for the Company, as well as risk factors inherent in the Company's market and operations. Changes in the net recognized deferred tax asset will be evaluated in accordance with SFAS No. 109.

                                  MIZAR, INC.

5. INCOME PER SHARE

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, Earnings per Share. The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997, and therefore the statements presented for the six months ended December 31, 1997, reflect the adoption of this Statement. The net income per share information for the six months ending December 31, 1996, has also been restated to reflect the new standard. The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic earnings per share. Additionally, it requires presentation of diluted EPS which is similar to fully diluted EPS, pursuant to APB Opinion No. 15.

  Basic net income per share for the six months ended December 31, 1997 and 1996, were computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods presented. Diluted net income per share for the six months ended December 31, 1997 and 1996, were computed by dividing net income by the weighted average number of shares of common stock outstanding and common stock equivalents outstanding during the periods presented. Common stock equivalents included in diluted net income per share are stock options calculated under the treasury stock method using the prevailing average market price for the period presented. Shares used in basic and diluted net income per share calculations are presented below (in thousands):

                                                                 BASIC
                                                         ---------------------
                                                          SIX MONTHS
                                                             ENDED
                                                         DECEMBER 31,
                                                         -------------
                                                          1997   1996
                                                         ------ ------
   Weighted average common stock outstanding during the
    period.............................................   5,078  4,966
                                                         ====== ======
                                                                DILUTED
                                                         ---------------------
                                                          SIX MONTHS
                                                             ENDED
                                                         DECEMBER 31,
                                                         -------------
                                                          1997   1996
                                                         ------ ------
   Weighted average common stock outstanding during the
    period.............................................   5,078  4,966
   Common stock equivalents of stock programs..........     320    609
                                                         ------ ------
   Shares used in net income per share calculation.....   5,398  5,575
                                                         ====== ======

6. RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

  In addition to SFAS No. 128, Earnings per Share, referred to in Note 5 above, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 129, Disclosure of Information About Capital Structure in February 1997. The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for disclosing information about an entity's capital structure, including certain stock option information, as follows.

  Stock options scheduled to expire within the five years following December 31, 1997, aggregate 44,200 underlying shares, exercisable for a total of $6,500, and expire in 2002. Additional disclosures regarding the stock option plan activity during the past three fiscal years is disclosed in Note 6 to the financial statements in the Company's Form 10-K for the year ended June 30, 1997.

                                  MIZAR, INC.

7. STOCKHOLDERS' EQUITY

  In May 1997, the Company announced a plan to repurchase up to $1,000,000 worth of its common stock outstanding. In August 1997, the Company announced a $1,000,000 expansion to its common stock repurchase plan. Through June 30, 1997, 144,400 shares had been repurchased at a total cost of $509,000. Through September 30, 1997, a total of 281,900 shares had been repurchased at a total cost of $1,081,000. In the second quarter of fiscal 1998, the Board of Directors canceled the stock repurchase plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Loughborough Sound Images Limited

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Loughborough Sound Images Limited and its subsidiaries at September 30, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ Price Waterhouse

PRICE WATERHOUSE
Leicester, England
December 9, 1997

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                  SEPTEMBER 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 -------  -------  ------------
                                                                   (UNAUDITED)
                     ASSETS
Current Assets:
  Cash.......................................... $   195  $   140    $   --
  Restricted cash...............................     --       810        825
  Accounts receivable, net of allowance for
   doubtful accounts of $214, $183 and $183,
   respectively.................................   4,453    6,026      4,130
  Inventories, net..............................   2,892    2,762      2,848
  Prepaid expenses and other....................     803    1,493      1,670
                                                 -------  -------    -------
    Total current assets........................   8,343   11,231      9,473
                                                 -------  -------    -------
Plant and equipment:
  Buildings and equipment.......................   3,283    4,088      4,289
  Furniture and fixtures........................   2,845    2,929      2,949
                                                 -------  -------    -------
                                                   6,128    7,017      7,238
  Less--accumulated depreciation................  (2,573)  (3,389)    (3,617)
                                                 -------  -------    -------
  Plant and equipment, net......................   3,555    3,628      3,621
                                                 -------  -------    -------
    Total assets................................ $11,898  $14,859    $13,094
                                                 =======  =======    =======
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.............................. $ 2,269  $ 3,590    $ 2,946
  Other current liabilities.....................   2,029    2,658      1,543
  Line of credit................................   2,341      --         417
  Current maturities of debt and capital lease
   obligations..................................   1,298      282        153
                                                 -------  -------    -------
    Total current liabilities...................   7,937    6,530      5,059
                                                 -------  -------    -------
Deferred income taxes...........................     743      632        617
Long-term debt and capital lease obligations,
 net of current maturities......................     280      810        825
                                                 -------  -------    -------
    Total liabilities...........................   8,960    7,972      6,501
                                                 -------  -------    -------
Commitments and contingencies (Note 12)
Mandatorily redeemable preference shares........     --     8,173      8,450
Shareholders' equity (deficit):
  Ordinary shares, (Pounds)1 par; 80,000 shares
   authorized, 62,500, 56,497 and 62,748 shares
   issued and outstanding, respectively.........      99       90        100
  B ordinary shares, (Pounds)1 par; 25,000
   shares authorized, 1 share issued and
   outstanding in 1997..........................     --       --         --
  Additional paid-in capital....................     --       787      1,005
  Retained earnings (accumulated deficit).......   2,713   (1,554)    (2,521)
  Unearned ESOP shares..........................     --      (810)      (810)
  Cumulative translation adjustment.............     126      201        369
                                                 -------  -------    -------
    Total shareholders' equity (deficit)........   2,938   (1,286)    (1,857)
                                                 -------  -------    -------
    Total liabilities and shareholders' equity
     (deficit).................................. $11,898  $14,859    $13,094
                                                 =======  =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                           THREE MONTHS
                           YEAR ENDED SEPTEMBER 30,     ENDED DECEMBER 31,
                          ----------------------------  --------------------
                            1995      1996      1997     1996    1997
                          --------  --------  --------  ------  -------
                                                         (UNAUDITED)
Net sales...............  $ 18,025  $ 21,142  $ 22,881  $5,353  $ 4,843
Cost of sales...........     7,780     9,098     9,366   2,196    2,018
                          --------  --------  --------  ------  -------
    Gross margin........    10,245    12,044    13,515   3,157    2,825
Operating expenses:
  Sales and marketing...     2,376     2,655     3,960     680    1,412
  Product development
   and engineering......     3,837     3,328     3,791   1,055    1,037
  General and
   administrative.......     2,358     3,313     5,174     977    1,117
  Loss on assets held
   for sale.............       204       --        --      --       --
                          --------  --------  --------  ------  -------
    Total operating
     expenses...........     8,775     9,296    12,925   2,712    3,566
                          --------  --------  --------  ------  -------
Operating income
 (loss).................     1,470     2,748       590     445     (741)
Other income (expense):
  Interest expense......      (238)     (339)     (205)    (85)     (43)
  Interest income.......         5         6        16     --        10
  Other, net............       544        73        77      20       51
                          --------  --------  --------  ------  -------
    Total other income
     (expense)..........       311      (260)     (112)    (65)      18
                          --------  --------  --------  ------  -------
Income (loss) from
 continuing operations
 before income taxes....     1,781     2,488       478     380     (723)
Provision (benefit) for
 income taxes...........       768       798       365     290     (224)
                          --------  --------  --------  ------  -------
Income (loss) from
 continuing operations..     1,013     1,690       113      90     (499)
Loss from discontinued
 operations, net of tax
 benefit of $581, $661,
 $560 and $191,
 respectively...........    (1,179)   (1,341)   (1,248)   (426)     --
                          --------  --------  --------  ------  -------
Net income (loss).......  $   (166) $    349  $ (1,135) $ (336) $  (499)
                          ========  ========  ========  ======  =======
Net income (loss).......  $   (166) $    349  $ (1,135) $ (336) $  (499)
Preference share
 dividends, accretion
 and amortization of
 issuance costs of
 preference shares......       --        --       (874)    --      (468)
                          --------  --------  --------  ------  -------
Net income (loss)
 available to ordinary
 shareholders...........  $   (166) $    349  $ (2,009) $ (336) $  (967)
                          ========  ========  ========  ======  =======
Net income (loss) per
 share (basic and
 diluted):
  Continuing
   operations...........  $  16.21  $  27.04  $ (12.79) $ 1.44  $(16.22)
  Discontinued
   operations...........    (18.86)   (21.46)   (20.98)  (6.82)     --
                          --------  --------  --------  ------  -------
                          $  (2.65) $   5.58  $ (33.77) $(5.38) $(16.22)
                          ========  ========  ========  ======  =======
Weighted average shares
 outstanding............    62,500    62,500    59,499  62,500   59,622
                          ========  ========  ========  ======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          ORDINARY SHARES AND
                           B ORDINARY SHARE
                          ---------------------
                                                              RETAINED
                                                 ADDITIONAL   EARNINGS   UNEARNED CUMULATIVE
                                                  PAID-IN   (ACCUMULATED   ESOP   TRANSLATION
                           NUMBER      AMOUNT     CAPITAL     DEFICIT)    SHARES  ADJUSTMENT   TOTAL
                          ----------  ---------  ---------- ------------ -------- ----------- -------
Balance at September 30,
 1994...................      62,500   $     99    $  --      $ 2,530     $ --       $134     $ 2,763
  Net loss..............         --         --        --         (166)      --        --         (166)
  Foreign currency
   translation..........         --         --        --          --        --         20          20
                          ----------   --------    ------     -------     -----      ----     -------
Balance at September 30,
 1995...................      62,500         99       --        2,364       --        154       2,617
  Net income............         --         --        --          349       --        --          349
  Foreign currency
   translation..........         --         --        --          --        --        (28)        (28)
                          ----------   --------    ------     -------     -----      ----     -------
Balance at September 30,
 1996...................      62,500         99       --        2,713       --        126       2,938
  Net loss..............         --         --        --       (1,135)      --        --       (1,135)
  Issuance of shares....         602          1       204         --        --        --          205
  Issuance of warrants..         --         --        583         --        --        --          583
  Dividends, accretion
   and amortization of
   issuance costs.......         --         --        --         (874)      --        --         (874)
  Purchase and
   cancellation of
   treasury shares......      (6,604)       (10)      --       (2,258)      --        --       (2,268)
  Purchase of shares for
   ESOP.................         --         --        --          --       (810)      --         (810)
  Foreign currency
   translation..........         --         --        --          --        --         75          75
                          ----------   --------    ------     -------     -----      ----     -------
Balance at September 30,
 1997...................      56,498         90       787      (1,554)     (810)      201      (1,286)
  Net loss..............         --         --        --         (499)      --        --         (499)
  Exercise of stock
   options..............       6,250         10       218         --        --        --          228
  Dividends, accretion
   and amortization of
   issuance costs.......         --         --        --         (468)      --        --         (468)
  Foreign currency
   translation..........         --         --        --          --        --        168         168
                          ----------   --------    ------     -------     -----      ----     -------
Balance at December 31,
 1997 (Unaudited).......      62,748   $    100    $1,005     $(2,521)    $(810)     $369     $(1,857)
                          ==========   ========    ======     =======     =====      ====     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             THREE MONTHS
                              YEAR ENDED SEPTEMBER 30,    ENDED DECEMBER 31,
                              --------------------------  --------------------
                                1995     1996     1997      1996       1997
                              --------  ----------------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)........... $   (166) $  349  $ (1,135) $    (336) $    (499)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by (used in)
   operating activities:
    Depreciation.............      398     739       821        456        230
    Loss on assets held for
     sale....................      204     --        --         --         --
    Deferred tax provision
     (benefit)...............      762    (194)     (182)        10        (15)
  Changes in assets and
   liabilities:
    Accounts receivable,
     net.....................     (438)   (981)   (1,572)       328      1,895
    Inventories, net.........      610    (258)      131       (280)       (86)
    Prepaid expenses and
     other...................   (1,278)    852      (690)      (231)      (177)
    Accounts payable and
     accrued liabilities.....      500    (574)    2,020      2,570     (1,533)
                              --------  ------  --------  ---------  ---------
      Net cash provided by
       (used in) operating
       activities............      592     (67)     (607)     2,517       (185)
                              --------  ------  --------  ---------  ---------
Cash flows from investing
 activities:
  Purchases of plant and
   equipment.................     (762)   (517)     (860)      (690)      (222)
  Proceeds from dispositions
   of plant and equipment and
   assets held for sale......      --      529        98        --         --
                              --------  ------  --------  ---------  ---------
    Net cash provided by
     (used in) investing
     activities..............     (762)     12      (762)      (690)      (222)
                              --------  ------  --------  ---------  ---------
Cash flows from financing
 activities:
  Proceeds from sales of
   preference shares.........      --      --      8,914        --         --
  Proceeds from exercise of
   stock options.............      --      --        --         --         228
  Payment of preference
   shares issuance costs.....      --      --       (827)       --         --
  Purchase or ESOP shares....      --      --       (810)       --         --
  Purchase of treasury
   shares....................      --      --     (2,268)       --         --
  Proceeds from debt.........      579     500       810        --         --
  Restricted cash in escrow..      --      --       (810)       --         --
  Payments on debt...........     (250)   (523)   (3,783)    (2,306)      (112)
                              --------  ------  --------  ---------  ---------
    Net cash provided by
     (used in) financing
     activities..............      329     (23)    1,226     (2,306)       116
                              --------  ------  --------  ---------  ---------
Effect of translation
 exchange rates on cash......       15     (32)       88        284        151
                              --------  ------  --------  ---------  ---------
Net increase (decrease) in
 cash........................      174    (110)      (55)      (195)      (140)
Cash at beginning of year....      131     305       195        195        140
                              --------  ------  --------  ---------  ---------
Cash at end of year.......... $    305  $  195  $    140  $     --   $     --
                              ========  ======  ========  =========  =========
Supplemental disclosures of
 cash flow information:
  Cash paid for interest..... $    225  $  339  $    205  $      85  $      43
  Cash paid for income
   taxes.....................       14     381       977        --         --
  Assets acquired under
   capital leases............    1,368     257       --         --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

  Loughborough Sound Images Limited ("LSI") was incorporated in England in 1983 and is registered as a limited liability company under the Companies Act of 1985 (registration number 1751065). In November 1997, LSI re-registered as a private limited company and changed its name from Loughborough Sound Images plc to Loughborough Sound Images Limited. LSI and its wholly-owned subsidiaries are collectively referred to herein as the "Company". The Company is a leading supplier of digital signal processing ("DSP") technology and products used in a range of industries, including automotive electronics, medical electronics, defense and communications intelligence. The Company's products are generally comprised of a DSP board and related software which are included in the products of OEM customers. During 1997, the Company discontinued its Video Multimedia business activities, the details of which are discussed in Note 14.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies are as follows:

  Accounting convention--The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

  Foreign currency translation--The financial statements have been translated into U.S. dollars ("$") from United Kingdom pound sterling ("((Pounds))") using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for net sales, costs, expenses and other income and expenses. Translation adjustments have been recorded as a separate component of shareholders' equity.

  Principles of consolidation--The accompanying consolidated financial statements include the accounts of LSI and its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

  Interim Financial Data--The interim financial data as of December 31, 1997 and for the three months ended December 31, 1996 and 1997 is unaudited; however, in the opinion of management of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented.

  Restricted cash--In connection with the establishment of an employee stock ownership plan ("ESOP"), the Company has guaranteed the debt of the ESOP. The guarantee required the Company to place cash in escrow in an amount equal to the debt. Such cash has been reflected as restricted cash in the accompanying consolidated financial statements. See Notes 6 and 12.

  Inventories--Inventories are stated at the lower of cost (including direct materials, labor and applied overhead) or market value using the first-in, first-out method. The Company periodically reviews inventory items on hand to determine that items are realizable and are included in current or future products. The Company provides allowances, if necessary, to reduce inventory to its realizable value.

  Property, plant and equipment--Property, plant and equipment, including assets under capital lease, are carried at acquisition cost. Depreciation and amortization are computed on the straight-line basis over the estimated remaining useful lives of the assets (ranging from 5 to 25 years). Repair and maintenance expenditures are charged to operations as incurred, and expenditures for major renewals and betterments are capitalized. When units of property are disposed, the cost and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are included in operations.

  The Company applies Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" to determine whether the carrying amount of long-lived assets may not be recoverable. The Company has determined that no impairment loss need be recognized for the period presented.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Income taxes--The Company uses the liability method of accounting for income taxes. Deferred taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities.

  Revenue recognition--Sales, net of value added taxes, and related cost of sales are recognized as products are shipped to customers.

  Research and development--Product development and engineering primarily include research and development costs which are charged to expense as incurred.

  Net income (loss) per share--Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). This statement established a new methodology for calculating earnings per share ("EPS"). All periods presented in the accompanying consolidated financial statements have been restated to conform with the requirements of FAS 128. See Note 9.

  Use of estimates--Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions about reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Management must also make estimates and judgments about future results of operations related to specific elements of the business in assessing recoverability of assets and recorded values of liabilities. Actual results could differ from those estimates.

  Fair value of financial instruments--Management believes the recorded values of financial instruments approximate their current fair values as such items are current in nature and/or generally bear variable interest rates which adjust yield to derive current market value.

  Stock-based compensation--Effective October 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("FAS 123"). This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation in the statement of operations, or the pro forma effect on net income of such compensation expense to be disclosed in the notes to the Company's consolidated statements. The Company has adopted FAS 123 on a disclosure basis only and has opted to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). As such, implementation of FAS 123 did not impact the Company's financial position or results of operations.

3. INVENTORIES

  Inventories consist of the following (in thousands):

                                                      SEPTEMBER 30,
                                                      ------------- DECEMBER 31,
                                                       1996   1997      1997
                                                      ------ ------ ------------
                                                                    (UNAUDITED)
   Raw materials..................................... $  880 $1,099    $1,088
   Work-in progress..................................    638    977     1,075
   Finished goods....................................  1,374    686       685
                                                      ------ ------    ------
                                                      $2,892 $2,762    $2,848
                                                      ====== ======    ======

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  At September 30, 1996 and 1997 and December 31, 1997, the Company had recorded allowances for estimated excess and obsolete inventory of $255,000, $681,000 and $654,000 (unaudited), respectively, which amounts are reflected within the components of inventory. For the years ended September 30, 1995, 1996 and 1997 and the three months ended December 31, 1996 and 1997, the Company reflected charges in its consolidated statements of operations of $342,000, $148,000, $493,000, $ -- (unaudited) and $172,000 (unaudited), respectively, for estimated excess and obsolete inventory.

4. PREPAID EXPENSES AND OTHER ASSETS

  Prepaid expenses and other assets consist of the following (in thousands):

                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                   1996   1997
                                                                   -------------
   VAT taxes receivable........................................... $  37 $   301
   Prepaid expenses...............................................   203     498
   Other current assets...........................................   563     694
                                                                   ----- -------
                                                                   $ 803 $ 1,493
                                                                   ===== =======

  At September 30, 1996, other current assets includes $431,000 related to prepaid legal and professional fees associated with the financing completed by the Company in April 1997 discussed in Note 7. At September 30, 1997, other current assets includes a receivable for income taxes of $471,000.

5. OTHER CURRENT LIABILITIES

  Other current liabilities consist of the following (in thousands):

                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Accrued expenses.............................................. $1,182 $1,250
   Income taxes payable..........................................    350     47
   Distributor settlement payable................................    --     668
   Taxes payable, other than income..............................    306    407
   Other current liabilities.....................................    191    286
                                                                  ------ ------
                                                                  $2,029 $2,658
                                                                  ====== ======

  The distributor settlement payable relates to an amount due following an agreement on a non-exclusivity arrangement.

6. DEBT

 Line of Credit

  The Company makes short-term borrowings under a short-term credit facility made available by a commercial bank. At September 30, 1997, the Company had no amounts outstanding, but had approximately $3,242,000 in aggregate availability under such credit facility. The credit facility bears interest at the bank's reference rate, plus 1.75% (8.75% at September 30, 1997).

                       LOUGHBOROUGH SOUND IMAGES LIMITED

 Long-term Debt

  Long-term debt (including capital lease obligations) consists of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1996    1997
                                                                 -------  -----
   Note payable to a commercial bank, interest at the bank's
    base rate, plus 1.5% (7.25% at September 30, 1997); payable
    in 2002; secured by escrow of $810,000 cash................  $   --   $ 810
   Note payable to a commercial bank, interest at the bank's
    base rate, plus 3.75%, (9.5% at September 30, 1996);
    payable monthly; secured by all assets of the Company; due
    in 1997....................................................      747    --
   Capital lease obligations, secured by related equipment.....      831    282
                                                                 -------  -----
                                                                   1,578  1,092
   Less--current maturities....................................   (1,298)  (282)
                                                                 -------  -----
                                                                 $   280  $ 810
                                                                 =======  =====

  The debt agreements related to the above contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could, if not waived or corrected, accelerate the maturity of any borrowings outstanding.

7. CAPITAL STOCK

 General

  Effective April 10, 1997, the Company restated its Articles of Association resulting in an authorized share structure as follows: (a) 7,500,000 preference shares with a par value of (Pounds) 0.75 per share; (b) 80,000 ordinary shares with a par value of (Pounds) 1 per share; and (c) 25,000 "B" ordinary shares with a par value of (Pounds) 1 per share.

  The preference shares and accrued dividends thereon rank first in liquidation priority over all other equity shares and accrue first preference cumulative dividends of 6% per annum beginning on April 1, 1998, such dividends being payable in cash biannually on March 31 and September 30. The preference shares also accrue a second preference cumulative dividend of 8% per annum until March 31, 1998, and 2% per annum thereafter, such dividends being payable in cash (or in at the election of the preference shareholders, one additional preference share for each (Pounds) 1 in dividends due) on March 31 and September 30. The preference shares are, to the extent possible, mandatorily redeemable on the earlier of (a) the sale of the Company, (b) the sale of businesses or assets comprising more than 50% of the net assets, sales or profits of the Company, (c) a public offering of the Company's shares, or
(d) as follows:

                                                            PROPORTION OF THEN
                                                          OUTSTANDING PREFERENCE
   REDEMPTION DATE                                        SHARES TO BE REDEEMED
   ---------------                                        ----------------------
   March 31, 2002........................................      One-quarter
   March 31, 2003........................................        One-third
   March 31, 2004........................................         One-half
   March 31, 2005........................................          Balance

  The Company may, at its option, redeem a portion (in 100,000 share increments) or all preference shares at any time for (Pounds) 1 per share plus accrued and unpaid dividends.

  "B" ordinary shares carry the same rights and privileges of ordinary shares. In addition, the consent or sanction of the holders of "B" ordinary shares is required before the Company or any of its subsidiaries can take

                       LOUGHBOROUGH SOUND IMAGES LIMITED
certain actions, including but not limited to (a) the authorization or issuance of additional shares or rights to acquire additional shares, (b) reacquire shares or make distributions to shareholders other than in accordance with the terms of shares issued, (c) reduce any uncalled liability,
(d) sell, lease or otherwise dispose of the whole or substantially all of its business undertakings or assets, or (e) acquire another company.

 Preference Shares

  On April 10, 1997, the Company entered into an agreement with Boston Holdings Limited ("BHL"), a subsidiary of BancBoston Capital Limited, to sell to BHL at a subscription price of (Pounds)5,500,001 ($8,914,000), 5,500,000 preference shares, one "B" ordinary share, and warrants to acquire an additional 20,115 "B" ordinary shares. The warrants are exercisable in whole or in part through March 31, 2012 at a price determined by a formula but will be between (Pounds)165 to (Pounds)212 per share. If a controlling interest in the Company has not been sold privately or through a public offering by March 31, 2000, the exercise price of the warrants will be reduced by 5% to 10% per year. Under the terms of the Company's Articles of Association, any proceeds resulting from the exercises of the warrants must be used to redeem the preference shares.

  The Company valued the warrants at (Pounds)360,000 ($583,000) and reflected such amount of the proceeds noted above as an increase to additional paid-in capital. In addition, the Company incurred $1,032,000 in costs ($827,000 cash and the issuance of 601 ordinary shares valued at $205,000) to issue the preference shares. Such amount has been reflected as a reduction of the preference shares. Both the value of the warrants and the issuance costs are being amortized to retained earnings over the estimated life of the warrants and preference shares. The preference shares, net of the unamortized value of the warrants and the issuance costs, has been reflected in the accompanying consolidated financial statements as mandatorily redeemable preference shares.

 Share Options

  The Company granted options to directors and employees in 1993 to acquire ordinary shares at an exercise price of (Pounds)22 per share which was determined by the board of directors to be the per share fair value of the Company's ordinary shares. Such options expire ten years after the date of grant and are exercisable at any time after the third anniversary of the date of grant. The Company also granted options in 1996 and 1997 to acquire ordinary shares at an exercise price of (Pounds)22 per share which was determined by the board of directors to be the per share fair value of the Company's ordinary shares. These options are exercisable upon the (1) sale of the Company, (2) sale of a majority ownership of the Company or (3) an initial public offering of the Company's ordinary shares.

  The Company applies APB 25 to account for its share options. Accordingly, no compensation cost has been recognized for grants of share options. Had compensation cost for the share option grants been determined based on their fair value, net income and net income available to ordinary shareholders for the year ended September 30, 1996, would have been $328,000, and net income per share would have been $5.26. There were no grants of share options in 1995, and the grants in 1997 were not significant. The fair value of option grants in 1996 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:--% dividend yield,--% expected volatility, 5.72% risk-free interest rate, and an expected life of three years.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  A summary of the status of the Company's share options is presented below:

                                                SEPTEMBER 30,
                         -------------------------------------------------------------
                                1995                1996                 1997
                         ------------------- -------------------  --------------------
                                 WEIGHTED-           WEIGHTED-             WEIGHTED-
                                  AVERAGE             AVERAGE               AVERAGE
                                  EXERCISE            EXERCISE              EXERCISE
                         SHARES    PRICE     SHARES    PRICE      SHARES     PRICE
                         ------ ------------ ------ ------------  ------  ------------
Outstanding, beginning
 of year................ 6,250  (Pounds)  22  6,250 (Pounds)  22  12,628  (Pounds)  22
  Granted...............   --            --   6,378           22     990            22
  Cancelled.............   --            --     --                (1,033)           22
                         -----               ------               ------
Outstanding, end of
 year................... 6,250            22 12,628           22  12,585            22
                         =====               ======               ======
Options exercisable..... 6,250                6,250                6,250
                         =====               ======               ======
Weighted-average fair
 value of options
 granted during the
 year...................        (Pounds) --         (Pounds)3.47          (Pounds) --
                                                          ($5.30)

  Of the 12,585 options outstanding at September 30, 1997, the weighted-average remaining contractual life is 5.08 years and the weighted-average exercise price is (Pounds)22. Of the 6,250 options exercisable at September 30, 1997, the weighted-average exercise price is (Pounds)22.

8. INCOME TAXES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                   YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
   Continuing operations:
     Current..................................... $      6  $    992  $    547
     Deferred....................................      762      (194)     (182)
                                                  --------  --------  --------
                                                       768       798       365
   Discontinued operations--current..............     (581)     (661)     (560)
                                                  --------  --------  --------
                                                  $    187  $    137  $   (195)
                                                  ========  ========  ========

  The Company's effective tax rates for continuing operations differs from the statutory rate as follows (in thousands):

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------
                                                     1995     1996      1997
                                                   -------- --------  --------
   Provision at statutory rate.................... $    588 $    821  $    148
   Add (deduct) effect of--
     Meals and entertainment......................       14       14        18
     Capital allowance on ineligible property.....       68       18       (57)
     Unrecognized losses..........................      --       --        332
     Withholding taxes............................       74      --        --
     Other........................................       24      (55)      (76)
                                                   -------- --------  --------
                                                   $    768 $    798  $    365
                                                   ======== ========  ========

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's net deferred tax assets and liabilities were comprised of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Deferred tax assets:
     Pension accrual............................................ $   33  $   47
     Warranty accrual...........................................     28      27
     Other......................................................    --       26
   Deferred tax liabilities:
     Deferred gain..............................................    (60)    (58)
     Depreciation...............................................   (743)   (632)
                                                                 ------  ------
                                                                 $ (742) $ (590)
                                                                 ======  ======

9. EARNINGS PER SHARE

  Earnings per share have been calculated in accordance with the provisions of FAS 128. All prior years' earnings per share data have been restated to reflect the provisions of FAS 128. The implementation of this standard has resulted in the presentation of a basic EPS calculation in the consolidated financial statements as well as a diluted EPS calculation. Basic EPS is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during each period. Diluted EPS is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary and ordinary share equivalents outstanding (if dilutive), using the treasury stock method, during each period. Ordinary share equivalents include share options and warrants. Following is a reconciliation of the basic and diluted per share computations (dollars in thousands, except per share amounts):

                                                                 THREE MONTHS
                                              YEAR ENDED            ENDED
                                             SEPTEMBER 30,       DECEMBER 31,
                                         ---------------------  --------------
                                          1995   1996   1997     1996   1997
                                         ------ ------ -------  ------ -------
                                                                 (UNAUDITED)
   Income (loss) from continuing
    operations.......................... $1,013 $1,690 $   113  $   90 $  (499)
   Less: Preference share dividends,
    accretion and amortization of
    issuance costs of preference
    shares..............................    --     --     (874)    --     (468)
                                         ------ ------ -------  ------ -------
   Income (loss) available to ordinary
    shareholders (basic)................  1,013  1,690    (761)     90    (967)
   Effect of dilutive securities........    --     --      --      --      --
                                         ------ ------ -------  ------ -------
   Income (loss) available to ordinary
    shareholders (diluted).............. $1,013 $1,690 $  (761) $   90 $  (967)
                                         ====== ====== =======  ====== =======
   Weighted average ordinary shares
    outstanding (basic)................. 62,500 62,500  59,499  62,500  59,622
   Share options........................    --     --      --      --      --
   Warrants.............................    --     --      --      --      --
                                         ------ ------ -------  ------ -------
   Weighted average ordinary and
    ordinary share equivalents
    outstanding (dilutive).............. 62,500 62,500  59,499  62,500  59,622
                                         ====== ====== =======  ====== =======
   Earnings (loss) per share
     Basic.............................. $16.21 $27.04 $(12.79) $ 1.44 $(16.22)
                                         ====== ====== =======  ====== =======
     Diluted............................ $16.21 $27.04 $(12.79) $ 1.44 $(16.22)
                                         ====== ====== =======  ====== =======

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Share options to purchase 6,335 ordinary shares and a warrant to purchase 20,115 "B' ordinary shares were outstanding at December 31, 1997, but were not included in the computation of EPS because their inclusion would be antidilutive.

10. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

  During the years ended September 30, 1995, 1996 and 1997, the Company had certain customers which individually account for more than 10% of total sales during such periods, as follows:

                                                                    YEAR ENDED
                                                                  SEPTEMBER 30,
                                                                  ----------------
                                                                  1995  1996  1997
                                                                  ----  ----  ----
   Customer A....................................................  15%   12%   21%
   Customer B....................................................  13%   12%   --
   Customer C.................................................... --     11%   --

  At September 30, 1997, customer A represented 36% of the net accounts receivable. No other customer represented 10% or more of such balance.

  In the normal course of business, the Company extends credit on open account to its customers. Extensions of credit are closely monitored and no significant credit losses have occurred during the years ended September 30, 1995, 1996 and 1997.

11. GEOGRAPHICAL INFORMATION

  The Company's sales, operating income and identifiable assets by geographic region were as follows (in thousands):

                                      UNITED  EUROPE (EXCLUDING  NORTH
                                      KINGDOM  UNITED KINGDOM)  AMERICA  TOTAL
                                      ------- ----------------- ------- -------
1995
Net sales............................ $16,394      $1,631        $ --   $18,025
Transfers between geographic areas...     910         --           --
                                      -------      ------        -----  -------
                                      $17,304      $1,631        $ --   $18,025
                                      =======      ======        =====  =======
Operating income..................... $ 1,447      $   23        $ --   $ 1,470
                                      -------      ------        -----  -------
Identifiable assets.................. $11,458      $  980        $ --   $12,438
                                      =======      ======        =====  =======
1996
Net sales............................ $19,327      $1,815        $ --   $21,142
Transfers between
geographic areas.....................   1,132         --           --
                                      -------      ------        -----  -------
                                      $20,459      $1,815        $ --   $21,142
                                      =======      ======        =====  =======
Operating income..................... $ 2,959      $ (211)       $ --   $ 2,748
                                      -------      ------        -----  -------
Identifiable assets.................. $10,801      $1,097        $ --   $11,898
                                      =======      ======        =====  =======
1997
Net sales............................ $19,891      $2,990        $ --   $22,881
Transfers between geographic areas...   2,069         --           --
                                      -------      ------        -----  -------
                                      $21,960      $2,990        $ --   $22,881
                                      =======      ======        =====  =======
Operating income..................... $ 1,583      $ (548)       $(445) $   590
                                      =======      ======        =====  =======
Identifiable assets.................. $12,961      $1,639        $ 259  $14,859
                                      =======      ======        =====  =======

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Net sales outside the United Kingdom of products manufactured and exported from the United Kingdom were $10,876,000, $11,732,000 and $14,357,000 for the years ended September 30, 1995, 1996 and 1997, respectively. Products are transferred between geographic areas on a basis intended to approximate the market value of such products.

12. EMPLOYEE BENEFITS

 Employee Savings Plan

  The Company has an employee savings plan which allows for contributions by the employees and the Company. The Company pays all general and administrative expenses of the plan. During the years ended September 30, 1995, 1996 and 1997, the Company made contributions of $450,000, $430,000 and $409,000, respectively.

 Employee Stock Ownership Plan

  In April of 1997, the Company established an employee stock ownership plan (the "ESOP") for the benefit of employees of the Company. The ESOP borrowed (Pounds)500,000 ($810,000) from a commercial bank and used the proceeds to purchase 2,358 shares of the Company's ordinary shares from a director of the Company at (Pounds)212 per share which was estimated to be the fair value of the Company's ordinary shares. The Company has guaranteed the debt of the ESOP and has placed in escrow cash in an equal amount of the debt. The Company has reflected the guaranteed ESOP debt and a corresponding amount of guaranteed ESOP obligations as a reduction of shareholders' equity in its consolidated balance sheet at September 30, 1997. None of the shares acquired had been allocated to the participants of the ESOP. Interest payments in 1997 were $35,000.

13. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases certain buildings and equipment under operating leases. Rent expense applicable to operating leases was $472,000, $530,000 and $872,000 for the years ended September 30, 1995, 1996 and 1997, respectively. At September 30, 1997, the future minimum lease payments required by operating leases were as follows (in thousands):

   1998................................................................. $ 1,034
   1999.................................................................     968
   2000.................................................................     922
   2001.................................................................     922
   2002.................................................................     520
   Thereafter...........................................................  14,820

 Litigation

  The Company is party to certain legal proceedings incidental to its business. Certain claims arising in the ordinary course of business have been filed or are pending against the Company. The Company accrues for claims that are both probable and for which expected loss can be reasonably estimated. Management believes that the resolution of any such claims will not materially affect the financial position or results of operations of the Company.

14. DISCONTINUED OPERATIONS

  In April 1997, the Company adopted a plan to discontinue its Video Multimedia Group ("VMG") operations in order to focus the Company's resources on its digital signal processing activities. The VMG

                       LOUGHBOROUGH SOUND IMAGES LIMITED
operations principally designed, manufactured and sold products for the videoconferencing industry. These activities operated as a distinct business segment the results of which have been separately disclosed as discontinued operations in the accompanying consolidated statements of operations. The VMG operations were fully abandoned by September 30, 1997. Sales of VMG were $189,000, $1,462,000 and $277,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

15. SUBSEQUENT EVENT--MERGER WITH MIZAR, INC.

  On November 17, 1997, the Company and Mizar, Inc. ("Mizar") executed a definitive agreement and plan of merger. The merger is contingent upon, among other matters, the approval of the shareholders of the Company. The merger, if completed, will be effected by Mizar issuing its common shares for each ordinary share of the Company in accordance with the exchange ratio set forth in the agreement and plan of merger. In addition, the warrants for the "B" ordinary shares discussed in Note 7 will be exercised and the proceeds used to redeem a portion of the preference shares, and outstanding options to purchase ordinary shares of the Company will be exchanged for options to purchase Mizar common stock based on the exchange ratio discussed above. The agreement contains provisions for the payment of expenses up to a maximum of $1.3 million by either party if certain conditions are met and the transaction is not completed.

                                   APPENDIX A

                            SHARE PURCHASE AGREEMENT

                                    BETWEEN

                                  MIZAR, INC.
                            (A DELAWARE CORPORATION)

                                      AND

                         LOUGHBOROUGH SOUND IMAGES PLC
                  (A COMPANY REGISTERED IN ENGLAND AND WALES)

                            DATED: NOVEMBER 17, 1997

  This Share Purchase Agreement (this "Agreement") is made as of the 17th day of November, 1997, between Mizar, Inc., a Delaware corporation ("Mizar"), and Loughborough Sound Images plc, a company registered in England and Wales ("LSI").

                             W I T N E S S E T H:

  WHEREAS, the respective Boards of Directors of Mizar and LSI each have determined that it is in the best interests of their respective stockholders for Mizar to acquire LSI through (i) an exchange of shares of common stock issued by Mizar for all of the issued and outstanding ordinary shares of LSI, in an acquisition that constitutes a tax-free transaction meeting the requirements of Section 135 of the Taxation of Chargeable Gains Act 1992 (the "TCGA"), and (ii) the partial redemption by LSI and partial purchase by Mizar of all of the issued and outstanding preference shares of LSI, upon the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                  ARTICLE 1.

                              PURCHASE OF SHARES

  1.1. Exchange. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the execution of this Agreement, LSI shall use its reasonable best efforts (a) to cause each of the registered shareholders of LSI (collectively, the "LSI Shareholders") to accept an offer made by Mizar to the LSI Shareholders by entering into a share exchange agreement, in a mutually agreeable form, between such shareholder and Mizar (the "Share Exchange Agreements"), which shall provide for each LSI Shareholder to sell, assign, transfer, convey and deliver to Mizar, and for Mizar to purchase, all right, title and interest in and to all of such shareholder's shares of LSI Stock (as defined in Section 3.7 below), free and clear of all liens, security interests, charges, encumbrances and rights of others and (b) to cause each person holding Old Options (as defined in Section
2.4 below) (such persons shall be collectively referred to herein as the "LSI Optionholders") to enter into an option exchange agreement, in a mutually agreeable form, between such LSI Optionholder and Mizar (the "Option Exchange Agreements"), which shall provide for each LSI Optionholder either to exercise his Old Options for shares of LSI Stock, which shall then be sold to Mizar, or to enter into a new option agreement with Mizar as set forth in Section 2.4 below, at the option of such LSI Optionholder. In addition, LSI shall use its reasonable best efforts to cause Boston Holdings Limited ("Bank") to enter into an agreement, in a mutually agreeable form, with LSI and Mizar (the "Bank Agreement," and together with the Share Exchange Agreement and the Option Exchange Agreement, the "Exchange Agreements"), which shall provide for (a) Bank to exercise all the Warrants (as defined in Section 2.4 below) for shares of LSI Stock which shall then be exchanged for shares of Mizar Common Stock,
(b) LSI to use all of the proceeds of such exercise to redeem Preferred Shares (as defined in Section 3.7 below), and (c) Bank to sell any Preferred Shares not so redeemed (the "Remaining Preferred Shares") to Mizar for an amount per share that is equal to the amount payable upon redemption of the Remaining Preferred Shares. The Exchange Agreements shall be mailed by Mizar to the other parties to such agreements with such covering letters or other documentation as may be necessary or desirable to comply with any relevant provisions of United States and United Kingdom law. No such mailing shall be made unless and until the parties shall have agreed on the form of all documents referred to in this agreement as being "in a mutually agreeable form," and until LSI shall have re-registered as a private company under section 53 Companies Act 1985 (the "Companies Act") and shall have received a certificate of change of name from the Registrar of Companies confirming such re-registration. In consideration for the shares of LSI Stock so acquired by Mizar, Mizar shall issue and deliver 94.632 shares of common stock, $.01 par value, of Mizar ("Mizar Common Stock") in exchange for each share of LSI Stock transferred to Mizar pursuant to an Exchange Agreement, as soon as practicable following the satisfaction or permissible waiver of the conditions set forth in

Articles 6 and 7 (the exchange of shares of Mizar Common Stock for shares of LSI Stock, including shares issued at the Closing (as defined in Section 1.2 below) upon the exercise of the Options and Warrants, shall be referred to herein as the "Exchange").

  1.2. Closing. Consummation of the transactions contemplated by this Agreement and the Exchange Agreements (the "Closing"), shall take place at the executive offices of Mizar in Carrollton, Texas, commencing at 10:00 a.m., local time, as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7, or at such other place, time and date as shall be fixed by mutual agreement between Mizar and LSI. The day on which the Closing shall occur shall be referred to herein as the "Closing Date." Each party will use its reasonable best efforts to cause to be prepared, executed and delivered the documents to be delivered pursuant to Articles 6 and 7 and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement or the Exchange Agreements. LSI will use its reasonable best efforts to facilitate the consummation of the transactions contemplated by the Exchange Agreements at or prior to the Closing. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

  1.3. Tax Consequences. It is the intention of the parties hereto that no taxable income or gain shall be recognized by holders of LSI Stock upon the Exchange under Section 135 of the TCGA.

  1.4. Pooling of Interests. It is the intention of the parties hereto that the Exchange will be treated for financial reporting purposes in the United States as a pooling of interests.

                                  ARTICLE 2.

             EXCHANGE OF SHARES; TREATMENT OF OPTIONS AND WARRANTS

  2.1. Warrants; Options; Exchange of Shares. On or before the Closing Date, as provided in the applicable Exchange Agreements, but subject to the Closing, the Warrants shall be exercised, in accordance with their terms, into shares of LSI Stock, and each outstanding Old Option shall be, at the option of the holder, exercised or converted into an option for shares of Mizar Common Stock, as described in Section 2.4. Immediately after the satisfaction or permissible waiver of the conditions set forth in Articles 6 and 7 at the Closing, and after giving effect to the foregoing, each of the shares of LSI Stock that are outstanding and tendered to Mizar pursuant to the Exchange Agreements (the "Converted Shares") shall be exchanged for 94.632 (such number being referred to herein as the "Exchange Ratio") shares of Mizar Common Stock.

  2.2. Fractional Shares. No scrip or fractional shares of Mizar Common Stock shall be issued in the Exchange. All fractional shares of Mizar Common Stock to which an LSI Shareholder would otherwise be entitled at the Closing Date pursuant to a Share Exchange Agreement shall be aggregated. If a fractional share results from such aggregation, then such shareholder shall be entitled, after the later of (a) the Closing Date or (b) the surrender of such shareholder's Certificate (as defined in Section 2.5 below) or Certificates that represent such shares, to receive from Mizar an amount in cash in lieu of such fractional share. The amount of such cash payment shall be equal to such fractional proportion of the Average Closing Price (as defined below) of a share of the Mizar Common Stock. For purposes of this Agreement, "Average Closing Price" shall mean the average per share closing price for the Mizar Common Stock as reported on the Nasdaq National Market System (the "NMS") over the twenty (20) trading days ending on the fifth full trading day prior to the Closing Date. Mizar will make available to the Exchange Agent (as defined in Section 2.5 below) the cash necessary for the purpose of paying cash for fractional shares.

  2.3. Demand Rights. LSI shall use its reasonable best efforts to provide that LSI Shareholders who have not, immediately prior to the Closing Date, tendered their shares of LSI Stock and accepted the Exchange, and with respect of which Mizar has validly exercised its rights properly demanded in accordance with the applicable provisions of Section 429, the Companies Act, comply with the provisions of Part XIIIA of the Companies Act, and both LSI and Mizar agree that they shall comply with the provisions of Part XIIIA of the Companies Act.

  2.4. Stock Options.

  (a) On the Closing Date, LSI shall use its reasonable best efforts to provide that all share options (the "Old Options") then outstanding under LSI's share option plans (the "Option Plans"), shall, pursuant to the Option Exchange Agreements, be exercised for shares of LSI Stock (immediately prior to the Exchange), or exchanged in accordance with the Option Exchange Agreements for options for Mizar Common Stock ("New Options"), to the effect that (i) the holder of each such New Option, upon its exercise in accordance with its terms, shall be entitled to receive that whole number of shares of Mizar Common Stock (rounded to the nearest whole share) into which the number of shares of LSI Stock subject to the Old Option exchanged for such New Option would be convened based upon the Exchange Ratio, (ii) the exercise price per share of Mizar Common Stock under the New Options shall be equal to the exercise price per share of LSI Stock applicable to such Old Option immediately prior to the Exchange, divided by the Exchange Ratio, and converted into U.S. dollars using the average currency conversion rate for converting British Pounds into U.S. dollars over the ten (10) days ending on the second day before the Closing Date (and rounded to the nearest cent), and
(iii) all other terms and conditions of the New Options shall be substantially the same as under the Old Options, as more explicitly set forth in the Option Exchange Agreements. The terms of the New Options shall acknowledge the fact that a triggering event shall have occurred under the Old Options as a result of the Exchange. From and after the date of this Agreement, no additional options shall be granted by LSI under the Option Plans or otherwise.

  (b) It is intended that the New Options, as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the conversion of the Old Options into New Options. Mizar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Mizar Common Stock for delivery upon exercise of the New Options. As soon as practicable after the Closing Date, Mizar shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (or other successor form) with respect to the unissued shares of Mizar Common Stock subject to any unexercised New Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such New Options remain outstanding. In addition, Mizar will cause the shares of Mizar Common Stock issuable under the New Options to be listed on the NMS.

  (c) Approval by the stockholders of Mizar of this Agreement shall constitute authorization and approval of any and all of the actions described in this
Section 2.4.

  2.5. Exchange Agent.

  (a) Mizar shall authorize Securities Transfer Corp., or such other firm as is reasonably acceptable to LSI, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Closing Date, Mizar shall deposit or shall cause to be deposited in trust with the Exchange Agent (i) certificates representing the number of whole shares of Mizar Common Stock to which the holders of LSI Stock are entitled pursuant to the Exchange Agreements and
Section 2.1(a), and (ii) cash sufficient to pay for fractional shares then known to Mizar, if applicable (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Mizar, deliver the number of shares of Mizar Common Stock and pay the amounts of cash required under this Article 2 with respect to each Converted Share out of the Exchange Fund. Any cash needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Mizar and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Mizar and LSI prior to the Closing Date.

  (b) As soon as practicable after the Closing Date, the Exchange Agent shall mail and otherwise make available to each LSI Shareholder who, as of the Closing Date, was a record holder of an outstanding certificate or certificates, which immediately prior to the Closing Date represented shares of LSI Stock (the "Certificates"), a stock transfer form or other appropriate documents of transfer and instructions for their use in effecting the surrender of the Certificates for payment therefor and exchange thereof, which transfer documents shall comply with all applicable rules of the NMS.

  (c) Delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and the form of transfer documents shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such transfer documents duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Mizar Common Stock to which such holder of LSI Stock shall have become entitled pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled.

  (d) Mizar shall pay any stamp duty transfer taxes or other transfer taxes under the laws of the United Kingdom and the United States required by reason of the transfer to Mizar of LSI Stock or the issuance of a certificate representing shares of Mizar Common Stock if such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any stamp duty transfer or other taxes required by reason of the issuance of a certificate representing shares of Mizar Common Stock to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Closing Date until surrender in accordance with the provisions of this Section 2.5, each Certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on Mizar Common Stock will be paid to persons entitled to receive Mizar Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name Mizar Common Stock shall be issued any dividends on such Mizar Common Stock that have a record date on or after the Closing Date and prior to such surrender. In no event shall the persons entitled to receive such dividends, if any, be entitled to receive interest on such dividends.

  (e) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to Mizar a bond in such reasonable sum as Mizar may direct as indemnity against any claim that may be made against the Exchange Agent, Mizar or LSI with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

  (f) After the Closing Date, there shall be no transfers on the share register of LSI of the shares of LSI Stock that were outstanding immediately prior to the Closing Date.

  2.6. Adjustments. If, between the date of this Agreement and the Closing Date, (i) the outstanding shares of LSI Stock or Mizar Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, or (ii) Mizar or LSI shall have issued additional shares of its capital stock (except upon conversion or exercise of outstanding convertible securities or options or warrants), or options or warrants to purchase capital stock, or securities convertible into capital stock (except for issuances of options by Mizar or LSI that are consented to by the Managing Director of LSI and the chief executive officer of Mizar and issuances of any New Options), then the consideration to be received pursuant to Section 2.1(a) hereof by the holders of shares of LSI Stock shall be adjusted to accurately reflect such change.

                                  ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF LSI

  LSI hereby represents and warrants to Mizar that, except as otherwise set forth on the LSI Disclosure Schedule (herein so called) attached hereto:

  3.1. Organization and Good Standing of LSI. LSI is a public limited company duly organized, validly existing and in good standing under the laws of the United Kingdom. Except for the LSI Subsidiaries, LSI has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity.

  3.2. Capital Stock of LSI Subsidiaries and Other Ownership Interests. The membership interests of Data Beta Limited, Multimedia Video Products Limited, MVP Limited, Stanford Court Technology Limited, Ultimate Vision plc, Loughborough Sound Images France Sarl, Loughborough Sound Images Deutschland GmbH and Loughborough Sound Images, Inc. (collectively, the "LSI Subsidiaries") have been duly authorized and are validly issued, fully paid and nonassessable. The number of authorized and outstanding membership interests or other equity interests of the LSI Subsidiaries, and the record and beneficial owners of the same, are set forth on the LSI Disclosure Schedule and, except as set forth on the LSI Disclosure Schedule, are owned by LSI, either directly or indirectly, free and clear of all liens, charges, encumbrances, equities or claims.

  3.3. Foreign Qualification. LSI is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the current business, operations, assets or financial condition of LSI or (b) the validity or enforceability of, or the ability of LSI to perform its obligations under, this Agreement (an "LSI Material Adverse Effect").

  3.4. Corporate Power and Authority. Each of LSI and each LSI Subsidiary has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. LSI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by LSI of this Agreement has been duly authorized by all necessary corporate action.

  3.5. Binding Effect. This Agreement has been duly executed and delivered by LSI and is the legal, valid and binding obligation of LSI enforceable in accordance with its terms, except that:

    (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

    (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

    (c) rights to indemnification may be limited by considerations of public policy.

  3.6. Absence of Restrictions and Conflicts. Except as set forth on the LSI Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the relevant governing corporate documents of LSI or the LSI Subsidiaries, (ii) any LSI Material Contract (as defined in Section 3.12),
(iii) any judgment, decree or order of any court or governmental authority or agency to which LSI or the LSI Subsidiaries are parties or by which LSI or an LSI Subsidiary or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to LSI, including the Companies Act and the City Code on Takeovers and Mergers (the "Takeover Code"), other than such violations, conflicts, breaches or defaults which would not have an LSI Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable securities laws, including the Takeover Code, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to LSI is required in connection with the execution, delivery or performance of this Agreement by LSI or the consummation of the transactions contemplated hereby.

  3.7. Capitalization of LSI.

  (a) The authorized capital stock of LSI consists of 7,500,000 preference shares, (Pounds)0.75 par value ("Preferred Shares"), 80,000 "A" ordinary shares, (Pounds)1 par value ("A Shares") and 25,000 "B" ordinary shares ("B Shares"), (Pounds)1 par value (the outstanding and issued A Shares and the B Shares are collectively referred to herein as the "LSI Stock"). As of the date hereof, there were 5,708,548 Preferred Shares issued and outstanding, 56,497 A Shares issued and outstanding, 12,585 A Shares reserved for issuance upon the exercise of currently outstanding options granted under the Option Plans and 1 B share issued and outstanding. In addition, warrants to subscribe for up to 20,115 B Shares (the "Warrants") have been granted.

  (b) All of the issued and outstanding shares of LSI Stock and the Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

  (c) To LSI's knowledge, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on shares issued by LSI that have been granted by the shareholders of LSI, except as set forth on the LSI Disclosure Schedule.

  (d) Except as set forth on the LSI Disclosure Schedule, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating LSI or an LSI Subsidiary to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, shares of LSI or an LSI Subsidiary, except as set forth on the LSI Disclosure Schedule or with respect to the Warrants.

  3.8. Financial Statements and Records of LSI. LSI has made available to Mizar true, correct and complete copies of the following financial statements (the "LSI Financial Statements"):

    (a) the audited consolidated balance sheet and profit and loss account of LSI and its subsidiaries as of September 30, 1995 and 1996 and for the years then ended, including the notes thereto, in both cases examined by and accompanied by the report of Price Waterhouse, LP (collectively, the "LSI Year-End Statements"); and

    (b) the unaudited consolidated management account and balance sheet of LSI and its subsidiaries as of September 30, 1997, with any notes thereto, (collectively, the "LSI Balance Sheet").

  The LSI Financial Statements present fairly, in all material respects, the financial position of LSI and/or its subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows thereof for the periods then ended, in each case in conformity with the legal requirements and generally accepted accounting principles relevant to such entity's place of incorporation, consistently applied, except as noted therein. Since September 30, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, LSI and/or such LSI Subsidiary, as the case may be, except as noted in the LSI Financial Statements. The books and records of LSI have been and are being maintained in accordance with good business practice, reflect only valid transactions and are complete and correct in all material respects.

  3.9. Absence of Certain Changes. Since September 30, 1997, LSI and the LSI Subsidiaries have not, except as otherwise set forth on the LSI Disclosure
Schedule:

    (a) suffered any adverse change in the business, operations, assets, or financial condition, except as reflected on the LSI Financial Statements and except for such changes that would not result in an LSI Material Adverse Effect;

    (b) suffered any material damage or destruction to or loss of the assets of LSI or the LSI Subsidiaries, whether or not covered by insurance, which property or assets are material to the operations or business of LSI and the LSI Subsidiaries taken as a whole;

    (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

    (d) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

    (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

    (f) declared, paid or set aside for payment any dividend or distribution with respect to the LSI Stock;

    (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any shares of LSI Stock or securities (other than the redemption of the Preferred Shares pursuant to this Agreement and the Bank Agreement and the issuance of shares issued upon exercise of the Old Options or the Warrants) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

    (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan or pension scheme, other than in the ordinary course of business and consistent with established policies, practices or requirements;

    (i) entered into any employment, consulting or compensation agreement with any person or group, except for agreements which in the aggregate would not have an LSI Material Adverse Effect;

    (j) entered into any collective bargaining agreement or trade union recognition agreement with any person or group;

    (k) entered into, adopted or amended any employee benefit plan or share option scheme or agreement; or

    (l) entered into any agreement to do any of the foregoing.

  3.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of LSI or the LSI Subsidiaries of any nature, whether absolute, accrued, contingent, or otherwise, other than:

    (a) the liabilities and obligations that are reflected, accrued or reserved against on the LSI Balance Sheet, or referred to in the footnotes to LSI Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since September 30, 1997; or

    (b) liabilities and obligations which in the aggregate would not result in an LSI Material Adverse Effect.

  3.11. Tax Returns: Taxes. Each of LSI and the LSI Subsidiaries (a) have duly filed all material local and foreign tax returns and reports required to be filed by it, including those with respect to advance corporation tax, capital gains tax, corporation tax, excise duties, income tax (including "Pay as You Earn"), inheritance tax, insurance premium tax, National Insurance contributions, stamp duty taxes, value added tax and similar taxes, and all such returns and reports are correct in all material respects; (b) have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and (c) have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by LSI or any LSI Subsidiary with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against LSI or the LSI Subsidiaries, nor has LSI or the LSI Subsidiaries received notice of any such deficiency, delinquency or default. LSI and the LSI Subsidiaries have no material tax liabilities other than those reflected on LSI Balance Sheet and those arising in the ordinary course of business since the date thereof. LSI will make available to Mizar true, complete and correct copies of LSI's tax returns for the last five years and make available such other tax returns requested by Mizar. The income tax liabilities of LSI and the LSI Subsidiaries have been paid for all fiscal years up to and including the year ended September 30, 1997.

  3.12. Material Contracts. LSI has furnished or made available to Mizar accurate and complete copies of the LSI Material Contracts applicable to LSI or the LSI Subsidiaries. Except as set forth on the LSI Disclosure Schedule, there is not under any of the LSI Material Contracts any existing breach, default or event of default by LSI or any LSI Subsidiary nor event that with notice or lapse of time or both would constitute a breach, default or event of default by LSI or the LSI Subsidiaries, other than breaches, defaults or events of default which would not have an LSI Material Adverse Effect nor does LSI know of, and LSI has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have an LSI Material Adverse Effect. As used herein, the term "LSI Material Contracts" shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts,
(ii) contracts that involve remaining aggregate payments by LSI or an LSI Subsidiary in excess of $100,000 (or equivalent based on applicable exchange rate) or which have a remaining term in excess of one year and (iii) insurance policies.

  3.13. Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against LSI or the LSI Subsidiaries to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in an LSI Material Adverse Effect. To the knowledge of LSI, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have an LSI Material Adverse Effect. Neither LSI nor the LSI Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of LSI, any governmental restriction applicable to LSI or the LSI Subsidiaries which is reasonably likely (i) to have an LSI Material Adverse Effect or (ii) to cause a material limitation on Mizar's ability to own and operate the business of LSI (as it is currently operated) after the Closing.

  3.14. Compliance With Laws. LSI and the LSI Subsidiaries each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have an LSI Material Adverse Effect. LSI and the LSI Subsidiaries have been and are, to the knowledge of LSI, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses, ownership of assets and their employment of labor or their use or occupancy of properties or any part thereof are subject, the violation of which would have an LSI Material Adverse Effect.

  3.15. Employee Benefits Plans. Each employee benefit plan of LSI complies with all applicable requirements of the Pension Schemes Act of 1993 and the Income and Corporation Taxes Act 1988.

  3.16. Employment Agreements; Labor Relations.

  (a) The LSI Disclosure Schedule sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which LSI or an LSI Subsidiary is a party, including without limitation (i) all severance, employment, consulting or similar contracts,
(ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

  (b) Each of LSI and the LSI Subsidiaries is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before any competent court or tribunal. Except as would not have an LSI Material Adverse Effect, there is no unfair labor practice charge or complaint against LSI or the LSI Subsidiaries pending before any competent court or tribunal. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of LSI, threatened against or involving or affecting LSI or the LSI Subsidiaries and no representation question exists with respect to their respective employees. Except as would not have an LSI

Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement or trade union recognition agreement that is binding on LSI or the LSI Subsidiaries.

  3.17. Intellectual Property. LSI and the LSI Subsidiaries own or have valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("LSI Intellectual Property") used or held for use in connection with the business of LSI or the LSI Subsidiaries, without any known conflict with the rights of others, except for such conflicts as do not have an LSI Material Adverse Effect. Neither LSI nor any of the LSI Subsidiaries have received any notice from any other person pertaining to or challenging the right of LSI or the LSI Subsidiaries to use any LSI Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to LSI or the LSI Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, would not have an LSI Material Adverse Effect. The LSI Intellectual Property represents all of the proprietary rights necessary to operate the respective businesses of LSI and the LSI Subsidiaries.

  3.18. Title to Properties and Related Matters.

  (a) LSI and the LSI Subsidiaries have good and marketable title to or valid leasehold interests in their respective properties reflected on the LSI Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by LSI since the date of the LSI Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the LSI Balance Sheet or notes thereto and except for:

    (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (iii) landlord liens contained in leases entered in the ordinary course of business; and

    (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the LSI Real Estate.

  Except for those assets acquired since the date of the LSI Balance Sheet, all properties and assets material to the present operations of LSI are owned or leased by LSI and are reflected on the LSI Balance Sheet and notes thereto in the manner and to the extent required by the Companies Act and generally accepted accounting principles.

  (b) (i) Applicable planning permissions and consents and zoning ordinances permit the operation of LSI's business as currently conducted at the real property owned or leased by LSI (the "LSI Real Estate"); (ii) LSI has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, material to the operation of its business at the LSI Real Estate; (iii) the LSI Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the LSI Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no written notice of any such condemnation, requisition or taking has been received by LSI. No such condemnation, requisition or taking is threatened or contemplated to LSI's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the LSI Real Estate.

  To the actual knowledge of LSI, the LSI Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in or from the LSI Real Estate.

  (c) LSI has received no written notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the LSI Real Estate.

  (d) To LSI's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the LSI Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Agreement, "environmental law" shall mean any and all relevant statutes, rules, regulations, treaties, directives, bylaws, codes of practice, orders, notices, demands, injunctions, common laws or duty of care of any governmental or regulatory agency or body in the U.S., the European Community or any other jurisdiction relating to or imposing liability or standards concerning or in connection with hazardous or toxic material or dangerous waste, substance, materials, smoke, gas or particulate matter including the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local laws.

  3.19. Brokers and Finders. None of LSI, any LSI Subsidiary or, to LSI's knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. LSI is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  3.20. Potential Conflicts of Interest. No officer, director or security holder of LSI or an LSI Subsidiary (a) owns, directly, or indirectly, any interest in (excepting not more than 5% stockholdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee or client of LSI or an LSI Subsidiary; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property which LSI or an LSI Subsidiary is using or the use of which is necessary for the business of LSI or an LSI Subsidiary; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, LSI or an LSI Subsidiary, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

  3.21. Insurance. The LSI Disclosure Schedule lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by LSI or the LSI Subsidiaries. Such policies of insurance (a) are in full force and effect, (b) are sufficient for compliance by LSI or the LSI Subsidiaries with all requirements of applicable law and all LSI Material Agreements, (c) provide that they will remain in full force and effect through the respective dates set forth in the LSI Disclosure Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement. LSI and the LSI Subsidiaries are not in default with respect to their respective obligations under any of such insurance policies and have not received any notification of cancellation of any such insurance policies.

  3.22. Products Liability. Since January 1, 1993, there have been no claims, actions, losses, or liabilities of LSI or the LSI Subsidiaries relating to death or injury to persons or properties resulting from any actual or alleged defect in any product sold or manufactured by LSI or the LSI Subsidiaries, and there is, as of the date hereof, no such claim, action or other proceeding pending or, to the knowledge of LSI or the LSI Subsidiaries threatened.

                                  ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF MIZAR

  Mizar hereby represents and warrants that, except as otherwise set forth in the Mizar Disclosure Schedule (herein so called) attached hereto:

  4.1. Organization and Good Standing. Mizar is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Mizar has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity.

  4.2. Foreign Qualification. Mizar is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the current business, operations, assets or financial condition of Mizar or (13) the validity or enforceability of, or the ability of Mizar to perform its obligations under, this Agreement (a "Mizar Material Adverse Effect").

  4.3. Corporate Power and Authority. Mizar has the corporate power and authority and all material licenses and permits to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Mizar has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Exchange. The execution, delivery and performance by Mizar of this Agreement has been duly authorized by all necessary corporate action, except for the approval of the stockholders of Mizar.

  4.4. Binding Effect. This Agreement has been duly executed and delivered by Mizar and is the legal, valid and binding obligation of Mizar, enforceable in accordance with its terms, except that:

    (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

    (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

    (c) rights to indemnification may be limited by considerations of public policy.

  4.5. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Mizar, (ii) any Mizar Material Contract (as defined in Section 4.12 below), (iii) any judgment, decree or order of any court or governmental authority or agency to which Mizar is a party or by which Mizar or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Mizar other than such violations, conflicts, breaches or default as would not have a Mizar Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Mizar is required in connection with the execution, delivery or performance of this Agreement by Mizar or the consummation of the transactions contemplated hereby.

  4.6. Capitalization of Mizar.

  (a) The authorized capital stock of Mizar consists of 25,000,000 shares of Mizar Common Stock, and 1,000,000 Stock of preferred stock, $.01 par value. As of the date hereof, there are (i) 5,135,976 shares of Mizar Common Stock outstanding, (ii) no shares of the Preferred Stock outstanding and (iii) 527,196 shares reserved for issuance upon the exercise of currently outstanding options under the Mizar Stock Option Plan (the "Mizar Options" and "Mizar Option Plans," respectively). A warrant for 15,000 shares of Mizar Common Stock, exercisable at $10.20 per share, was issued to John G. Kinnard and Company, Incorporated in September 1995.

  (b) All of the issued and outstanding shares of Mizar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

  (c) To Mizar's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been granted by the stockholders of Mizar.

  (d) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Mizar to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Mizar.

  4.7. Mizar SEC Reports. Mizar has made available to LSI (i) Mizar's Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, and any amendments thereto, (ii) Mizar's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to Mizar's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by Mizar with the SEC since January 1, 1997, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Mizar SEC Reports"). As of their respective dates, the Mizar SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1997, Mizar has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

  4.8. Financial Statements and Records of Mizar. Mizar has made available to LSI true, correct and complete copies of the following financial statements (the "Mizar Financial Statements"):

    (a) the balance sheets of Mizar as of June 30, 1997 and June 30, 1996, and the related statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Arthur Andersen LLP; and

    (b) the unaudited balance sheet of Mizar as of September 30, 1997 (the "Mizar Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the fiscal quarter then ended (collectively, the "Mizar Quarterly Statements").

  The Mizar Financial Statements present fairly, in all material respects, the financial position of Mizar as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since September 30, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Mizar, except as noted in Mizar Financial Statements. The books and records of Mizar have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of Mizar set forth in Mizar Financial Statements.

  4.9. Absence of Certain Changes. Since September 30, 1997, Mizar has not, except as otherwise set forth in the Mizar SEC Reports or on the Mizar Disclosure Schedule:

    (a) suffered any adverse change in the business, operations, assets, or financial condition except for such changes that would not have a Mizar Material Adverse Effect;

    (b) suffered any material damage or destruction to or loss of the assets of Mizar, whether or not covered by insurance, which property or assets are material to the operations or business of Mizar and its subsidiaries taken as a whole;

    (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

    (d) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

    (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

    (f) declared, paid or set aside for payment any dividend or distribution with respect to Mizar's capital stock;

    (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Mizar's capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

    (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in the ordinary course of business and consistent with established policies, practices or requirements;

    (i) entered into any employment, consulting or compensation agreement with any person or group, except for the Employment Agreement (as defined in Section 6.9 below) or agreements which in the aggregate would not have a Mizar Material Adverse Effect;

    (j) entered into any collective bargaining agreement with any person or group;

    (k) entered into, adopted or amended any employee benefit plan; or

    (1) entered into any agreement to do any of the foregoing.

  4.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of Mizar of any nature, whether absolute, accrued, contingent, or otherwise, other than:

    (a) liabilities and obligations that are reflected, accrued or reserved against on Mizar Balance Sheet or referred to in the footnotes to the Mizar Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since September 30, 1997; or

    (b) liabilities and obligations which in the aggregate would not result in a Mizar Material Adverse Effect.

  4.11. Tax Returns; Taxes. Mizar (a) has duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and (c) has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Mizar with respect to any tax, except that Mizar has been granted extensions for the filing of its federal tax returns for the year ended June 30, 1997, and its Texas franchise taxes are paid pursuant to a valid extension agreement. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Mizar, nor has Mizar received notice of any such deficiency, delinquency or default. Mizar has no material tax liabilities other than those reflected on Mizar Balance Sheet and those arising in the ordinary course of business since the date thereof. Mizar will make available to LSI true, complete and correct copies of Mizar's consolidated U.S. federal tax returns for the last five years and make available such other tax returns requested by LSI. The U.S. federal income tax liabilities of Mizar have been paid for all fiscal years up to and including the year ended June 30, 1997.

  4.12. Material Contracts. Mizar has furnished or made available to LSI accurate and complete copies of the Mizar Material Contracts applicable to Mizar. There is not under any of the Mizar Material Contracts any existing breach, default or event of default by Mizar nor event that with notice or lapse of time or both would constitute a breach, default or event of default by Mizar other than breaches, defaults or events of default which would not have a Mizar Material Adverse Effect nor does Mizar know of, and Mizar has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a Mizar Material Adverse Effect. As used herein, the term "Mizar Material Contracts" shall mean all (i) employee benefit plans, stock option agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Mizar in excess of $100,000 (or equivalent based on applicable exchange rate) or which have a remaining term in excess of one year and (iii) insurance policies.

  4.13. Litigation and Government Claims. Except as disclosed in Mizar SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Mizar to which its businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a Mizar Material Adverse Effect. To the knowledge of Mizar, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have a Mizar Material Adverse Effect. Mizar is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Mizar, any governmental restriction applicable to Mizar which is reasonably likely to have a Mizar Material Adverse Effect.

  4.14. Compliance with Laws. Mizar has all material authorizations, approvals, licenses and orders to carry on its businesses as it is now being conducted, to own or hold under lease the properties or assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances which would not have a Mizar Material Adverse Effect. Mizar has been and is, to the knowledge of Mizar, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or any subdivision of any thereof to which its businesses, ownership of assets and its employment of labor or its use or occupancy of properties or any part thereof are subject, the violation of which would have a Mizar Material Adverse Effect.

  4.15. Employment Agreements; Labor Relations.

  (a) The Mizar Disclosure Schedule sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which Mizar is a party, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

  (b) Mizar is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." Except as would not have a Mizar Material Adverse Effect, there is no unfair labor practice charge or complaint against Mizar pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Mizar, threatened against or involving or affecting Mizar and no National Labor Review Board representation question exists respecting their respective employees. Except as would not have a Mizar Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Mizar.

  4.16. Intellectual Property. Mizar owns or has valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Mizar Intellectual Property") used or held for use in connection with the business of Mizar, without any known conflict with the rights of others, except for such conflicts as do not have a Mizar Material Adverse Effect. Mizar has not received any notice from any other person pertaining to or challenging the right of Mizar to use any Mizar Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Mizar, except with respect to rights the loss of which, individually or in the aggregate, would not have a Mizar Material Adverse Effect. The Mizar Intellectual Property represents all of the proprietary rights necessary to operate Mizar's business.

  4.17. Title to Properties and Related Matters.

  (a) Mizar has good and marketable title to or valid leasehold interests in its properties reflected on the Mizar Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Mizar since the date of the Mizar Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the Mizar Balance Sheet or notes thereto and except for:

    (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (iii) landlord liens contained in leases entered in the ordinary course of business; and

    (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the Mizar Real Estate.

  Except for those assets acquired since the date of the Mizar Balance Sheet, all properties and assets material to the present operations of Mizar are owned or leased by Mizar and are reflected on the Mizar Balance Sheet and notes thereto in the manner and to the extent required by generally accepted accounting principles.

  (b) (i) Applicable zoning ordinances permit the operation of Mizar's business as currently conducted at the real property owned or leased by Mizar (the "Mizar Real Estate"); (ii) Mizar has all easements and rights, including easements for all utilities, services, roadways and other means of ingress or egress, material to the operation of its business at the Mizar Real Estate;
(iii) the Mizar Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Mizar Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no written notice of any such condemnation, requisition or taking has been received by Mizar. No such condemnation, requisition or taking is threatened or contemplated to Mizar's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Mizar Real Estate. To the actual knowledge of Mizar, the Mizar Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in or from the Mizar Real Estate.

  (c) Mizar has received no written notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Mizar Real Estate.

  (d) To Mizar's actual knowledge, Mizar is in compliance with all applicable environmental laws (as defined in Section 3.18) relating to emissions, discharges and releases of hazardous or toxic materials into the environment, except as would not cause a Mizar Material Adverse Effect. To Mizar's actual knowledge, no hazardous or toxic material (as defined in Section 3.18) exists in any structure located on, or exists on or under the surface of, any the Mizar Real Estate which is, in any case, in material violation of applicable environmental law.

  4.18. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Mizar (collectively the

"Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the Employee Plans is an employee pension benefit plan or a multi employer plan, as such terms are defined in ERISA.

  Neither Mizar nor any of its respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a Mizar Material Adverse Effect.

  4.19. Brokers and Finders. None of Mizar or, to Mizar's knowledge, any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that Mizar has engaged Cowen & Company as its financial advisor. Other than the foregoing arrangements, Mizar is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  4.20. Opinion of Financial Advisor. Mizar has received the opinion of Cowen & Company to the effect that, as of the date hereof, the Exchange is fair to Mizar from a financial point of view.

  4.21. Potential Conflicts of Interest. No officer or director of Mizar (a) owns, directly, or indirectly, any interest in (excepting not more than 5% stockholdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee or client of Mizar; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property which Mizar is using or the use of which is necessary for the business of Mizar; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Mizar, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

  4.22. Insurance. The Mizar Disclosure Schedule lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by Mizar. Such policies of insurance (a) are in full force and effect, (b) are sufficient for compliance by Mizar with all requirements of applicable law and all Mizar Material Agreements, (c) provide that they will remain in full force and effect through the respective dates set forth in the Mizar Disclosure Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement. Mizar is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

  4.23. Products Liability. Since January 1, 1993, there have been no claims, actions, losses, or liabilities of Mizar relating to death or injury to persons or properties resulting from any actual or alleged defect in any product sold or manufactured by Mizar, and there is, as of the date hereof, no such claim, action or other proceeding pending or, to the knowledge of Mizar threatened.

                                  ARTICLE 5.

                       CERTAIN COVENANTS AND AGREEMENTS

  5.1. Conduct of Business by LSI. From the date hereof to the Closing Date, LSI will, and will cause the LSI Subsidiaries to, except as required in connection with the Exchange and the other transactions contemplated by this Agreement and except as otherwise disclosed on the LSI Disclosure Schedule or consented to in writing by Mizar:

    (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

    (b) neither change nor amend its memorandum and articles of association (in the case of LSI) or the equivalent governing corporate documents (in the case of the LSI Subsidiaries), except as required to re-register LSI as a private limited company;

    (c) not issue (other than upon any exercise of Old Options or the Warrants) or sell or register the transfer of shares of securities or capital stock of LSI or the LSI Subsidiaries or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the securities of LSI or the LSI Subsidiaries or rights or obligations convertible into or exchangeable for any securities of LSI or any LSI Subsidiary and not alter the terms of any presently outstanding options or the Option Plans or the Warrants or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of LSI or the LSI Subsidiaries;

    (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of LSI or the LSI Subsidiaries and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of LSI or the LSI Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of LSI or the LSI Subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing, except for the redemption of the outstanding Preferred Shares contemplated in this Agreement;

    (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part of the same;

    (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of LSI and the LSI Subsidiaries, to keep the officers and employees of LSI and the LSI Subsidiaries available to LSI and to preserve the relationships of LSI and the LSI Subsidiaries with suppliers, customers and others having business relations with any of them, except for such instances which would not have an LSI Material Adverse Effect;

    (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than the LSI Subsidiaries, (iii) make any loans or advances to any other person other than the LSI Subsidiaries, or (iv) make any capital contributions to, or investments in, any person; provided, however, that LSI shall not be prohibited from taking an action described in (i) through (iv) above if such action is being taken in the ordinary course of LSI's business and if the aggregate amount of all of the liabilities, obligations, loans, contributions and investments attributable to actions described in (i) through (iv) above and taken after the date hereof do not exceed $100,000 (or equivalent based on applicable exchange rate) in the aggregate at the time of the Closing;

    (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors,
  (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

    (i) not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $500,000 without the prior approval of Mizar (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

    (j) except in instances which would not have an LSI Material Adverse Effect, perform all of its obligations under all LSI Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be an LSI Material Contract other than contracts to provide services entered into in the ordinary course of business; and

    (k) except in instances which would not have an LSI Material Adverse Effect, prepare and file all returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Mizar, at its request, to review all such returns, reports, filings and amendments at LSI's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

  In connection with the continued operation of the business of LSI and the LSI Subsidiaries between the date of this Agreement and the Closing Date, LSI shall confer in good faith and on a regular and frequent basis with one or more representatives of Mizar designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, LSI will allow Mizar employees and agents to be present at LSI's business locations to observe the business and operations of LSI and the LSI Subsidiaries. LSI acknowledges that Mizar does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Mizar be responsible for any decisions made by LSI's officers and directors with respect to matters which are the subject of such consultation.

  5.2. Conduct of Business by Mizar. From the date hereof to the Closing Date, Mizar will, except as required in connection with the Exchange and the other transactions contemplated by this Agreement and except as otherwise disclosed in the Mizar Disclosure Schedule or as consented to in writing by LSI:

    (a) carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

    (b) neither change nor amend its Certificate of Incorporation or Bylaws;

    (c) not issue (other than upon the exercise of outstanding options or warrants) or sell any securities of Mizar or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the securities of Mizar or rights or obligations convertible into or exchangeable for any securities of Mizar (other than pursuant to the Exchange Agreements or as consented to by the Managing Director of LSI) and not alter the terms of any presently outstanding options or option plans or warrants or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Mizar;

    (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Mizar and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Mizar or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

    (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part thereof;

    (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Mizar, to keep the officers and employees of Mizar available to Mizar and to preserve the relationships of Mizar with suppliers, Customers and others having business relations with any of them, except for such instances which would not have a Mizar Material Adverse Effect;

    (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances to any other person, or (iv) make any capital contributions to, or investments in, any person; provided, however, that Mizar shall not be prohibited from taking an action described in (i) through (iv) above if such action is being taken in the ordinary course of Mizar's business, and if the aggregate amount of all of the liabilities, obligations, loans, contributions, and investments and other actions described in (i) through (iv) above and taken by Mizar after the date hereof do not exceed $100,000 (or equivalent based on applicable exchange rate) in the aggregate at the time of the Closing;

    (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors,
  (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

    (i) not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $500,000 without the prior approval of LSI (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

    (j) except in instances which would not have a Mizar Material Adverse Effect, perform all of its obligations under all Mizar Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Mizar Material Contract other than contracts to provide services entered into in the ordinary course of business; and

    (k) except in instances which would not have a Mizar Material Adverse Effect, prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow LSI, at its request, to review all such returns, reports, filings and amendments at Mizar's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

  In connection with the continued operation of the business of Mizar between the date of this Agreement and the Closing Date, Mizar shall confer in good faith and on a regular and frequent basis with one or more representatives of LSI designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, Mizar will allow LSI employees and agents to be present at Mizar's business locations to observe the business and operations of Mizar. Mizar acknowledges that LSI does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall LSI be responsible for any decisions made by Mizar's officers and directors with respect to matters which are the subject of such consultation.

  5.3. Notice of any Material Change. Each of LSI and Mizar shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that (i) would make any of its representations and warranties in this Agreement untrue in any material respect, (ii) would constitute a breach of any provisions of this Article 5 or (iii) would otherwise constitute either an LSI Material Adverse Effect or a Mizar Material Adverse Effect.

  5.4. Inspection and Access to Information.

  (a) Between the date of this Agreement and the Closing Date, LSI will, and will cause the LSI Subsidiaries to, provide to Mizar and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to Mizar and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as Mizar shall from time to time reasonably request.

  (b) Between the date of this Agreement and the Closing Date, Mizar will provide to LSI and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to LSI and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as LSI shall from time to time reasonably request.

  (c) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Exchange is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained for any purpose other than in connection with the Exchange. All files, records, documents, information, data and similar items relating to the confidential information of LSI, whether prepared by Mizar or otherwise coming into Mizar's possession, shall remain the exclusive property of LSI and shall be promptly delivered to LSI upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of Mizar, whether prepared by LSI or otherwise coming into LSI's possession, shall remain the exclusive property of Mizar and shall be promptly delivered to Mizar upon termination of this Agreement.

  5.5. Registration Statement and Proxy Statement.

  (a) Mizar and LSI shall promptly prepare after execution of this Agreement, and Mizar shall file the proxy statement with respect to the meeting of the stockholders of Mizar in connection with the Exchange (the "Proxy Statement") and a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering Mizar Common Stock to be issued in the Exchange. Mizar will use its best efforts to receive and respond to the comments of the SEC and to have the Registration Statement declared effective as promptly as practicable, and Mizar shall promptly mail to its stockholders the Proxy Statement in its definitive form contained in the Registration Statement.

  (b) Each of Mizar and LSI agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.

  (c) Each of the parties shall use their best efforts to ensure that at the time the Registration Statement becomes effective, as such Registration Statement is then amended or supplemented, at the time the Proxy Statement is mailed to Mizar's stockholders and at the Closing Date, such Registration Statement and Proxy Statement (i) will not, with respect to such party, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements made by such party therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) will comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by Mizar or LSI with respect to statements made in the Registration Statement and Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or Registration Statement or information omitted with respect to the other party.

  5.6. Affiliates. At least 30 days prior to the Closing Date, LSI shall deliver to Mizar a letter identifying all persons who are, as of the date thereof, "affiliates" of LSI for purposes of Rule 145 under the Securities Act, and shall provide an updated letter identifying any such persons on the Closing Date. LSI shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the letter dated the Closing Date to deliver to

Mizar on or prior to the Closing Date a written statement, in form satisfactory to Mizar and LSI, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Mizar Common Stock issued to such person pursuant to the Exchange, (i) except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering at least 30 days of combined operations of Mizar and LSI (the "Combined Financials") have been published. Mizar hereby covenants to file a Form 8-K or 10-Q (as applicable) satisfying such publication requirement as soon as practicable after the completion of any month which contains at least 30 days of combined operations. Furthermore, Mizar shall use its reasonable best efforts to cause each person who is an "affiliate" of Mizar to deliver a letter to Mizar agreeing that such person will not offer to sell, transfer or otherwise dispose of any shares of Mizar Common Stock commencing 30 days prior to the Exchange until such time as the Combined Financials have been published. Mizar shall be entitled to place legends on any certificates of Mizar Common Stock issued to such affiliates to restrict the transfer of such shares as set forth above.

  5.7. Stockholders' Meeting. Mizar will take all action necessary in accordance with applicable law and its governing corporate documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Mizar shall recommend such approval and Mizar shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus.

  5.8. Listing Application. No later than 15 days before the Closing Date, Mizar will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of Mizar Common Stock to be issued in the Exchange. Mizar shall use its reasonable efforts to cause the shares of Mizar Common Stock to be issued in the Exchange to be approved for listing on the NMS, subject to official notice of issuance, prior to the Closing Date.

  5.9. Reasonable Efforts; Further Assurances; Co-operation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Exchange and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

    (a) LSI and Mizar shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to (i) comply with the provisions of the Securities Act, Exchange Act and the Takeover Code, and (ii) obtain any other required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

    (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Exchange or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

    (c) Each party shall give prompt written notice to the other of (i) the occurrence, Of failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of LSI or Mizar, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy the

  Conditions specified in Article 6 or 7 and (ii) any failure of LSI or Mizar, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    (d) Mizar and LSI shall take all actions that the parties deem necessary or advisable for purposes of obtaining duly executed Exchange Agreements from each of the LSI Shareholders, LSI Optionholders and Bank, and to cause the consummation of the transactions contemplated thereby at the Closing.

  5.10. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Exchange to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Mizar or LSI is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or the Takeover Code or applicable NMS rule and then only after making a reasonable attempt to comply with the provisions of this Section).

  5.11. No Solicitations.

  (a) From the date hereof until the Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither LSI nor the LSI Subsidiaries shall directly or indirectly (i) solicit, initiate or take part in discussions with, (ii) enter into negotiations or agreements with, or (iii) furnish any information to, any corporation, partnership, person or other entity or group (other than Mizar, an affiliate of Mizar or their authorized representatives pursuant to this Agreement) concerning any formal or informal proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving LSI or the LSI Subsidiaries, and LSI will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that LSI may furnish (on terms including confidentiality terms, substantially similar to those set forth in that certain Letter of Intent between LSI and Mizar) information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Potential Acquirer") if (i) LSI's Board of Directors determines that such Potential Acquirer is reasonably likely to submit a bona fide offer to consummate an Acquisition Proposal on terms that would yield such a higher value to LSI's stockholders if provided with confidential information about LSI, and (ii) after consultation with counsel, LSI's Board of Directors determines that the failure to provide such confidential information would constitute a breach of its fiduciary duty to stockholders of LSI. Following receipt of a bona fide offer from a Potential Acquirer proposing an Acquisition Proposal, which offer the Board of Directors of LSI determines would likely yield a higher value to the stockholders of LSI than will the Exchange, LSI may with respect to such Potential Acquirer, negotiate and take any of the actions otherwise prohibited by this Section
5.11 if, in the opinion of the Board of Directors of LSI after consultation with counsel, the failure to negotiate with such Potential Acquirer would constitute a breach by the Board of Directors of its fiduciary duty to the stockholders of LSI. In the event LSI shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Proposal, (i) it shall promptly notify Mizar (a "Notice of Proposal") as to the fact that information is to be provided or that on offer relating to an Acquisition Proposal has been received and shall furnish to Mizar the identity of the recipient of such information or the proponent of such offer or proposal, if applicable, and, if an offer or proposal has been received, a description of the material terms thereof, and (ii) Mizar shall be permitted to take the same actions taken by LSI pursuant to this provision with respect to any Potential Acquirer of Mizar, notwithstanding the fact that such actions may otherwise be prohibited by this Section 5.11. LSI may enter into a definitive agreement for an Acquisition Proposal with a Potential Acquirer with which it is permitted to negotiate pursuant to this Section 5.11; provided, however, that at least one business day prior to LSI's execution thereof LSI shall have provided Mizar written notice (a "Notice Agreement") indicating LSI's intent to enter into such agreement and describing all the material terms of such agreement. Following the execution of such a definitive agreement, LSI or Mizar may terminate this Agreement in accordance with Article IX hereof, subject to the fee and expense reimbursement provisions of Section 9.2. LSI will notify Mizar promptly in writing if LSI becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, LSI with respect to an Acquisition Proposal, and LSI shall promptly deliver to Mizar any written inquiries or proposals received by LSI relating to an Acquisition Proposal. LSI will notify Mizar promptly if LSI becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, LSI or the LSI Subsidiaries with respect to an Acquisition Proposal, and LSI shall promptly deliver to Mizar any written inquiries or proposals received by LSI relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of LSI determines that it must enter into negotiations with, or furnish any information tat is not publicly available to, any Potential Acquirer (other than Mizar, an affiliate of Mizar or their authorized representatives) concerning any Acquisition Proposal, LSI will give Mizar prompt notice of such determination (which shall include a copy of the non-public information which LSI has delivered to such Potential Acquirer).

  (b) From the date hereof until the Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, Mizar shall not directly or indirectly (i) solicit, initiate or take part in discussions with,
(ii) enter into negotiations or agreements with, or (iii) furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than LSI, an affiliate of LSI or their authorized representatives pursuant to this Agreement) concerning any Acquisition Proposal involving Mizar, and Mizar will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that Mizar may furnish (on terms including confidentiality terms, substantially similar to those set forth in that certain Letter of Intent between LSI and Mizar) information concerning its business, properties or assets to a Potential Acquirer if (i) Mizar's Board of Directors is advised by its financial advisor that such Potential Acquirer has the financial wherewithal to consummate an Acquisition Proposal that would yield a higher value to Mizar's stockholders than will the Exchange, (ii) Mizar's Board of Directors determines that such Potential Acquirer is reasonably likely to submit a bona fide offer to consummate an Acquisition Proposal on terms that would yield such a higher value to Mizar's stockholders if provided with confidential information about Mizar, and (iii) after consultation with counsel, Mizar's Board of Directors determines that the failure to provide such confidential information would constitute a breach of its fiduciary duty to stockholders of Mizar. Following receipt of a bona fide offer from a Potential Acquirer proposing an Acquisition Proposal, which offer the Board of Directors of Mizar determines would likely yield a higher value to the stockholders of Mizar than will the Exchange, Mizar may with respect to such Potential Acquirer, negotiate and take any of the actions otherwise prohibited by this Section 5.11 if, in the opinion of the Board of Directors of Mizar after consultation with counsel, the failure to negotiate with such Potential Acquirer would constitute a breach by the Board of Directors of its fiduciary duty to the stockholders of Mizar. In the event Mizar shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Proposal, (i) it shall promptly notify LSI (a "Notice of Proposal") as to the fact that information is to be provided or that on offer relating to an Acquisition Proposal has been received and shall furnish to LSI the identity of the recipient of such information or the proponent of such offer or proposal, if applicable, and, if an offer or proposal has been received, a description of the material terms thereof, and
(ii) LSI shall be permitted to take the same actions taken by Mizar pursuant to this provision with respect to any Potential Acquirer of LSI, notwithstanding the fact that such actions may otherwise be prohibited by this
Section 5.11. Mizar may enter into a definitive agreement for an Acquisition Proposal with a Potential Acquirer with which it is permitted to negotiate pursuant to this Section 5.11; provided, however, that at least one business day prior to Mizar's execution thereof Mizar shall have provided LSI a Notice Agreement indicating Mizar's intent to enter into such agreement and describing all the material terms of such agreement. Following the execution of such a definitive agreement, LSI or Mizar may terminate this Agreement in accordance with Article IX hereof, subject to the fee and expense reimbursement provisions of Section 9.2. Mizar will notify LSI promptly in writing if Mizar becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, Mizar with respect to an Acquisition Proposal, and Mizar shall promptly deliver to LSI any written inquiries or proposals received by Mizar relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of Mizar determines that it must enter into negotiations with, or furnish any information that is not publicly available to, any Potential Acquirer (other than LSI, an affiliate of LSI or their authorized representatives) concerning any Acquisition Proposal, Mizar will give LSI prompt notice of such determination (which shall include a copy of the non-public information which Mizar has delivered to such Potential Acquirer).

  5.12. Boards of Directors.

  LSI and Mizar shall use their reasonable best efforts to agree on a mutually acceptable Board of Directors for each of LSI and Mizar. Both current Boards of Directors shall take all action necessary to cause the Board of Directors of Mizar and LSI, as applicable, on or before the Closing Date, to be increased or decreased as necessary, and shall take all such other actions as they deem necessary, to cause the persons so chosen to be appointed to the Mizar and LSI Boards of Directors. If Mizar and LSI are unable to agree on the persons to serve as the foregoing directors before the Closing Date, then two persons shall be chosen by the present Board of Directors of Mizar (the "Mizar Nominees"), and three persons shall be chosen by the present Board of Directors of LSI (the "LSI Nominees"), and both LSI and Mizar shall use their reasonable best efforts to cause the Mizar Nominees and the LSI Nominees to be elected as directors of Mizar to replace the existing Board of Directors for a term expiring at the first annual meeting of stockholders of Mizar following the Closing Date. The current Board of Directors of LSI shall nominate a person, who shall be chosen by the new Board of Directors of Mizar, to serve on the LSI Board of Directors until his successor is duly elected and qualified, and the current Board of Directors of LSI shall resign effective at the time of such persons appointment.

  5.13. Corporate Government of the Companies After the Exchange. The Board of Directors of Mizar and LSI shall take all actions necessary after the Closing to do the following, including obtaining any necessary approvals of their stockholders prior to the Closing:

    (a) The Certificate of Incorporation of Mizar, as in effect on the Closing Date, shall continue in full force and effect, except that it shall be amended to change the corporate name of Mizar to a name mutually agreed upon by LSI and Mizar.

    (b) The Bylaws of Mizar, as in effect as of the Closing Date, shall continue in full force and effect.

    (c) The members of the Board of Directors of each of Mizar and LSI shall be as determined under Section 5.12. The officers of Mizar and LSI shall be the persons holding such offices as of the Closing Date.

  5.14. Pooling. From and after the date hereof and until the Closing Date, neither Mizar nor LSI, nor any of their respective subsidiaries or other affiliates, shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Exchange as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Exchange as a tax free transaction under the TCGA. In addition, both Mizar and LSI shall use their reasonable best efforts to cause Mizar to obtain, prior to the Closing Date, a letter from Arthur Andersen, dated the Closing Date and addressed to Mizar, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Exchange will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                                  ARTICLE 6.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF LSI

  Except as may be waived by LSI, the obligations of LSI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

  6.1. Compliance. Mizar shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Mizar on or before the Closing Date.

  6.2. Representations and Warranties. All of the representations and warranties made by Mizar in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of Mizar made in this Agreement is disclosed in the Proxy Statement and if LSI has consented in writing to such disclosure, then LSI shall be deemed to have waived this condition to the performance of its obligations hereunder; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Mizar Material Adverse Effect. Mizar shall deliver to LSI on or before the Closing Date, updates of the Mizar Disclosure Schedule described in
Section 4 hereof disclosing any changes to such schedules since the date of this Agreement; provided that no amendment or supplement to a schedule that reflects a Mizar Material Adverse Effect shall be taken into account in determining whether the conditions precedent to LSI's obligations to consummate the transactions herein have been satisfied.

  6.3. Material Adverse Changes. Subsequent to September 30, 1997, there shall have occurred no Mizar Material Adverse Effect other than any such change that affects both Mizar and LSI in a substantially similar manner; provided, however, if such Mizar Material Adverse Change is disclosed in the Proxy Statement (to the extent LSI consented in writing to such disclosure) on the date such Proxy Statement is mailed to LSI's stockholders, then LSI shall be deemed to have waived this condition to the performance of its obligations hereunder.

  6.4. NMS Listing. Mizar Common Stock issuable (a) pursuant to the Exchange, including those issued upon exercise of the Warrants, and (b) pursuant to the exercise of the Options after the Closing Date shall have been authorized for listing on the NMS.

  6.5. Certificates. LSI shall have received a certificate or certificates, executed on behalf of Mizar by an executive officer of Mizar, to the effect that the conditions contained in Sections 6.1, 6.2, 6.3 and 6.6 hereof have been satisfied.

  6.6. Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of Mizar Common Stock, and the holders of at least ninety percent (90%) of all of the outstanding shares of LSI Stock, after giving effect to the exercise of the Warrants and any exercises of outstanding Old Options, shall have tendered their shares to Mizar pursuant to validly executed Exchange Agreements.

  6.7. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall have been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

  6.8. Consents; Litigation. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have an LSI Material Adverse Effect or a Mizar Material Adverse Effect, shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Exchange and the transactions contemplated by this Agreement and which is in effect at the Closing Date.

  6.9 Chief Executive Officer. Mr. Yates shall have been elected as the Chief Executive Officer of Mizar.

  6.10 Warrants and Preferred Shares; Options. The outstanding Warrants shall immediately prior to the time of Closing be converted into shares of LSI Stock. The net proceeds of the conversion of the Warrants shall be used for the redemption of outstanding Preferred Shares at the Closing, and LSI shall have no further obligation thereunder, and the remainder of the Preferred Shares shall be sold to Mizar by the Bank. All of the Optionholders shall have executed and delivered and performed their obligations under the Option Exchange Agreements.

  6.11 Board Composition. The respective Boards of Directors of Mizar and LSI shall have been set in accordance with Section 5.12.

  6.12 Applicable Laws. The consummation of the Exchange shall be in compliance with all applicable terms and provisions of the Securities Act and the Exchange Act. LSI shall have been re-registered as a private limited company and shall have otherwise complied with the Takeover Code or obtained any necessary waivers or exemptions therefrom.

  6.13 Receipt of Pooling Letter. Mizar shall have received (a) a letter from Arthur Andersen, dated the Closing Date and addressed to Mizar, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Exchange will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and (b) a letter from Price Waterhouse, independent auditors for LSI, to the effect that LSI qualifies as an entity such that the Exchange will qualify as a "pooling of interests" transaction under generally accepted accounting principles; provided, that if this condition is not satisfied prior to March 31, 1998, then (a) the Termination Date (as defined in Section 9.1(b) below) shall be automatically extended to May 30, 1998, (b) the parties hereto shall use their reasonable best efforts to obtain an opinion from Mizar's financial advisor to the effect that the Exchange is fair to Mizar from a financial point of view, without regard to whether the Exchange qualifies as a pooling of interests transaction, and (c) this condition shall be deemed satisfied upon Mizar's receipt of such an opinion of its financial advisor.

                                  ARTICLE 7.

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF MIZAR

  Except as may be waived by Mizar, the obligations of Mizar to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

  7.1. Compliance. LSI shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

  7.2. Representations and Warranties. All of the representations and warranties made by LSI in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of LSI made in this Agreement is disclosed in the Proxy Statement and if Mizar has consented in writing to such disclosure, then Mizar shall be deemed to have waived this condition to the performance of its obligations hereunder; provided, however, that notwithstanding anything herein to the contrary, this Section 7.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an LSI Material Adverse Effect. LSI shall deliver to Mizar on or before the Closing Date, updates of the LSI Disclosure Schedule described in Section 3 hereof disclosing any changes to such schedules since the date of this Agreement; provided that no amendment or supplement to a schedule that reflects an LSI Material Adverse Effect shall be taken into account in determining whether the conditions precedent to Mizar's obligations to consummate the transactions hereby have been satisfied.

  7.3. Material Adverse Changes. Since September 30, 1997, except as set forth in this Agreement or on the schedules hereto, there shall have occurred no LSI Material Adverse Effect other than any such change that affects both Mizar and LSI in a substantially similar manner; provided, however, if such change is disclosed in the Proxy Statement (to the extent Mizar consented to such disclosure) on the date such Proxy Statement is mailed to Mizar's stockholders, then Mizar shall be deemed to have waived this condition to the performance of its obligations hereunder.

  7.4. Certificates. Mizar shall have received a certificate or certificates, executed on behalf of LSI by an executive officer of LSI, to the effect that the conditions in Sections 7.1, 7.2, 7.3 and 7.5 hereof have been satisfied.

  7.5. Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of Mizar Common Stock, and the holders of at least ninety percent (90%) of all of the outstanding shares of LSI Stock, after giving effect to the exercise of the Warrants and assuming the exercise of any outstanding Old Options, shall have tendered their shares to Mizar pursuant to validly executed Exchange Agreements.

  7.6. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall have been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

  7.7. Consents; Litigation. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have an LSI Material Adverse Effect or a Mizar Material Adverse Effect, shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Exchange and the transactions contemplated by this Agreement and which is in effect at the Closing Date.

  7.8. Chief Executive Officer. Mr. Yates shall have been elected as the Chief Executive Officer of Mizar.

  7.9. Warrants and Preferred Shares; Options. The outstanding Warrants shall immediately prior to the time of Closing be converted into shares of LSI Stock. The net proceeds of the conversion of the Warrants shall be used for the redemption of outstanding Preferred Shares at the Closing, and LSI shall have no further obligation thereunder, and the remainder of the Preferred Shares shall be sold to Mizar by Bank. All of the Optionholders shall have executed and delivered and performed their obligations under the Option Exchange Agreements.

  7.10. Board Composition. The respective Boards of Directors of Mizar and LSI shall have been set in accordance with Section 5.12.

  7.11. Applicable Laws. The consummation of the Exchange shall be in compliance with all applicable terms and provisions of the Securities Act and the Exchange Act. LSI shall have been re-registered as a private limited company and shall have otherwise complied with the Takeover Code or obtained any necessary waivers or exemptions therefrom.

  7.12. Receipt of Pooling Letter. Mizar shall have received (a) a letter from Arthur Andersen, dated the Closing Date and addressed to Mizar, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Exchange will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and (b) a letter from Price Waterhouse, independent auditors for LSI, to the effect that LSI qualifies as an entity such that the Exchange will qualify as a "pooling of interests" transaction under generally accepted accounting principles; provided, that if this condition is not satisfied prior to March 31, 1998, then (a) the Termination Date shall be automatically extended to May 30, 1998, (b) the parties hereto shall use their reasonable best efforts to obtain an opinion from Mizar's financial advisor to the effect that the Exchange is fair to Mizar from a financial point of view, without regard to whether the Exchange qualifies as a pooling of interests transaction, and (c) this condition shall be deemed satisfied upon Mizar's receipt of such an opinion of its financial advisor.

                                  ARTICLE 8.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  8.1. Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors of LSI, the LSI Subsidiaries or Mizar (collectively, the "Managers") is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of LSI, the LSI Subsidiaries or Mizar, or is or was serving at the request of LSI, the LSI Subsidiaries or Mizar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Closing Date, then (i) LSI and Mizar shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (ii) if LSI or Mizar have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and LSI, and Mizar, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (iii) LSI, and Mizar, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither LSI nor Mizar shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Upon the determination that Mizar is not liable for any such indemnification claims, the Manager will reimburse Mizar and LSI, as applicable, for any fees, expenses and costs incurred by Mizar or LSI in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 8.1, upon learning of any such claim, action, suit, proceeding or investigation, shall immediately notify LSI and Mizar thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). Mizar and LSI agree that all rights to indemnification existing in favor of the Managers as in effect as of the date hereof shall survive the Exchange. Mizar further covenants not to amend or repeal any provisions of the governing charter documents of Mizar or of LSI in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

  8.2. Directors' and Officers' Insurance. For a period of two years from the Closing Date, Mizar shall maintain in effect Mizar's current directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to LSI) (the "Indemnified Parties") to cover the Managers; provided. however, that Mizar may substitute for such Mizar policies, policies with at least the same coverage containing terms and conditions which are no less advantageous to the Managers and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Manager and his or her heirs and representatives.

                                  ARTICLE 9.

                                 MISCELLANEOUS

  9.1. Termination. Subject to Section 9.4, this Agreement and the transactions contemplated hereby and the provisions herein may be terminated at any time on or before the Closing Date:

    (a) by mutual consent of LSI and Mizar;

    (b) by either Mizar or LSI if the transactions contemplated by this Agreement have not been consummated by March 31, 1998 or as may be extended hereunder (the "Termination Date"), unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date; provided, that the non-breaching party's cause of action resulting from such failure to perform or to observe the covenants, agreements and conditions hereof shall not be terminated;

    (c) by either LSI or Mizar if the transactions contemplated hereby violate any non-appealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

    (d) by Mizar if in the exercise of the good faith judgment of its Board of Directors as to its fiduciary duties to its stockholders such termination is required by reason of an Acquisition Proposal or if the Board of Directors of Mizar does not make or withdraws or materially modifies or changes its recommendation to the stockholders of Mizar to approve this Agreement and the Exchange if there exists at such time an Acquisition Proposal for Mizar, in either case pursuant to Section 5.11;

    (e) by LSI if in the exercise of the good faith judgment of its Board of Directors as to its fiduciary duties to its stockholders such termination is required by reason of an Acquisition Proposal or if the Board of Directors of LSI does not make or withdraws or materially modifies or changes its recommendation to the stockholders of LSI to approve this Agreement and the Exchange if there exists at such time an Acquisition Proposal for LSI, in either case pursuant to Section 5.11;

    (f) by LSI if the Mizar Board of Directors withdraws or materially modifies or changes its recommendation to the stockholders of Mizar to approve this Agreement and the Exchange and if there exists at such time an Acquisition Proposal for Mizar; and

    (g) by Mizar if the LSI Board of Directors withdraws or materially modifies or changes its recommendations to the LSI Stockholders to approve this Agreement and the Exchange and if there exists at such time an Acquisition Proposal for LSI.

  9.2. Expenses.

  (a) Except as provided in (b) and (c) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  (b) If (i) this Agreement is terminated (A) by Mizar pursuant to Section 9.1(d) hereof or (B) by LSI pursuant to Section 9.1(f) hereof, (ii) following the mailing of the Proxy Statement by Mizar, Mizar's stockholders have not approved this Agreement or Mizar has failed to use its best efforts to obtain a regulatory or governmental approval necessary to consummate the Exchange, or
(iii) on or before the Termination Date, and while this Agreement remains in effect, Mizar enters into discussions with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than LSI or any affiliate of LSI), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated on or before the first anniversary of the Termination Date), then Mizar shall pay to LSI a fee equal to the sum of (i) up to $300,000 of documented fees, costs and expenses, including legal and accounting fees and fees payable to LSI's financial advisors, incurred by LSI in connection with the transactions contemplated by this Agreement and (ii) $1,000,000, which amounts shall be payable in same day funds to an account specified by LSI.

  (c) If (i) this Agreement is terminated (A) by LSI pursuant to Section 9.1(e) hereof or (B) by Mizar pursuant to Section 9.1(g) hereof, (ii) following the mailing of the Exchange Agreements by Mizar to the other parties thereto, the LSI Shareholders have tendered less than ninety percent (90%) of the outstanding LSI Stock (including shares issuable under the Old Options and the Warrants) to Mizar in accordance with Exchange Agreements or LSI has failed to use its best efforts to obtain a regulatory or governmental approval necessary to consummate the Exchange, or (iii) on or before the Termination Date, and while this Agreement remains in effect, LSI enters into discussions with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than Mizar or any affiliate of Mizar), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated on or before the first anniversary of the Termination Date), then LSI shall pay Mizar a cash fee equal to the sum of (i) up to $300,000 of documented fees, costs and expenses, including legal and accounting fees and fees payable to LSI's financial advisors, incurred by LSI in connection with the transactions contemplated by this Agreement and (ii) $1,000,000, which amounts shall be payable in same day funds to an account specified by Mizar.

  (d) If any provision of this Section 9.2 shall be void under applicable law, or if the performance by any party of its obligations hereunder is prohibited by applicable law, but such provision or action would be permissible if some part or all of this Section 9.2 were deleted, then such modification as may be necessary to make such provision or action permissible shall be deemed to have taken place.

  9.3. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

  9.4. Survival of Provisions. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing. The covenants and agreements of Sections 5.6, 5.12, 5.13, 8.1, 8.2 and 9.4 shall survive the Closing. The covenants and agreements of Sections 5.4, 9.2, 9.4, 9.6, 9.8 and 9.12 shall survive the termination of this Agreement in accordance with Section 9.1.

  9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

  9.6. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

  (i) If to LSI:

    Loughborough Sound Images
    Loughborough Park
    Ashby Road
    Loughborough, Leicestershire

    LE113NE, England
    Attn: Simon Yates
    Telephone: 011-44-1509-634412
    Fax: 011-44-1509-634438

  with a copy (which shall not constitute notice) to:

    Bingham Dana LLP
    150 Federal Street
    Boston, Massachusetts 02110
    Attn: David L. Engel
    Telephone: (617) 951-8000
    Fax: (617) 951-8736

  (ii) If to Mizar:

    Mizar, Inc.
    2410 Luna Road
    Carrollton, Texas 75006
    Attn: Samuel Smith
    Telephone: (972) 277-4650
    Fax: (972) 277-4671

  with a copy (which shall not constitute notice) to:

    Crouch & Hallett, L.L.P.
    717 North Harwood Street
    Suite 1400
    Dallas, Texas 75201
    Attn: Bruce H. Hallett
    Telephone: (214) 922-4120
    Fax: (214) 953-0576

  Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

  9.7. Successors; Assignments. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

  9.8. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (except the choice of law rules thereof). Venue of any action brought to enforce or interpret this Agreement shall be commenced and maintained in a federal court sitting in New Castle County, Delaware. The parties irrevocably consent to jurisdiction and venue in such courts for such purposes.

  9.9. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

  9.10. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

  9.11. No Third Party Beneficiaries. Article 8 is intended for the benefit of each "Manager" (as defined in Article 8) and may be enforced by such persons, their heirs and representatives. Other than as expressly set forth in this
Section 9.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and their stockholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

  9.12. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          MIZAR, INC.

                                                     /s/  Samuel Smith
                                          By: _________________________________
                                               Samuel Smith Chief Executive
                                                          Officer


                                          LOUGHBOROUGH SOUND IMAGES PLC

                                                     /s/  Simon Yates
                                          By: _________________________________
                                               Simon Yates Managing Director

                                                                     APPENDIX B

                         [LOGO OF COWEN APPEARS HERE]

                                                              November 10, 1997

Board of Directors
Mizar, Inc.
2410 Luna Road
Carrollton, TX 75006

Ladies and Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Mizar, Inc., a Delaware corporation (the "Company"), of the terms of the Transaction (as hereinafter defined) with Loughborough Sound Images ("LSI"). For the purposes of this opinion, the "Transaction" means the purchase by the Company of all the outstanding ordinary shares of LSI ("LSI Shares") described below pursuant to a Share Purchase Agreement between the Company and LSI (the "Agreement").

  The Agreement provides for the purchase by the Company of all the LSI shares, subject to the terms and conditions thereof and as more specifically set forth therein. Upon effectiveness of the Transaction, among other things, each issued and outstanding LSI Share that is tendered pursuant to the Agreement will be converted into the right to receive 94.632 shares of common stock, $0.01 par value per share ("Mizar Common Stock"), of the Company. For the purposes of this letter, the exchange of Mizar Common Stock for LSI shares shall be referred to herein as the "Exchange".

  In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

  In arriving at our opinion, Cowen has, among other things:

    (1) reviewed Mizar's financial statements for the fiscal years ended June 30, 1995 through June 30, 1997, and certain publicly available filings with the Securities and Exchange Commission;

    (2) reviewed LSI's financial statements for the fiscal years ended September 30, 1993 through September 30, 1997 and certain other relevant operating data of the company;

    (3) reviewed the November 3, 1997 draft of the Agreement provided to us by management of the Company;

    (4) held meetings and discussions with management and senior personnel of the Company and LSI to discuss the business, operations, historical financial results and future prospects of Mizar, LSI and the combined company;

    (5) reviewed financial projections for both Mizar and LSI furnished to us by the Company including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data that we deemed relevant;


                                COWEN & COMPANY
                           FOUR EMBARCADERO CENTER,
                                  SUITE 1200,
                         SAN FRANCISCO, CA 94111-5994.
                              TEL (415) 646-7200
                        MEMBER ALL PRINCIPAL EXCHANGES

    (6) analyzed the respective contributions of actual revenues, operating income and net income of Mizar and LSI to the combined company based upon the historical and projected financial results of Mizar and LSI provided by managements of Mizar and LSI, respectively, excluding the possible effects of cost savings and synergies in the Transaction;

    (7) reviewed the valuation of LSI in comparison to other similar publicly traded companies;

    (8) reviewed the historical prices and trading activity of Mizar Common Stock since the Company's IPO, over the last twelve months, and during the last 45 trading days (each period ended October 31, 1997);

    (9) analyzed the potential dilutive effects of the Transaction;

    (10) compared the Transaction with other similar transactions, including a comparison of the multiples paid in the Transaction with the multiples paid in those similar transactions; and

    (11) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

  On November 10, 1997, the closing sale price of the Mizar Common Stock as reported by Nasdaq was $6.25 per share.

  In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. We assumed that financial forecasts, projections and estimates of operating efficiencies and potential synergies reflected the best currently available estimates and judgments of the Company's management and LSI as to the expected future financial performance of their respective entities. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of LSI. With respect to all legal matters relating to the Company and LSI, we have relied on the advice of legal counsel to the Company.

  Our opinion is necessarily based on general economic, market financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to us. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction. Our opinion does not imply any conclusion as to the likely trading range for the Mizar Common Stock following consummation of the Transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the terms of the Transaction. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Board of Directors to approve, or the Company's decision to consummate the Transaction.

  For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory or other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

  We have also assumed, with your permission, that (i) the Transaction will be treated as "pooling of interests" for accounting purposes, (ii) the Company will purchase all issued and outstanding LSI Shares, (iii) all options outstanding under LSI's share option plans would be exchanged for options of Mizar Common Stock as contemplated in the Agreement, (iv) Boston Holdings Limited will exercise all of its warrants of LSI as contemplated in the Agreement (the "Warrant Exercise") and (v) LSI will use the proceeds of the Warrant Exercise to redeem LSI's preference shares and Boston Holdings Limited will sell to the Company, as contemplated in the Agreement, any of such preference shares not so redeemed. We express no opinion, nor have we conducted any analysis, with respect to a Transaction that does not contemplate the aforementioned accounting treatment, purchase of LSI Shares, exchange of options, exercise of warrants and redemption and purchase of LSI's preference shares.

  We have acted as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of the Company for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

  On the basis of our review and analysis, and subject to the assumptions and limitations described herein, it is our opinion as investment bankers that, as of the date hereof, the Exchange is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                                   /s/ Cowen & Company
                                          _____________________________________
                                                     Cowen & Company

                                     PROXY
                                  MIZAR, INC.



     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Mizar, Inc. (the "Company") to be held on April 27, 1998, at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Sam K. Smith and Charles D. Brockenbush, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock, $.01 par value, of the Company (the "Common Stock") standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

1. Proposal to issue approximately 8,441,000 shares of Common Stock to former shareholders of Loughborough Sound Images Limited, a company registered in England and Wales ("LSI"), pursuant to the Share Purchase Agreement, dated November 17, 1997, between the Company and LSI.



                    [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN


2. Proposal to amend the Mizar Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable upon exercise of options granted under the Plan from 2,177,500 to 2,427,500.



                    [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN


3. Proposal to amend the Certificate of Incorporation of the Company to change the Company's corporate name to "Blue Wave Systems Inc."



                    [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN


4. Proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 25 million to 50 million.



                    [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN


5.   ELECTION OF DIRECTORS     [ ]  FOR nominees listed below except as marked
                                    to the contrary below


                               [ ] WITHHOLD AUTHORITY to vote for all nominees listed below


     Simon Yates, John Forrest, Rob Shaddock, John Rynearson and Sam Smith



INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.



6.   To transact such other business as may come before the Annual Meeting.



                    [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.



     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SET FORTH ON THE REVERSE SIDE.



     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.



     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.



                              Dated:_____________________________



                              ___________________________________

                                          Signature



                              ___________________________________

                                   (Signature if held jointly)



                              Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.